UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. 1)

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☐    Definitive Proxy Statement.

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BLUEKNIGHT ENERGY PARTNERS, L.P.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

6060 American Plaza, Suite 600

Tulsa, Oklahoma 74135

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

TO BE HELD ON                , 2022

Notice is hereby given that Blueknight Energy Partners, L.P. will hold a special meeting of its unitholders at 6060 American Plaza, Suite 600, Tulsa, Oklahoma 74135, on                , 2022, beginning at                (local time) (the “Special Meeting”), for the purpose of considering and voting on the following matters:

•

Merger Proposal: To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of April 21, 2022 (the “Merger Agreement”), by and among Ergon Asphalt & Emulsions, Inc. (“Parent”), Merle, LLC (“Merger Sub”), Blueknight Energy Partners, L.P. (the “Partnership”), and Blueknight Energy Partners G.P., L.L.C., the general partner of the Partnership (the “General Partner”), a copy of which is attached as Annex A to the proxy statement accompanying this notice, as such agreement may be amended from time to time, and the merger of Merger Sub with and into the Partnership, with the Partnership surviving as a wholly owned subsidiary of Parent (the “Merger”); and

•

Adjournment Proposal: To consider and vote on a proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and the Merger, at the time of the Special Meeting.

These items of business are more fully described in the accompanying proxy statement.

The Merger Agreement provides that, at the effective time of the Merger, (i) each issued and outstanding common unit representing a limited partner interest in the Partnership (each, a “Common Unit”) other than Common Units owned by Parent, the Partnership and their subsidiaries (each, a “Public Common Unit”) will be converted into the right to receive $4.65 in cash without any interest (the “Common Unit Merger Consideration”), and (ii) each issued and outstanding Series A Preferred Unit representing a limited partner interest in the Partnership (each, a “Preferred Unit” and, together with the Common Units, the “Units”), other than Preferred Units owned by Parent, the Partnership and their subsidiaries (each, a “Public Preferred Unit”) will be converted into the right to receive $8.75 in cash without any interest (the “Preferred Unit Merger Consideration” and, together with the Common Unit Merger Consideration, the “Merger Consideration”). The Merger Consideration and treatment of the Partnership’s Common Units and Preferred Units and the Partnership’s restricted units and phantom units under the Blueknight Energy Partners G.P., L.L.C. Long-Term Incentive Plan, effective September 9, 2020 (as amended from time to time and including any successor or replacement plan or plans), is more fully described in the accompanying proxy statement.

The Conflicts Committee (the “Conflicts Committee”) of the board of directors of the General Partner (the “GP Board”), consisting solely of individuals that satisfied the requirements for membership on the Conflicts Committee that are set forth in the Partnership Agreement, has unanimously and in good faith (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (A) fair and reasonable to the holders of the Public Common Units (the “Partnership Unaffiliated Common Unitholders”) and (B) in the best interest of the Partnership and the Partnership Unaffiliated Common Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (the foregoing actions described in clauses (i) and (ii) constituting Special Approval (as defined in the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 14, 2011 (the “Partnership Agreement”)), (iii) recommended that the GP Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iv) recommended that the GP Board submit the Merger Agreement and the Merger to a vote of the limited partners of the Partnership (including the holders of Preferred Units) (the “Unitholders”) and (v) recommended approval of the Merger Agreement and the Merger by the Partnership Unaffiliated Common Unitholders. In determining to make its recommendation, the Conflicts Committee considered, among other things, the opinion of Evercore Group L.L.C. (“Evercore”), the financial advisor to the Conflicts Committee, to the effect that, as of April 21, 2022, and based upon the factors, assumptions made, procedures followed, matters considered, qualifications and limitations on the scope of review undertaken by Evercore in connection with the preparation of its opinion as set forth therein, the Common Unit Merger Consideration was fair, from a financial point of view, to the Partnership Unaffiliated Common Unitholders. The full text of the written opinion of Evercore is attached to this proxy statement as Annex C.

The GP Board, after considering various factors, including the unanimous determination and recommendation of the Conflicts Committee, has unanimously and in good faith (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Common Unitholders and the holders of Public Preferred Units and (B) in the best interest of the Partnership, (ii) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) resolved to submit the Merger Agreement and the Merger to a vote of the Unitholders and (iv) recommended approval of the Merger Agreement and the Merger by the Unitholders. Accordingly, the GP Board recommends that the Unitholders vote “FOR” the Merger Proposal and vote “FOR” the Adjournment Proposal.

Only Unitholders of record as of the close of business on                , 2022 are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of Unitholders entitled to vote at the Special Meeting will be available in the Partnership’s offices located at 6060 American Plaza, Suite 600, Tulsa, Oklahoma 74135, during regular business hours for a period of 10 days before the Special Meeting, and at the place of the Special Meeting during the meeting.

Approval of the Merger Agreement and the Merger is a condition to the consummation of the Merger and requires (i) the affirmative vote of holders of a majority of the issued and outstanding Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis), voting as a single class based on one vote per Unit, and (ii) the affirmative vote of holders of a majority of the issued and outstanding Preferred Units, voting separately as a class based on one vote per Preferred Unit. Pursuant to the Partnership Agreement, the Preferred Units are convertible on a one-to-one basis into Common Units at the option of the unitholder. Concurrently with the execution of the Merger Agreement, the Partnership and Parent entered into a support agreement included as Annex B in the attached proxy statement, pursuant to which Parent agreed to vote or cause the 2,745,837 Common Units and 20,801,757 Preferred Units it owns to be voted in favor of the Merger, the adoption of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, including the Merger. Accordingly, Parent’s agreement to vote its Preferred Units in favor of the Merger Agreement will be sufficient to approve the Merger Agreement and the Merger on behalf of the holders of the Preferred Units, voting separately as a class, without the vote or consent of any other holders of Preferred Units. However, Parent’s agreement to vote its Common Units and Preferred Units in favor of the Merger Agreement will not be sufficient to approve the Merger Agreement and the Merger on behalf of the holders of the Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis), voting as a single class, without also obtaining additional votes of other holders of Common Units and Preferred Units. Unitholders will also vote on a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and the Merger, at the time of the Special Meeting. Therefore, your vote is very important. Your failure to vote your Units will have the same effect as a vote “AGAINST” the approval of the Merger Agreement, the Merger and the Adjournment Proposal.

You can cause your Units to be voted by completing the enclosed proxy card and returning it in the prepaid envelope provided. Most Unitholders can also submit their proxies over the Internet or by telephone. If Internet and telephone submission are available to you, you can find instructions on the enclosed proxy card. You can revoke a proxy at any time prior to its exercise at the Special Meeting by voting a subsequent proxy or by following the instructions in the enclosed proxy statement.

The accompanying proxy statement is dated                , 2022 and is first being mailed to Unitholders on or about                , 2022.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger, passed upon the merits of fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

By Order of the Board of Directors of Blueknight Energy Partners G.P., L.L.C., as the General Partner of Blueknight Energy Partners, L.P.,

Sincerely,

D. Andrew Woodward Chief Executive Officer of Blueknight Energy Partners G.P., L.L.C., on behalf of Blueknight Energy Partners, L.P.

, 2022
Tulsa, Oklahoma

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (i) BY TELEPHONE, (ii) VIA THE INTERNET OR (iii) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE PREPAID ENVELOPE PROVIDED. You may revoke your proxy or change your voting instructions at any time before the Special Meeting. If your Units are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished to you by such record holder.

We urge you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its annexes carefully and in their entirety. If you have any questions concerning the Merger Proposal, the Adjournment Proposal, the Special Meeting or the accompanying proxy statement or would like additional copies of the accompanying proxy statement or need help voting your Units, please contact the Partnership’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Unitholders may call toll free: (877) 750-0870

Banks and Brokers may call collect: (212) 750-5833

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all of the information that may be important to you. Accordingly, the Partnership encourages you to read carefully this entire proxy statement, its annexes and the documents referred to in and incorporated by reference into this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 113 of this proxy statement.

Parties to the Merger (see page 75):

BLUEKNIGHT ENERGY PARTNERS, L.P.

6060 American Plaza, Suite 600

Tulsa, Oklahoma 74135

Phone: (918) 237-4000

Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), is a publicly traded master limited partnership that owns the largest independent asphalt terminalling network in the country. Operations include 9.0 million barrels of liquid asphalt storage capacity across 54 terminals and 26 states throughout the United States. The Partnership is focused on providing integrated terminalling solutions for tomorrow’s infrastructure and transportation end markets. The Partnership’s Common Units and Preferred Units are listed on The Nasdaq Global Market (the “Nasdaq”) under the ticker symbols “BKEP” and “BKEPP,” respectively.

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.

6060 American Plaza, Suite 600

Tulsa, Oklahoma 74135

Phone: (918) 237-4000

Blueknight Energy Partners G.P., L.L.C., a Delaware limited liability company (the “General Partner”), is the general partner of the Partnership. Its board of directors (the “GP Board”) and executive officers manage the Partnership. The General Partner is a direct wholly owned subsidiary of Blueknight GP Holding, LLC.

ERGON ASPHALT & EMULSIONS, INC.

c/o Ergon, Inc.

2829 Lakeland Drive, Suite 2000

Flowood, Mississippi 39232

Phone: (601) 933-3000

Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Parent”), is a direct wholly owned subsidiary of Ergon, Inc., a Mississippi corporation (“Ergon”). Parent’s primary business activity is to manufacture and market asphalt products. Ergon is a privately held company formed in 1970 and is based in Jackson, Mississippi, with over 3,000 employees globally. Ergon and its subsidiaries are engaged in a wide range of operations that are categorized into six primary business segments: Refining & Marketing, Specialty Chemicals, Asphalt & Emulsions, Midstream & Logistics, Oil & Gas, and Construction & Real Estate.

MERLE, LLC

c/o Ergon, Inc.

2829 Lakeland Drive, Suite 2000

Flowood, Mississippi 39232

Phone: (601) 933-3000

Merle, LLC, a Delaware limited liability company (“Merger Sub”), is a direct wholly owned subsidiary of Parent formed solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into the Partnership, with the Partnership surviving the Merger as a wholly owned subsidiary of Parent and the General Partner.

Relationship of the Parties to the Merger

Ergon is the sole ultimate parent of (i) Parent and the General Partner, which collectively own all of the general partner units and the incentive distribution rights of the Partnership (the “Incentive Distribution Rights”) and approximately 6.6% of the outstanding Common Units and 60.5% of the outstanding Preferred Units as of June 30, 2022, and (ii) Merger Sub. Parent is the sole member of Merger Sub and an indirect parent of Blueknight GP Holding, L.L.C., a Delaware limited liability company (“Holdings”), which is the sole member of the General Partner. As the sole member of the General Partner, Holdings has the right to appoint and remove all of the members of the board of directors of the General Partner (the “GP Board”) and indirectly owns all of the general partner units and Incentive Distribution Rights of the Partnership, which are directly held by the General Partner. As the indirect sole owner of Holdings, Ergon has a controlling interest in the General Partner, which manages the operations and activities of the Partnership.

The General Partner has no business or operations other than managing the business of the Partnership. In addition, outside of its investment in the Partnership, the General Partner owns no assets or property. The Fourth Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) imposes no additional material liabilities upon the General Partner or obligations to contribute to the Partnership other than those liabilities and obligations imposed on general partners under the Delaware Revised Uniform Limited Partnership Act.

For more information regarding these relationships and the related party transactions among the Partnership, the General Partner, Parent, Merger Sub and Ergon, see “—Organizational Structure Prior to the Merger” and “Special Factors—Interests of the Directors and Executive Officers of the General Partner in the Merger.”

The Merger (see page 81)

Parent, a direct controlled subsidiary of Ergon, has agreed to acquire all of the Public Common Units and Public Preferred Units of the Partnership under the terms of the Agreement and Plan of Merger, dated as of April 21, 2022 (the “Merger Agreement”), by and among Parent, Merger Sub, the Partnership and the General Partner, as described in this proxy statement. Under the terms of the Merger Agreement, Merger Sub will merge with and into the Partnership, with the Partnership surviving as a wholly owned subsidiary of Parent. The general partner units and Incentive Distribution Rights of the Partnership, and the Common Units held by Parent, in each case that are issued and outstanding immediately prior to the Effective Time (as defined below), will be unaffected by the Merger and will remain outstanding, and no consideration will be delivered in respect thereof. Following the consummation of the Merger, Parent will directly own all of the limited partner interests and indirectly own all of the general partner units and Incentive Distribution Rights of the Partnership. The Merger will become effective upon the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as may be agreed by Parent and the Partnership and set forth in the certificate of merger (the “Effective Time”).

The Merger Agreement is attached as Annex A to this proxy statement and is incorporated herein by reference. We encourage you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the terms and conditions of the Merger. For more information regarding the terms of the Merger Agreement, see “Proposal No. 1. The Merger Agreement.”

Merger Consideration (see page 86)

Each Public Common Unit will be converted into the right to receive $4.65 in cash, without interest (the “Common Unit Merger Consideration”). As of the Effective Time, (i) all Common Units converted into the right to receive the Common Unit Merger Consideration will no longer be outstanding and will automatically be cancelled and cease to exist and (ii) each holder of such Common Units will cease to have rights with respect to such units, except with respect to the right to receive the Common Unit Merger Consideration. Each Public Preferred Unit will be converted into the right to receive $8.75 in cash, without interest (the “Preferred Unit Merger Consideration” and, together with the Common Unit Merger Consideration, the “Merger Consideration”). As of the Effective Time, (i) all Preferred Units converted into the right to receive the Preferred Unit Merger Consideration will no longer be outstanding and will automatically be cancelled and cease to exist and (ii) each holder of such Preferred Units will cease to have rights with respect to such units, except with respect to the right to receive the Preferred Unit Merger Consideration. The applicable Merger Consideration is subject to adjustment pursuant to the terms of the Merger Agreement to reflect the effect of any unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction and to provide the holders of the Units the same economic effect as contemplated by the Merger Agreement prior to any such event.

All of the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist, and no consideration will be delivered in respect thereof. The general partner units and Incentive Distribution Rights of the Partnership that are issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding, and no consideration will be delivered in respect thereof. The Units owned by Parent and its subsidiaries that are issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger and will remain outstanding, and no consideration will be delivered in respect thereof. For more information regarding the terms of the Merger Consideration, see “Proposal No. 1. The Merger Agreement—The Merger Consideration.”

Effects of the Merger (see page 23)

If the Merger is completed, (i) the Partnership will become a wholly owned subsidiary of Parent and the General Partner, (ii) the Partnership Unaffiliated Common Unitholders will no longer have an equity interest in the Partnership, (iii) the Partnership Unaffiliated Preferred Unitholders will no longer have an equity interest in the Partnership, (iv) the Common Units and Preferred Units will no longer be listed on the Nasdaq, (v) the registration of the Common Units and the Preferred Units with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated and (vi) Parent, as the sole ultimate parent of the General Partner and the sole member of Merger Sub, will own all of the limited partner interest, general partner units and Incentive Distribution Rights of the Partnership.

Treatment of General Partner Interest and Incentive Distribution Rights (see page 87)

The general partner units issued and outstanding immediately prior to the Effective Time will be unchanged by the Merger and shall remain issued and outstanding in the surviving entity, the General Partner will continue as the sole general partner of the surviving entity, and no consideration will be delivered in respect thereof.

The Incentive Distribution Rights issued and outstanding immediately prior to the Effective Time, which are owned by the General Partner, will be unchanged by the Merger and will remain issued and outstanding in the surviving entity, and no consideration will be delivered in respect thereof.

The Partnership Special Meeting (see page 76)

Special Meeting

The Special Meeting will be held at 6060 American Plaza, Suite 600, Tulsa, Oklahoma 74135, on                , 2022, at                (local time). At the Special Meeting, Unitholders will be asked to vote on the following proposals:

•

Merger Proposal: To approve the Merger Agreement, a copy of which is attached as Annex A to this proxy statement, as such agreement may be amended from time to time, and the Merger (the “Merger Proposal”); and

•

Adjournment Proposal: To approve the adjournment of the Special Meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and the Merger, at the time of the Special Meeting (the “Adjournment Proposal,” and together with the Merger Proposal, the “Proposals”).

Who Can Vote at the Special Meeting

Only Unitholders of record at the close of business on June 27, 2022 (the “record date”) will be entitled to receive notice of the Special Meeting and to vote on the Proposals at the Special Meeting. As of the close of business on the record date, there were 41,903,015 Common Units and 34,406,683 Preferred Units held by Unitholders entitled to vote on the Proposals. Each Unitholder is entitled to one vote for each Unit that such holder owned on the close of business on the record date.

Required Vote

The affirmative vote of holders of a majority of the issued and outstanding Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis), voting as a single class based on one vote per Unit, and the affirmative vote of holders of a majority of the issued and outstanding Preferred Units, voting as a single class based on one vote per Unit, is required to approve the Merger Agreement and the Merger (such approval, “Unitholder Approval”). Pursuant to the Partnership Agreement, the Preferred Units are convertible on a one-to-one basis into Common Units at the option of the unitholder. As of the record date, there were 41,903,015 Common Units and 34,406,683 Preferred Units outstanding and held by Unitholders. Pursuant to the support agreement entered into between the Partnership and Parent and included as Annex B in this proxy statement (the “Support Agreement”), Parent agreed to vote or cause the 2,745,837 Common Units and 20,801,757 Preferred Units (voting on an “as if” converted basis) it owns to be voted in favor of the Merger, the adoption of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

Accordingly, the affirmative vote of the holders of the Common Units and the Preferred Units (voting on an “as if” converted to Common Unit basis) (the “Unitholders”), voting as a single class based on one vote per Unit, representing approximately 19.1% of the total issued and outstanding Common Units and Preferred Units (in addition to the Common Units and Preferred Units to be voted by Parent pursuant to the Support Agreement) is required to approve the Merger Agreement and the Merger. The affirmative vote of holders of a majority of the issued and outstanding Preferred Units, voting separately as a class based on one vote per Preferred Unit, will have been obtained once Parent votes the Preferred Units it owns in favor of the Merger, the adoption of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, including the Merger, in accordance with the Support Agreement. If a quorum is present at the Special meeting, the affirmative vote of holders of a majority of the issued and outstanding Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis), voting as a single class based on one vote per Unit, is required to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger

Agreement and the Merger at the time of the Special Meeting; provided that, if a quorum is not present at the Special Meeting, the affirmative vote of holders of a majority of the issued and outstanding Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis), voting as a single class based on one vote per Unit, entitled to vote at such meeting represented either in person or by proxy is required to approve the Adjournment Proposal.

Abstentions will have the same effect as votes “AGAINST” approval of the Merger Proposal and if you fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee and are otherwise represented in person or by proxy, it will have the same effect as a vote “AGAINST” the Merger Proposal and the Adjournment Proposal.

The Conflicts Committee and GP Board Recommendations and Reasons for the Merger (see page 38)

The Conflicts Committee (the “Conflicts Committee”) of the GP Board consists of three directors who meet the qualifications set forth in the Partnership Agreement and the Conflicts Committee charter for membership on the Conflicts Committee: Duke R. Ligon, Steven M. Bradshaw (Chairman), and John A. Shapiro. The Partnership Agreement requires that members of the Conflicts Committee not be officers or employees of the General Partner or directors, officers or employees of its affiliates, and must meet the independence standards established by the Nasdaq and the SEC to serve on an audit committee of a board of directors.

In connection with the Merger, the GP Board delegated to the Conflicts Committee the power and authority to (i) make such investigation of the October 8, 2021 written proposal by Ergon to the GP Board to acquire all of the outstanding Common Units and Preferred Units in each case not owned by Ergon and its affiliates at a purchase price of $3.32 per Common Unit and $8.46 per Preferred Unit (the “Proposed Transaction”) as the Conflicts Committee deemed necessary or appropriate, including whether to undertake the Proposed Transaction, (ii) review and evaluate the terms and conditions, and determine the advisability, of the Proposed Transaction, (iii) negotiate, or delegate the ability to negotiate to any persons, the terms and conditions of the Proposed Transaction, (iv) determine whether the Proposed Transaction is fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Common Unitholders, (v) determine (which may include determining not to proceed with the Proposed Transaction) what action, if any, should be taken by the Partnership with respect to any Proposed Transaction and to approve or not approve any such action and (vi) make a recommendation to GP Board and the Partnership Unaffiliated Common Unitholders whether or not to approve the Proposed Transaction.

The Conflicts Committee conducted an extensive review of the proposed merger. The Conflicts Committee retained Evercore Group L.L.C. (“Evercore”) as its financial advisor and Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) as its legal counsel. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, the Conflicts Committee considered a number of factors affecting the Partnership Unaffiliated Common Unitholders in their deliberations. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, the GP Board considered a number of factors affecting both the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders in their deliberations. For a more complete discussion of these items, see “Special Factors—Recommendations of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger Proposal—Reasons for the GP Board’s Recommendation.”

The Conflicts Committee has unanimously and in good faith determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to the holders of the Public Common Units (the “Partnership Unaffiliated Common Unitholders”) and in the best interest of the Partnership and the Partnership Unaffiliated Common Unitholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, such recommendation and approval constituting “Special Approval”

as such term is defined in the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 14, 2011 (as amended, the “Partnership Agreement”). The Conflicts Committee was not delegated the authority to, and did not, determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to the Partnership Unaffiliated Preferred Unitholders or otherwise approve the Merger Agreement and the Merger on behalf of the Partnership Unaffiliated Preferred Unitholders. The GP Board reserved for itself the determination of whether the Proposed Transaction was fair and reasonable to the Partnership Unaffiliated Preferred Unitholders, as the Conflicts Committee could not represent the interests of both the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders and as the Preferred Units are a security with a fixed return and a fixed conversion ratio that do not participate in the growth or other upside of the Partnership. The Conflicts Committee recommended that the GP Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, recommended that the GP Board submit the Merger Agreement and the Merger to a vote of the limited partners (including the holders of Preferred Units) and recommended approval of the Merger Agreement and the Merger by the Partnership Unaffiliated Common Unitholders.

The Conflicts Committee recommends that the Partnership Unaffiliated Common Unitholders vote “FOR” the approval of the Merger Proposal.

Following the receipt of the recommendation of the Conflicts Committee, the GP Board unanimously and in good faith (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders and (B) in the best interest of the Partnership, (ii) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) resolved to submit the Merger Agreement and the Merger to a vote of the limited partners (including the holders of Preferred Units) and (iv) recommended approval of the Merger Agreement and the Merger by the limited partners (including the holders of Preferred Units).

The GP Board, on behalf of the General Partner and the Partnership, believes that the Merger (which is a Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement was filed with the SEC (“Schedule 13E-3”)) is both substantively and procedurally fair to the Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders. The GP Board, on behalf of the General Partner and the Partnership, has made the preceding statement for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The GP Board recommends that Unitholders vote “FOR” the approval of the Merger Agreement and “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and the Merger at the time of the Special Meeting.

Opinion of Financial Advisor to the Conflicts Committee (see page 51)

The Conflicts Committee retained Evercore to act as its financial advisor in connection with evaluating the proposed Merger. On April 21, 2022, at a meeting of the Conflicts Committee, Evercore rendered its oral opinion (subsequently confirmed by delivery of a written opinion on the same date) to the Conflicts Committee that, as of April 21, 2022 and based upon and subject to the factors, assumptions made, procedures followed, matters considered, qualifications and limitations on the scope of review undertaken by Evercore in connection with the preparation of its opinion as set forth therein, the Common Unit Merger Consideration was fair, from a financial point of view, to the Partnership Unaffiliated Common Unitholders.

The full text of the written opinion of Evercore, dated as of April 21, 2022, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached hereto as Annex C and is incorporated for reference in its entirety in this proxy statement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Conflicts Committee in connection with its evaluation of the fairness of the Common Unit Merger Consideration to the Partnership Unaffiliated Common Unitholders and did not address any other aspects or implications of the Merger. Evercore’s opinion should not be construed as creating any fiduciary duty on Evercore’s part to any party and such opinion is not intended to be, and does not constitute, a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any unitholder of the Partnership should act or vote in respect of the Merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex C. Evercore’s opinion speaks as of the date rendered, and Evercore has no obligation to update, revise or reaffirm its opinion.

For a description of the opinion that the Conflicts Committee received from Evercore, see “Special Factors—Opinion of Financial Advisor to the Conflicts Committee.”

The Support Agreement (see page 63)

On April 21, 2022, the Partnership and Parent entered into the Support Agreement, pursuant to which, among other things, Parent has agreed, in its capacity as a limited partner of the Partnership, to vote its Common Units and Preferred Units in favor of the Merger Agreement and the Merger. Under the Support Agreement, Parent has also agreed that it will not transfer any of its Units except to an affiliate of Parent; provided, however, that any such transferee must have executed and delivered to the Partnership a counterpart to the Support Agreement pursuant to which such transferee will agree to be bound by all of the terms and provisions of the Support Agreement, as if such transferee were an original party to the agreement.

The full text of the Support Agreement is attached as Annex B to this proxy statement. The Partnership encourages you to read the Support Agreement carefully and in its entirety.

Interests of the Directors and Executive Officers of the General Partner in the Merger (see page 63)

Some of the directors and executive officers of the General Partner have financial interests in the Merger that may be different from, or in addition to, those of the Unitholders generally. The Conflicts Committee and the GP Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and making their recommendations that the Partnership Unaffiliated Common Unitholders and the Unitholders, respectively, approve the Merger Agreement and the Merger. The Merger Agreement provides that immediately prior to the Effective Time, all restricted units and phantom units outstanding immediately prior to the Effective Time will fully vest, and each holder of such units will receive an amount equal to the Merger Consideration with respect to each such unit that becomes vested pursuant to the terms of the Merger Agreement.

The General Partner’s directors and executive officers are also entitled to continued indemnification and directors’ and officers’ liability insurance coverage under the Merger Agreement. For a further discussion of the interests of directors and executive officers in the Merger, see “Special Factors—Interests of the Directors and Executive Officers of the General Partner in the Merger” beginning on page 63.

Position of the Ergon Filing Parties as to the Fairness of the Merger (see page 64)

Each of Ergon, Parent, Holdings, the General Partner and Merger Sub (collectively, the “Ergon Filing Parties”), and the Partnership are deemed to be engaged in a “going private” transaction. Pursuant to Rule 13e-3 under the Exchange Act, the Ergon Filing Parties are required to express their beliefs as to the fairness of the Merger to the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders. The Ergon Filing Parties believe that the merger is both substantively and procedurally fair to the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders. However, none of the Ergon Filing Parties nor any of their respective affiliates (other than the Conflicts Committee, which performed an evaluation only with respect to the Partnership Unaffiliated Common Unitholders) has performed, or engaged a financial advisor to perform, any valuation or other analysis for purposes of assessing the fairness of the merger to the Partnership and the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders. The belief of the Ergon Filing Parties as to the procedural and substantive fairness of the merger is based on the factors discussed in “Special Factors—Position of the Ergon Filing Parties to the Fairness of the Merger.”

Conditions to Completion of the Merger (see page 82)

The obligation of the parties to the Merger Agreement to complete the Merger is subject to the satisfaction or waiver of certain conditions, including:

•

with respect to each party’s obligation to effect the Merger, (i) the Partnership Unitholder Approval having been obtained and (ii) the absence of any legal restraint or prohibition enjoining or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger illegal;

•

with respect to Parent’s and Merger Sub’s obligations to effect the Merger, (i) the representations and warranties of the Partnership and the General Partner being true and correct as of the closing as though made on the closing date, unless otherwise specified, subject to certain materiality qualifications, (ii) the performance by Parent and the General Partner of their respective covenants and obligations under the Merger Agreement, subject to certain materiality qualifications, (iii) the receipt by Parent of an officer’s certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner certifying that the two preceding conditions have been satisfied and (iv) the absence of a material adverse effect (as defined in the section entitled “Proposal No. 1. The Merger Agreement—Conditions to Completion of the Merger”) with respect to the Partnership; and

•

with respect to the Partnership’s obligation to effect the Merger, (i) the representations and warranties of Parent and Merger Sub being true and correct as of the closing as though made on the closing date, unless otherwise specified, subject to certain materiality qualifications, (ii) the performance by Parent and Merger Sub of their respective covenants and obligations under the Merger Agreement, subject to certain materiality qualifications and (iii) the receipt by the Partnership of an officer’s certificate signed on behalf of Parent by an executive officer of Parent certifying that the two preceding conditions have been satisfied.

The Partnership can give no assurance when or if all of the conditions to the Merger will be satisfied or, to the extent possible, waived, or that the Merger will be consummated. For more information, see “Proposal No. 1. The Merger Agreement—Conditions to Completion of the Merger.”

Regulatory Approvals Required for the Merger (see page 69)

None of Parent, the General Partner or the Partnership is aware of any federal or state regulatory approval required in connection with the Merger, other than compliance with applicable federal securities laws and applicable Delaware law.

No Solicitation by the General Partner or the Partnership of Alternative Proposals (see page 84)

The Merger Agreement provides that the Partnership and the General Partner will, and will cause their respective subsidiaries and the respective representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person conducted heretofore with respect to an acquisition proposal. Except under limited circumstances set forth in the Merger Agreement, neither the Partnership nor the General Partner will, and the Partnership will cause its subsidiaries not to and will instruct their respective representatives not to, directly or indirectly, (i) initiate, solicit, encourage or facilitate (including by way of furnishing non-public information) or take any other action intended to lead to any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any acquisition proposal, (iii) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement, unit exchange agreement, option agreement or similar agreement, whether written or oral, relating to an acquisition proposal, (iv) if any acquisition proposal has been made public, fail to issue a press release recommending against such acquisition proposal and reaffirming the recommendations of the GP Board and Conflicts Committee or (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the recommendations of the GP Board and Conflicts Committee or recommend the approval or adoption of, or approve or adopt, or propose to publicly recommend, approve or adopt, any acquisition proposal, or fail to recommend rejection of any tender offer or exchange offer for Units within 10 business days after commencement of such offer, or resolve or agree to take any of the foregoing actions.

General Partner Recommendation and Partnership Adverse Recommendation Change (see page 84)

Except as set forth below, the Merger Agreement provides that the Partnership and the General Partner will not, and will cause their respective subsidiaries and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives not to, directly or indirectly, (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or recommend the approval or adoption of, or approve or adopt, or propose to publicly recommend, approve or adopt, any acquisition proposal, or fail to recommend rejection of any tender offer or exchange offer for Common Units or Preferred Units within ten business days after commencement of such offer, or resolve or agree to take any of the foregoing actions, or (ii) fail to include the Partnership Board Recommendation in this proxy statement. The Merger Agreement also provides that the Partnership (acting through the GP Board or the Conflicts Committee or otherwise) will not, directly or indirectly, if any acquisition proposal has been made public, fail to issue a press release recommending against such acquisition proposal and reaffirming the GP Board Recommendation. The Partnership and the General Partner and any of their subsidiaries taking any of the actions described above is referred to as a “Partnership Adverse Recommendation Change.”

Subject to the conditions described under “Proposal No. 1. The Merger Agreement—Change in the GP Board Recommendation,” the GP Board or the Conflicts Committee may, at any time prior to obtaining the Partnership Unitholder Approval, make a Partnership Adverse Recommendation Change if the GP Board or the Conflicts Committee determines in good faith (i) that (A) an acquisition proposal constitutes, or is reasonably likely to result in, a Superior Proposal (as defined in the Merger Agreement), or (B) an Intervening Event (as defined in the Merger Agreement) has occurred, and (ii) that the failure to take such action would be inconsistent with (a)(1) with respect to the GP Board, its duties to the limited partners under applicable law, as modified by the Partnership Agreement, or (a)(2) with respect to the Conflicts Committee, its duties to the Partnership Unaffiliated Common Unitholders under applicable law, as modified by the Partnership Agreement, or (b) the Partnership Agreement.

Termination of the Merger Agreement (see page 89)

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

•	by the mutual written consent of the Partnership and Parent duly authorized by the board of directors of Parent (the “Parent Board”) and the Conflicts Committee, respectively;

•	by either the Partnership (duly authorized by the Conflicts Committee) or Parent, if:

•

the closing of the Merger does not occur on or before October 21, 2022 (the “Outside Date”), except that the right to terminate the Merger Agreement in this situation will not be available (i) to the Partnership if the failure to satisfy such condition is due to the failure of either the Partnership or the General Partner to perform and comply in all material respects with the covenants and agreements in the Merger Agreement to be performed or complied with by it before the closing of the Merger, (ii) to Parent if the failure to satisfy such condition is due to the failure of any of Parent or Merger Sub to perform and comply in all material respects with the covenants and agreements contained in the Merger Agreement or the Support Agreement, as applicable, to be performed or complied with by it before the closing of the Merger or (iii) to the Partnership or Parent if, in the case of Parent, the Partnership or the General Partner, and in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted under the terms of the Merger Agreement;

•

any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the Merger or making the consummation of the Merger illegal, except that the right to terminate the Merger Agreement will not be available to the Partnership or Parent if the restraint was due to the failure of, in the case of the Partnership, the Partnership or the General Partner, and in the case of Parent, Parent or Merger Sub to perform in all material respects any of its obligations under the Merger Agreement or the Support Agreement; or

•	the Partnership Unitholder Meeting has concluded and the Partnership Unitholder Approval has not been obtained.

•	by Parent, if:

•	the Conflicts Committee shall have effected a Partnership Adverse Recommendation Change unless the Partnership Unitholder Approval has been obtained; or

•

the Partnership or the General Partner has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement or the Support Agreement (or if any of the representations or warranties of the Partnership or the General Partner in the Merger Agreement or the Support Agreement fail to be true), if the breach or failure to perform (i) would constitute the failure of a condition to Parent’s obligation to complete the Merger and (ii) is not capable of being cured, or is not cured, by the Partnership or the General Partner within the earlier of (A) 30 days after receipt of notice from Parent of such breach or failure or (B) the Outside Date; provided, however, that Parent will not have the right to terminate the Merger Agreement under this condition if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or the Support Agreement, as applicable.

•

by the Partnership (duly authorized by the Conflicts Committee), if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement (or if any of Parent’s or Merger Sub’s representations or warranties contained in the Merger Agreement fails to be true) and such breach or failure would (i) constitute the failure of a condition of the Partnership’s obligation to complete the Merger and (ii) is not capable of being cured, or is not cured, by Parent or Merger Sub within the earlier of (A) 30 days after receipt of notice from the Partnership of such breach or failure or (B) the Outside Date; provided, however, that the Partnership will not have the right to terminate the Merger Agreement if the Partnership or the General Partner is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

For more information regarding the termination of the Merger Agreement, see “Proposal No. 1. The Merger Agreement—Termination.”

Termination Fee; Expenses (see page 91)

In the event of termination of the Merger Agreement (i) by Parent pursuant to the Merger Agreement in the event of a Partnership Adverse Recommendation Change, (ii) by the Partnership or Parent pursuant to the Merger Agreement in the event of a failed Partnership Unitholder Vote in a case where the Conflicts Committee has effected a Partnership Adverse Recommendation Change or (iii) by the Partnership pursuant to the Merger Agreement if the closing of the Merger does not occur on or before the Outside Date and, at the time of such termination, the (a) Partnership Unitholder Approval has not been obtained and (b) Parent would have been permitted to terminate the Merger Agreement pursuant to the terms of the Merger Agreement in the event of a Partnership Adverse Recommendation Change, then the Partnership will pay to Parent a termination fee equal to $5.5 million (the “Partnership Termination Fee”) within two business days after the date of termination.

In the event of termination of the Merger Agreement by Parent pursuant to the Merger Agreement in the event of the Partnership’s or the General Partner’s breach or failure to perform any of their representations, warranties, covenants or agreements set forth in the Merger Agreement or the Support Agreement under circumstances where the Partnership Termination Fee is not payable, then the Partnership shall promptly, but no later than two business days after receipt of an invoice (with supporting documentation) from Parent, pay Parent’s designee all of the reasonable documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by Parent and its affiliates in connection with the Merger Agreement and the Merger up to a maximum amount of $3.0 million (the “Parent Expense Reimbursement”).

Effect of Termination; Remedies (see page 90)

In the event of termination of the Merger Agreement as summarized above under “—Termination of the Merger Agreement,” the Merger Agreement will terminate and become null and void (other than certain provisions relating to, among other things, fees and expenses and litigation related to the Merger) and there will be no liability on the part of any of Parent, Merger Sub, the Partnership or the General Partner, or their respective directors, officers and affiliates, to the other parties to the Merger Agreement; provided, however, that no such termination shall relieve any Party thereto from (i) its obligation to pay the Parent Expense Reimbursement or the Partnership Termination Fee, as applicable, if, as and when required pursuant to the Merger Agreement or (ii) any fraud or liability for intentional fraud or a willful breach of any covenant or other agreement contain in the Merger Agreement. For purposes of the Merger Agreement, “willful breach” shall mean a material breach of the Merger Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the knowledge that the taking of such at (or failure to takes such act) would (i) cause a material breach of the Merger Agreement and (ii) prevent or materially delay closing.

For more information regarding the effect of termination and remedies, see “Proposal No. 1. The Merger Agreement—Effect of Termination; Remedies.”

Financing of the Merger (see page 70)

The total amount of funds necessary for Parent to consummate the Merger and the related transactions, excluding expenses related thereto, is anticipated to be approximately $309 million. Parent expects to fund the Merger with a combination of cash on hand and proceeds from Ergon’s existing credit facilities. The Merger is not subject to any financing condition and Parent does not expect any difficulties in obtaining the cash required to fund the Merger.

See “Special Factors—Financing of the Merger.”

Expenses Relating to the Merger (see page 70)

Under the terms of the Merger Agreement, all expenses will generally be borne by the party incurring such expenses, except that (i) Parent and the Partnership will each pay one half of the expenses incurred in connection with the filing, printing and mailing of this proxy statement and the Schedule 13E-3 and any amendments or supplements hereto or thereto, (ii) Parent will pay all costs and fees of the Paying Agent and (iii) the Partnership will pay the Partnership Termination Fee and Parent Expense Reimbursement, if applicable, as discussed above under “—Effect of Termination; Remedies.”

For more information regarding the estimated fees and expenses associated with the Merger, see “Special Factors—Fees and Expenses.”

Material U.S. Federal Income Tax Consequences of the Merger (see page 97)

The receipt of cash in exchange for Units pursuant to the Merger will be a taxable transaction to U.S. Unitholders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. In general, gain or loss recognized on the receipt of cash in exchange for Units will be taxable as capital gain or loss. As discussed in “Material U.S. Federal Income Tax Consequences of the Merger” below, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), to the extent attributable to assets giving rise to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by the Partnership and its subsidiaries. Passive losses that were not deductible by a U.S. Unitholder in prior taxable periods because they exceeded the Unitholder’s share of the Partnership’s income may become available to offset a portion of the gain recognized by such Unitholder. However, the precise U.S. federal income tax consequences of the Merger will depend on the Unitholder’s personal tax situation. Accordingly, each Unitholder should consult its tax advisor regarding the tax consequences of the exchange of Units for cash pursuant to the Merger in light of its particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

No Appraisal Rights (see page 71)

Holders of the Units are not entitled to dissenters’ rights of appraisal under the Partnership Agreement, the Merger Agreement or applicable Delaware law. See “Special Factors—No Appraisal Rights.”

Delisting and Deregistration of Common Units and Preferred Units (see page 70)

The Common Units and the Preferred Units are currently listed on the Nasdaq under the ticker symbol “BKEP” and “BKEPP” respectively. If the Merger is completed, the Common Units and the Preferred Units will cease to be listed on the Nasdaq and will be deregistered under the Exchange Act.

Organizational Structure Prior to the Merger

The following represents the simplified organizational structure of the Partnership prior to the Merger:

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Set forth below are questions that you, as a Unitholder, may have regarding the Merger Proposal, the Adjournment Proposal and the Special Meeting, and brief answers to those questions. You are urged to read carefully this proxy statement and the other documents referred to in this proxy statement in their entirety, including the Merger Agreement, which is attached as Annex A to this proxy statement, the Support Agreement, which is attached as Annex B to this proxy statement and the opinion of Evercore, which is attached as Annex C to this proxy statement, and the documents incorporated by reference into this proxy statement, because this section may not provide all of the information that is important to you with respect to the Merger and the Special Meeting. You may obtain a list of the documents incorporated by reference into this proxy statement in the section titled “Where You Can Find More Information.”

Q:	Why am I receiving this proxy statement?

A:

The Partnership and the General Partner, together with Parent and Merger Sub, have agreed to a merger, pursuant to which Merger Sub will merge with and into the Partnership, with the Partnership surviving as a wholly owned subsidiary of Parent, which is a direct controlled subsidiary of Ergon. After the Merger, the Partnership’s Common Units and Preferred Units will cease to be publicly traded. In order to complete the Merger, the affirmative vote of holders of a majority of the issued and outstanding Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis), voting as a single class based on one vote per Unit, and the affirmative vote of holders of a majority of the issued and outstanding Preferred Units, voting separately as a class based on one vote per Preferred Unit, is required to approve the Merger Agreement and the Merger. Pursuant to the Partnership Agreement, the Preferred Units are convertible on a one-to-one basis into Common Units at the option of the unitholder. The Partnership is holding a special meeting of its Unitholders to obtain the Unitholder Approval.

This document is being delivered to you as a proxy statement by which the GP Board is soliciting proxies from you to vote on the approval of the Merger Agreement and the Merger at the Special Meeting or at any adjournment or postponement of the Special Meeting.

Your vote is extremely important, and we encourage you to submit your proxy as soon as possible. For more information on how to vote, please see the section of this proxy statement entitled “The Partnership Special Meeting Unitholder Meeting.”

Q:	What will happen in the Merger?

A:

In the Merger, Merger Sub will merge with and into the Partnership. The Partnership will survive as a wholly owned subsidiary of Parent. If the Merger is completed, the Common Units and the Preferred Units will cease to be listed on the Nasdaq, will be deregistered under the Exchange Act, and will cease to be publicly traded.

Q:	What will I receive in the Merger for my Units?

A:

If the Merger is completed, (i) each Public Common Unit will be converted into the right to receive $4.65 in cash, to be paid without interest and reduced by any applicable tax withholding and (ii) each Public Preferred Unit will be converted into the right to receive $8.75 in cash, to be paid without interest and reduced by any applicable tax withholding (collectively, the “Merger Consideration”). See “Proposal No. 1. The Merger Agreement” beginning on page 81 of this proxy statement.

Q:

How does the Merger Consideration of $4.65 per Common Unit and $8.75 per Preferred Unit compare to the market price of the Common Units and the Preferred Units prior to the execution of the Merger Agreement?

A:

The Merger Consideration represents (i) a 51.5% premium to the $3.07 closing price per Common Unit and (ii) a 5.3% premium to the $8.31 closing price per Preferred Unit, in each case on October 8, 2021, the last trading day prior to the time that Ergon offered to acquire all of the Common Units and Preferred Units held by Unaffiliated Unitholders. The Merger Consideration represents (i) a 40.5% premium to the trailing 30-day volume-weighted average price of the Common Units and (ii) a 3.6% premium to the trailing 30-day volume-weighted average price of the Preferred Units, in each case on April 21, 2022, the date that the Merger Agreement was executed.

Q:	How will I receive the Merger Consideration to which I am entitled?

A:

Promptly after the Effective Time, the paying agent will mail or provide to each holder of record of Common Units and Preferred Units certain transmittal materials and instructions for use in effecting the surrender of Common Units and Preferred Units to the paying agent.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not approved by Unitholders or if the Merger is not completed for any other reason, Unitholders will not receive any form of consideration for their Common Units or Preferred Units in connection with the Merger. Instead, the Partnership will remain a publicly traded limited partnership and the Common Units and the Preferred Units will continue to be listed and traded on the Nasdaq.

Q:	Will the Partnership continue to pay quarterly distributions for completed calendar quarters prior to the completion of the Merger?

A:

Yes, subject to certain requirements. Under the Merger Agreement, until the closing of the Merger, the General Partner will cause the Partnership to declare and pay regular quarterly cash distributions to the holders of the Common Units and Preferred Units consistent with past practice, including with respect to setting of record dates, subject to meeting a specified level of distributable cash flow for the second and third quarters of 2022. See “Proposal No. 1. The Merger Agreement—Distributions” beginning on page 88 of this proxy statement.

Q:	What am I being asked to vote on?

A:	Unitholders are being asked to vote on the following proposals:

•	Merger Proposal: To approve the Merger Agreement, a copy of which is attached as Annex A to this proxy statement, as such agreement may be amended from time to time, and the Merger; and

•

Adjournment Proposal: To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and the Merger, at the time of the Special Meeting.

The approval of the Merger Proposal by (a) Unitholders holding a majority of the issued and outstanding Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis), voting as a single class based on one vote per Unit, and (b) Unitholders holding a majority of the issued and outstanding Preferred Units, voting separately as a class based on one vote per Preferred Unit, is a condition to the obligations of the Partnership and Parent to complete the Merger. The approval of the Adjournment Proposal is not a condition to the obligations of the Partnership or Parent to complete the Merger.

Q:	Does the Conflicts Committee recommend that the Partnership Unaffiliated Common Unitholders approve the Merger Agreement and the Merger?

A:

Yes. The Conflicts Committee, consisting of three directors who meet the qualifications set forth in the Partnership Agreement and the Conflicts Committee charter for membership on the Conflicts Committee, has unanimously and in good faith (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Common Unitholders and (B) in the best interest of the Partnership and the Partnership Unaffiliated Common Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (the foregoing actions described in clauses (i) and (ii) constituting Special Approval (as defined in the Partnership Agreement), (iii) recommended that the GP Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iv) recommended that the GP Board submit the Merger Agreement and the Merger to a vote of the Unitholders and (v) recommended approval of the Merger Agreement and the Merger by the Partnership Unaffiliated Common Unitholders. Therefore, the Conflicts Committee recommends that the Partnership Unaffiliated Common Unitholders vote “FOR” the proposal to approve the Merger Agreement and the Merger, at the Special Meeting. See “Special Factors—Recommendations of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger Proposal—Reasons for the Conflict Committee’s Recommendation” beginning on page 39 of this proxy statement.

Q:	Does the GP Board recommend that Unitholders approve the Merger Agreement and the Merger?

A:

Yes. The GP Board, after considering various factors, including the unanimous determination and recommendation of the Conflicts Committee, has unanimously and in good faith determined that the Merger Agreement and the Merger are fair and reasonable to the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders and are in the best interests of the Partnership. Therefore, the GP Board recommends that the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders vote “FOR” the proposal to approve the Merger Agreement and the Merger, at the Special Meeting. See “Special Factors—Recommendations of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger Proposal—Reasons for the GP Board’s Recommendation” beginning on page 43 of this proxy statement. In considering the recommendation of the GP Board with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, you should be aware that directors and executive officers of the General Partner have interests in the Merger that may be different from, or in addition to, your interests as a Unitholder. You should consider these interests in voting on the Merger Proposal. These different interests are described under “Special Meeting—Interests of the Directors and Executive Officers of the General Partner in the Merger” beginning on page 63 of this proxy statement.

Q:

Will the Partnership be required to submit the Merger Proposal to the Unitholders even if the Conflicts Committee or the GP Board has effected a Partnership Adverse Recommendation Change with respect to the approval of the Merger Agreement?

A:

Yes. Unless the Merger Agreement is terminated, the Partnership is required to submit the Merger Proposal to the Unitholders regardless of whether the Conflicts Committee or the GP Board recommends that the Unitholders reject the Merger Proposal or otherwise takes any action constituting an adverse recommendation change under the Merger Agreement. In the event the Conflicts Committee makes an adverse recommendation under the Merger Agreement, Parent may also terminate the Merger Agreement and collect a $5.5 million termination fee from the Partnership.

For more information regarding the ability of the Partnership to terminate the Merger Agreement, and the Conflicts Committee’s or the GP Board’s ability to change its recommendation with respect to the Merger Proposal, see “Proposal No. 1. The Merger Agreement—Termination of the Merger Agreement” beginning on page 89 of this proxy statement and “Proposal No. 1. The Merger Agreement—Change in the GP Board Recommendation” beginning on page 84 of this proxy statement.

Q:	What Unitholder vote is required for the approval of each proposal?

A:	The following are the vote requirements for the proposals:

•

Merger Proposal. The Merger Proposal requires (i) the affirmative vote of holders of a majority of the issued and outstanding Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis), voting as a single class based on one vote per Unit, and (ii) the affirmative vote of holders of a majority of the issued and outstanding Preferred Units, voting separately as a class based on one vote per Preferred Unit. Pursuant to the Partnership Agreement, the Preferred Units are convertible on a one-to-one basis into Common Units at the option of the unitholder. Abstentions and unvoted Common Units or Preferred Units will have the same effect as votes “AGAINST” the Merger Proposal.

•

Adjournment Proposal. If a quorum is present at the Special Meeting, the Adjournment Proposal requires the affirmative vote of holders of a majority of the issued and outstanding Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis), voting as a single class based on one vote per Unit; provided that, if a quorum is not present at the Special Meeting, the affirmative vote of holders of a majority of the issued and outstanding Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis), voting as a single class based on one vote per Unit, entitled to vote at such meeting represented either in person or by proxy, will be required to approve the proposal. Pursuant to the Partnership Agreement, the Preferred Units are convertible on a one-to-one basis into Common Units at the option of the unitholder. Abstentions and unvoted Common Units or Preferred Units of attendees entitled to vote at such meeting will have the same effect as votes “AGAINST” the Adjournment Proposal.

Q:	How does Parent intend to vote?

A:

As of the close of business on the record date, Parent owned 2,745,837 Common Units and 20,801,757 Preferred Units, representing approximately 6.6% of the outstanding Common Units and approximately 60.5% of the outstanding Preferred Units, respectively, and approximately 30.9% of the outstanding Common Units and Preferred Units (on an “as if” converted to Common Unit basis) as a single class, entitled to vote at the Special Meeting. Pursuant to the Partnership Agreement, the Preferred Units are convertible on a one-to-one basis into Common Units at the option of the unitholder.

Pursuant to the terms of the Support Agreement entered into in connection with entry into the Merger Agreement and included as Annex B to this proxy statement, Parent has agreed to appear at the Special Meeting or otherwise cause its Units to be counted as present thereat for the purpose of establishing a quorum and vote (or consent), or cause to be voted at such meeting, in person or by proxy, all of its Common Units and Preferred Units in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger. Accordingly, Parent’s agreement to vote its Preferred Units in favor of the Merger Agreement will be sufficient to approve the Merger Agreement and the Merger on behalf of the holders of the Preferred Units, voting separately as a class, without the vote or consent of any other holders of Preferred Unit. However, Parent’s agreement to vote its Common Units and Preferred Units in favor of the Merger Agreement will not be sufficient to approve the Merger Agreement and the Merger on behalf of the holders of the Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis), voting as a single class, without also obtaining additional votes of other holders of Common Units and Preferred Units. The Partnership encourages you to read the Support Agreement carefully and in its entirety.

Q:	What constitutes a quorum for the Special Meeting?

A:

Both a majority of the outstanding Common Units and Preferred Units (considered as a single class) and a majority of the outstanding Preferred Units must be represented in person or by proxy at the Special Meeting in order to constitute a quorum. Pursuant to the Support Agreement included as Annex B to this proxy statement, Parent has agreed to appear at the Special Meeting for quorum purposes.

Q:	When is this proxy statement being mailed?

A:

This proxy statement and the proxy card are first being sent to Unitholders on or about                , 2022. The proxy statement and the proxy card will be mailed to all Unitholders as of the record date of June 27, 2022. Only one proxy statement will be delivered to multiple Unitholders sharing an address unless the Partnership has received contrary instructions from one or more of the Unitholders. For further information, see “Other Matters—Householding of Special Meeting Materials.”

Q:	What is a proxy?

A:

A proxy is your legal designation of another person to vote your Units. This written document describing the matters to be considered and voted on at the Special Meeting is called a proxy statement. The document used to designate a proxy to vote your Common Units and Preferred Units is called a proxy card, a copy of which is enclosed with this proxy statement.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

The Partnership has engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for the Special Meeting. Innisfree will be paid approximately $25,000, plus reasonable out-of-pocket expenses, by the Partnership for these and other advisory services in connection with the Special Meeting. In addition, the Partnership has agreed to indemnify Innisfree, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses.

Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of Common Units and Preferred Units, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held at 6060 American Plaza, Suite 600, Tulsa, Oklahoma 74135, on , 2022, at 9:00 a.m. (local time).

Q:	How do I vote my Units at the Special Meeting or submit my proxy?

A:	There are four ways you may cast your vote or cause your Units to be voted.

•

In Person. If you are a Unitholder of record, you may vote in person at the Special Meeting. Units held by a broker, bank or other nominee may be voted in person by you only if you obtain a legal proxy from the record holder (which is your broker, bank or other nominee) giving you the right to vote Units;

•

Via the Internet. You may submit your proxy electronically via the Internet by accessing the Internet address provided on each proxy card (if you are a Unitholder of record) or voting instruction card (if your Units are held by a broker, bank or other nominee);

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By Telephone. You may submit your proxy by using the toll-free telephone number listed on the enclosed proxy card (if you are a Unitholder of record) or voting instruction card (if your Units are held by a broker, bank or other nominee); or

•

By Mail. You may submit your proxy by filling out, signing and dating the enclosed proxy card (if you are a Unitholder of record) or voting instruction card (if your Units are held by a broker, bank or other nominee) and returning it by mail in the prepaid envelope provided.

Even if you plan to attend the Special Meeting in person, you are encouraged to submit your proxy as described above so that your vote will be counted if you later decide not to attend the Special Meeting.

If your Units are held by a broker, bank or other nominee, also known as holding units in “street name,” you should receive instructions from the broker, bank or other nominee that you must follow in order to have your Units voted. Please review such instructions to determine whether you will be able to vote via the Internet or by telephone. The deadline for submitting your proxy by telephone or electronically through the Internet is 11:59 p.m. Eastern Time on                  , 2022 (the “telephone/internet deadline”). If the Special Meeting is adjourned to solicit additional votes in favor of the Merger Proposal, the deadline for submitting your proxy by telephone or electronically through the Internet deadline may be extended. The failure to instruct your bank, brokerage firm or other nominee to vote your Units “FOR” approval of the Merger Proposal will have the same effect as voting “AGAINST” approval of the Merger Proposal.

Q:	Where can I find the voting results of the Special Meeting?

A:

The preliminary voting results are expected to be announced at the Special Meeting. In addition, promptly following the conclusion of the Special Meeting, the Partnership will furnish the final voting results with the SEC on a Current Report on Form 8-K.

Q:	If my Units are held in “street name” by my broker, will my broker automatically vote my Units for me?

A:

No. If your Units are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your Units by following the instructions that the broker or other nominee provides to you with these materials. Most brokers offer the ability for Unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, your Units will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement and in general as a broker non-vote. In these cases, the broker can register your Units as being present at the Special Meeting for purposes of determining a quorum but will not be able to vote on those matters for which specific authorization is required. Under the current rules of the Nasdaq, brokers do not have discretionary authority to vote on any of the Proposals, including the Merger Proposal. A broker non-vote will have the same effect as a vote “AGAINST” the Merger Proposal and the Adjournment Proposal.

Q:	How will my Units be represented at the Special Meeting?

A:

If you submit your proxy by telephone, the Internet website or by signing and returning your proxy card, the officers named in your proxy card will vote your Units in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your Units, your proxy will be voted as the GP Board recommends, which is:

•	Merger Proposal: “FOR” the approval of the Merger Agreement and the Merger; and

•

Adjournment Proposal: “FOR” the approval of the adjournment of the Special Meeting (unless you also indicate to vote against the approval of the Merger Agreement and the Merger), if necessary to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and the Merger, at the time of the Special Meeting.

Q:	Who may attend the Special Meeting?

A:

Unitholders as of the record date (or their authorized representatives) and the Partnership’s invited guests may attend the Special Meeting. All attendees at the Special Meeting should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance.

Q:	Is my vote important?

A:

Yes, your vote is very important. If you do not submit a proxy or vote in person at the Special Meeting, it will be more difficult for the Partnership to obtain the necessary quorum to hold the Special Meeting. In addition, an abstention or your failure to submit a proxy or to vote in person will have the same effect as a vote “AGAINST” the approval of the Merger Agreement and the Merger. If you hold your Common Units or Preferred Units through a broker or other nominee, your broker or other nominee will not be able to cast a vote on such approval without instructions from you. The GP Board recommends that Unitholders vote “FOR” the Merger Proposal.

Q:	Can I revoke my proxy or change my voting instructions?

A:

Yes. If you are a Unitholder of record, you may revoke your proxy or change your voting instructions at any time before the telephone/internet deadline or before the polls close at the Special Meeting by:

•

sending a written notice, no later than the telephone/internet deadline, to Blueknight Energy Partners, L.P. at 6060 American Plaza, Suite 600, Tulsa, Oklahoma 74135, Attention: Secretary, that bears a date later than the date of your proxy and is received prior to the Special Meeting and states that you revoke your proxy;

•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the Special Meeting; or

•	attending the Special Meeting and voting by ballot in person (your attendance at the Special Meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your Units through a broker or other nominee, you must follow the directions you receive from your broker or other nominee in order to revoke your proxy or change your voting instructions.

Only your last submitted proxy will be considered. Please cast your vote “FOR” each of the proposals listed in this proxy statement, following the instructions provided, as promptly as possible.

Q:	What happens if I sell my Units after the record date but before the Special Meeting?

A:

The record date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Merger is expected to be completed. If you sell or otherwise transfer your Units after the record date but before the date of the Special Meeting, you will retain your right to vote at the Special Meeting. However, you will not have the right to receive the Merger Consideration to be received by the Unitholders in the Merger. In order to receive the Merger Consideration, you must hold your Units up to the completion of the Merger.

Q:	What does it mean if I receive more than one proxy card or voting instruction card?

A:

Your receipt of more than one proxy card or voting instruction card may mean that you have multiple accounts with the Partnership’s transfer agent or with a brokerage firm, bank or other nominee. If submitting your proxy or providing voting instructions by mail, please sign and return all proxy cards or voting instruction cards to ensure that all of your Units are voted. Each proxy card or voting instruction card represents a distinct number of Units, and it is the only means by which those particular Units may be voted by proxy.

Q:	Am I entitled to appraisal rights if I vote against the approval of the Merger Proposal?

A:	No. Appraisal rights are not available in connection with the Merger under the Merger Agreement, the Partnership Agreement or the laws of Delaware.

Q:	Is completion of the Merger subject to any conditions?

A:

Yes. In addition to the receipt of Unitholder Approval, completion of the Merger requires the receipt of the necessary governmental clearances and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the Merger Agreement. For further discussion of the conditions to the Merger, see “Proposal No. 1 The Merger Agreement—Conditions to Completion of the Merger.”

Q:	When do you expect to complete the Merger?

A:

The Partnership and Parent are working towards completing the Merger promptly. The Partnership and Parent currently expect to complete the Merger in mid-2022, subject to receipt of Unitholder Approval and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the Merger will occur.

Q:	What are the material U.S. federal income tax consequences of the Merger to the Unitholders?

A:

If you are a U.S. Unitholder (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for Common Units and/or Preferred Units pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and the resulting tax liability, if any, will depend on your particular situation. Accordingly, you should consult your tax advisors regarding the particular tax consequences to you of the exchange of Common Units and/or Preferred Units for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	What do I need to do now?

A:

Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including its annexes. Then, please submit your proxy for your Units in accordance with the instructions described above.

If you hold Common Units or Preferred Units through a broker or other nominee, please instruct your broker or nominee to submit your proxy for your Units by following the instructions that the broker or nominee provides to you with these materials.

Q:	Should I send in my evidence of ownership now?

A:

No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Units for the Merger Consideration. If your Common Units or Preferred Units are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” Units in exchange for the Merger Consideration.

Q:	What is householding and how does it affect me?

A:

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, Unitholders who have the same address and have consented to our mailing of proxy materials and other unitholder information only to one account in such household will receive only one paper copy of the proxy materials, as applicable, unless one or more of these Unitholders notifies us that they wish to continue receiving individual copies. This procedure helps reduce our printing costs and postage fees.

A number of brokerage firms with account holders who are Unitholders may also use householding. Once you have received notice from your bank or broker that it will be householding materials to your address, householding generally will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in “householding” and you prefer to receive separate proxy materials, please notify your broker or write to the following address:

Blueknight Energy Partners, L.P.

6060 American Plaza, Suite 600

Tulsa, Oklahoma 74135

Attention: Secretary

Phone: (918) 237-4000

For further discussion of householding matters, see “Other Matters—Householding of Special Meeting Materials.”

Q:	Who should I call with questions?

A:

Unitholders should call Innisfree M&A Incorporated, the Partnership’s proxy solicitor, at (877) 750-0870, with any questions about the Merger or the Special Meeting, or to obtain additional copies of this proxy statement, proxy cards or voting instruction forms.

SPECIAL FACTORS

This section of the proxy statement describes the material aspects of the proposed Merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the documents incorporated herein by reference, including the full text of the Merger Agreement, the Support Agreement and the Fairness Opinion for a more complete understanding of the Merger. Copies of the Merger Agreement, the Support Agreement, and the opinion of Evercore are attached hereto as Annex A, Annex B and Annex C, respectively. In addition, important business and financial information about the Partnership is included in or incorporated into this proxy statement by reference. See “Where You Can Find More Information.”

Effects of the Merger

Pursuant to the Merger Agreement, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into the Partnership, with the Partnership surviving the Merger and continuing to exist as a Delaware limited partnership, and (i) each Public Common Unit will be converted into the right to receive the Common Unit Merger Consideration, and (ii) each Public Preferred Unit will be converted into the right to receive the Preferred Unit Merger Consideration. If the Merger is completed, (i) holders of Units other than Parent and its subsidiaries (including the Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders) will no longer have an equity interest in the Partnership, (ii) the Units will no longer be listed on the Nasdaq, (iii) the Units will be deregistered under the Exchange Act as promptly as practicable following the Effective Time and (iv) Parent, as the sole ultimate parent of General Partner and the sole member of Merger Sub, will own all of the limited partner interests, general partner units and Incentive Distribution Rights of the Partnership.

The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist, and no consideration will be delivered in respect thereof. At the Effective Time, the books and records of the Partnership will be revised to reflect (i) the cancellation and retirement of all Units that were converted into the right to receive the applicable Merger Consideration and that, immediately following the Effective Time, Parent will be the only holders of Units and (ii) that the existence of the Partnership will continue without dissolution.

The Partnership’s general partner units and Incentive Distribution Rights, and the Units owned by Parent, in each case that are issued and outstanding immediately prior to the Effective Time, will be unaffected by the Merger and will remain outstanding and no consideration will be paid or delivered in respect thereof.

As a result and upon consummation of the Merger, the Partnership will cease to be a publicly traded partnership and the Units will no longer be traded on the Nasdaq. The current unitholders of the Partnership (other than the General Partner and Parent) will no longer have any interest in the Partnership’s future earnings or growth. The Merger will have the federal tax consequences described under “Material U.S. Federal Income Tax Considerations.”

In addition, as a result and upon consummation of the Merger, Parent, as the sole ultimate parent of the General Partner and the sole member of Merger Sub, will own all of the limited partner interests, general partner units and Incentive Distribution Rights of the Partnership.

The Partnership’s net book value (calculated as total assets minus total liabilities) as of March 31, 2022 was approximately $5,931,000, and the Partnership’s net earnings for the three months ended March 31, 2022 was $6,642,000. As of March 31, 2022, the Ergon Filing Parties beneficially owned or controlled approximately 6.6% of the Partnership’s outstanding Common Units and 60.5% of the Partnership’s outstanding Preferred Units, representing an effective beneficial ownership by the Ergon Filing Parties as of March 31, 2022, of 30.4% of the Partnership’s net book value attributable to such Units, which in combination with Holdings also indirectly owning the 1.6% general partner interest in the Partnership and 100% of the Partnership’s outstanding Incentive Distribution Rights, represented an effective beneficial ownership by the Ergon Filing Parties attributable to around 32.0% of the Partnership’s net earnings for the three months ended March 31, 2022 ($2,125,440). If the Merger is consummated, the Ergon Filing Parties’ aggregate beneficial interest in the Partnership’s net book value will increase to 100% and net earnings will increase to 100%. Accordingly, if the Merger is consummated, the Ergon Filing Parties’ aggregate beneficial interest in the Partnership’s net book value and net earnings will increase to approximately $5,931,000 and $6,642,000, respectively (based on the Partnership’s March 31, 2022 financial data), and the Ergon Filing Parties will have an indirect beneficial interest in the Partnership’s net book value and net income attributable to owners in proportion to such person or entity’s beneficial ownership interest in the Partnership. Parent and its affiliates will also be entitled to any future increase in the Partnership’s value and all income generated by the Partnership’s operations going forward.

Background of the Merger

On July 19, 2016, Parent, the Partnership and certain of their respective affiliates and the former owners of the General Partner entered into a series of agreements pursuant to which, among other items, (i) Parent and its affiliates agreed to contribute asphalt terminals at nine locations and $22.1 million in cash to the Partnership in exchange for 18,312,968 newly issued Preferred Units, (ii) Parent agreed to acquire 847,457 newly issued Common Units for $5.0 million in cash and (iii) Parent agreed to purchase all of the equity interests in Blueknight GP Holding, LLC, which owns 100% of the equity interests in the General Partner, in consideration of the former owners of the General Partner agreeing to have 6,667,695 of their Preferred Units repurchased by the Partnership. Such transactions closed on October 5, 2016 and in connection with such closing and its obtaining 100% ownership of the General Partner, Parent appointed a majority of the members of the GP Board. Duke R. Ligon, Steven M. Bradshaw and John A. Shapiro remained on the GP Board as independent directors following the closing of such transactions and serve as members of the Conflicts Committee of the GP Board.

Following these transactions, Ergon and its affiliates engaged in a number of transactions with the Partnership through March 2019 that were intended to facilitate growth and support the Partnership’s credit profile. These transactions included purchasing assets from the Partnership, engaging in dropdown transactions with the Partnership, supporting the Partnership’s development of new assets and prepaying certain amounts owed to the Partnership. Ergon acquired additional Common Units and Preferred Units through certain of these supportive actions as well as a series of open market and negotiated purchases through September 2020.

Ergon and its management and the management of the General Partner, together with the GP Board, regularly review operational and strategic opportunities to increase value for Ergon’s and the Partnership’s respective investors. In connection with these reviews, the parties have, from time to time, evaluated potential transactions that would further their respective strategic objectives.

In recent years, Ergon has from time to time considered the external environment for master limited partnerships (“MLPs”) generally, and for the Partnership specifically, including the reduced accessibility of debt and equity capital markets for MLPs and other energy companies; the increasing cost of capital for MLPs, particularly micro-cap MLPs such as the Partnership; the increased desire of investors for companies legally structured as traditional corporations for governance and liquidity reasons; the passage of the Tax Cuts and Jobs Act of 2017, which lowered the U.S. federal corporate income tax rate from 35% to 21% and thereby reduced the relative tax benefits of the MLP pass-through structure; rising interest rates and inflationary pressures; and the perceived effects of such market dynamics on the trading prices for the Common Units and Preferred Units. These market trends have led to numerous transactions involving MLPs, including buy-ins of MLPs by their corporate sponsors, acquisitions of MLPs by third parties, conversions of MLPs to corporations for income tax and state law purposes and simplifications of MLPs in which incentive distribution rights are modified or eliminated to improve the MLPs’ cost of capital. The overall result of these transactions has been a significant reduction in the number of outstanding MLPs in recent years.

In early 2019, Ergon began considering a potential transaction to acquire the Partnership and engaged Baker Botts L.L.P. (“Baker Botts”), Richards, Layton & Finger, P.A. (“RLF”) and Watson Jones PLLC (“Watson Jones”) to serve as its counsel in connection with a potential transaction. Ergon also interviewed several potential financial advisors and entered into an engagement letter with Jefferies LLC (“Jefferies”) in April 2019 to serve as Ergon’s financial advisor.

Following discussions with its advisors, including a summary of the legal considerations associated with a potential transaction presented by Baker Botts, Ergon determined that the Partnership’s then-current market valuation and lack of investor interest in MLPs generally made a take-private transaction attractive to Ergon. On May 23, 2019, following approval of Ergon’s board of directors, Ergon submitted a written proposal to the GP Board to acquire all of the outstanding Common Units and Preferred Units in each case not owned by Ergon and its affiliates at a purchase price of $1.19 per Common Unit and $5.69 per Preferred Unit (the “2019 Proposal”), which then represented an approximate 3.2% premium to the closing prices of each of the Common Units and Preferred Units. In late May 2019, the GP Board authorized and empowered the Conflicts Committee to (i) make such investigation of the 2019 Proposal as the Conflicts Committee deemed necessary or appropriate, including whether to undertake the 2019 Proposal, (ii) review and evaluate the terms and conditions, and determine the advisability, of the 2019 Proposal, (iii) negotiate, or delegate the ability to negotiate to any persons, the terms and conditions of the 2019 Proposal, (iv) determine whether the 2019 Proposal is fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Common Unitholders, (v) determine (which may include determining not to proceed with the 2019 Proposal) what action, if any, should be taken by the Partnership with respect to the 2019 Proposal and to approve or not approve any such action and (vi) make a recommendation to the GP Board and the Partnership Unaffiliated Common Unitholders whether or not to approve the 2019 Proposal.

The Conflicts Committee interviewed potential legal and financial advisors and selected Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) as its legal counsel and Evercore as its financial advisor with respect to the 2019 Proposal. The Conflicts Committee met numerous times throughout June and early July 2019 with Evercore, Gibson Dunn and management of the General Partner and on July 12, 2019 the Conflicts Committee unanimously agreed to make a counterproposal of $2.50 per Common Unit and to require that consummation of the 2019 Proposal be subject to a separate class vote of the holders of Common Units excluding Common Units held by Ergon and its affiliates (“Unaffiliated Common Unitholder Approval”). On August 5, 2019, Ergon amended the 2019 Proposal to acquire all of the outstanding Common Units and Preferred Units in each case not owned by Ergon and its affiliates at a purchase price of $1.35 per Common Unit and $5.67 per Preferred Unit and publicly filed such amended 2019 proposal as an exhibit to its amended Schedule 13D filed on the same date with the SEC (the “Schedule 13D”). The Conflicts Committee met numerous times throughout August 2019 and early September 2019 with representatives of Evercore and Gibson Dunn and management of the General Partner to discuss the amended 2019 Proposal, and on September 6, 2019 the Conflicts Committee unanimously agreed to make a counterproposal of $2.00 per Common Unit and to require that consummation of the amended 2019 Proposal be subject to an Unaffiliated Common Unitholder Approval.

Following discussions with the Conflicts Committee’s advisors and failure to reach any agreement on valuation, Ergon withdrew the 2019 Proposal on September 11, 2019 and updated its Schedule 13D to reflect the withdrawal of such offer.

In December 2020, the Partnership entered into multiple agreements with third parties to sell its crude oil terminalling, pipeline and trucking business. Upon the closing of these transactions in the first quarter of 2021, the Partnership became a pure-play, downstream terminalling business focused on infrastructure and transportation end markets. Net proceeds from the sale of the crude oil business were used to repay outstanding indebtedness under the Partnership’s credit facility.

Beginning in late August 2021 and largely as the result of the divestiture of the Partnership’s crude oil businesses in late 2020 and an increase in the market price for the Common Units that Ergon believed would facilitate negotiation of a transaction, Ergon management began to again consider a take-private transaction with respect to the Partnership. Following internal discussions in mid-September 2021, Ergon management held a discussion with Baker Botts to discuss potential transaction structures to acquire the Partnership and subsequently determined to continue working with Jefferies as its financial advisor in connection with a potential transaction. Ergon subsequently entered into an engagement letter with Jefferies on September 27, 2021. During the remainder of September, Ergon management held several calls with its advisors regarding structural and legal considerations relating to a potential transaction.

Independently, on September 20, 2021, management of the General Partner approached Ergon management with a proposal to convert all of the Preferred Units into Common Units at a range of ratios that was based on the then-prevailing market prices for both securities. Management of the General Partner believed that such a simplification of the Partnership’s capital structure would result in a higher trading price for the Common Units and would give Ergon increased opportunity to recognize the upside of the Partnership’s business. Following these discussions, Mr. Haddox informed management of the General Partner that Ergon was not interested in relinquishing the fixed return and priority provided by the Preferred Units and increasing its ownership of Common Units at the present time.

On October 6, 2021, Ergon management held a call with representatives of Jefferies, Baker Botts and Watson Jones to discuss the mechanics and legal considerations of a potential transaction. Ergon management also discussed with representatives of Jefferies various valuation metrics in connection with a potential offer to be made to the GP Board. Following the discussion with Ergon management and at the request of Ergon, representatives of Jefferies shared with Ergon Jefferies’s preliminary discussion materials, including a summary of certain preliminary illustrative financial analyses of the Partnership.

On October 8, 2021, the Ergon board held a meeting to consider a potential acquisition transaction relating to the Partnership. At that meeting, the Ergon board approved pursuing a potential transaction and the making of an offer to the GP Board. Following this meeting, Ergon submitted an offer letter to the GP Board reflecting an offer price of $3.32 per Common Unit and $8.46 per Preferred Unit (the “Initial Proposal”), which represented a premium of approximately 5% and 3% to the 20-day volume-weighted average price of the Common Units and Preferred Units, respectively. That day, Mr. Haddox and Mr. Wall also called Duke Ligon, the Chairman of the GP Board, and D. Andrew Woodward, the Chief Executive Officer of the General Partner, to inform them of the Initial Proposal. Ergon also amended its Schedule 13D to publicly disclose the Initial Proposal.

By unanimous written consent dated October 11, 2021, the GP Board authorized and empowered the Conflicts Committee to (i) make such investigation of the Proposed Transaction as the Conflicts Committee deemed necessary or appropriate, including whether to undertake the Proposed Transaction, (ii) review and evaluate the terms and conditions, and determine the advisability, of the Proposed Transaction, (iii) negotiate, or delegate the ability to negotiate to any persons, the terms and conditions of the Proposed Transaction, (iv) determine whether the Proposed Transaction is fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Common Unitholders, (v) determine (which may include determining not to proceed with the Proposed Transaction) what action, if any, should be taken by the Partnership with respect to any Proposed Transaction and to approve or not approve any such action and (vi) make a recommendation to GP Board and the Partnership Unaffiliated Common Unitholders whether or not to approve the Proposed Transaction. The GP Board reserved for itself the determination of whether the Proposed Transaction was fair and reasonable to the Partnership Unaffiliated Preferred Unitholders as the Conflicts Committee could not represent the interests of both the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders and as the Preferred Units are a security with a fixed return and a fixed conversion ratio that do not participate in the growth or other upside of the Partnership.

On October 11, 2021, the Conflicts Committee engaged Gibson Dunn as its legal counsel with respect to the Proposed Transaction and met with representatives from Gibson Dunn to discuss the Initial Proposal and identify potential financial advisors to interview. The Conflicts Committee and Gibson Dunn also discussed the duties of directors of the General Partner, the framework for resolution of conflicts of interest involving the Partnership, and the process and recommendations for resolution of conflicts of interest in connection with the Initial Proposal. In October 2021, the Conflicts Committee and representatives from Gibson Dunn interviewed three potential financial advisors and selected Evercore as the Conflicts Committee’s financial advisor with respect to the Initial Proposal. In connection with Evercore’s engagement, the Conflicts Committee noted, based on information provided by Evercore, the absence of material relationships of Evercore with the Partnership, the General Partner, Ergon and certain related entities.

On October 12, 2021, DG Capital Management, LLC (“DG Capital”) had its legal counsel send a letter to the GP Board (the “DG Letter”). The DG Letter stated that DG Capital owned approximately 7.69% of the total Common Units outstanding, expressed dissatisfaction with the price to be paid for the Common Units in the Initial Proposal, set forth reasons that DG Capital believed the Initial Proposal did not adequately value the Common Units and overvalued the Preferred Units and offered a meeting with members of the Conflicts Committee or the GP Board to discuss these points. On October 13, 2021, DG Capital filed an initial Schedule 13D reporting its ownership of Common Units and attaching the DG Letter as an exhibit.

On October 21, 2021, Ergon management held a call with representatives of Jefferies, Baker Botts and Watson Jones to discuss the status of the transaction and potential alternatives in the event an agreement could not be reached with the Conflicts Committee. Ergon management also discussed with its legal and financial advisors various potential growth projects that had been identified by management of the General Partner and discussed with the GP Board, including the likelihood of their completion. Finally, Ergon management discussed the contents of the DG Letter with its legal and financial advisors and concluded that the concerns raised by DG Capital regarding the appropriate valuation for the Common Units would ultimately be resolved through their ongoing negotiations with the Conflicts Committee and noted that the Conflicts Committee would be informed by DG Capital’s views on the Initial Proposal expressed in the DG Letter.

On October 25, 2021, the Conflicts Committee met with representatives of Evercore and Gibson Dunn to discuss the Initial Proposal and next steps. Evercore stated that it had received a financial model from management of the General Partner and was starting its analysis of the Initial Proposal.

On November 2, 2021, the Conflicts Committee met with representatives of Evercore and Gibson Dunn to discuss the preliminary discussion materials prepared by Evercore evaluating the Initial Proposal based on the preliminary data, including financial projections, provided by management of the General Partner. Evercore discussed, among other things, (i) an overview of the Partnership; (ii) a summary of the Initial Proposal; (iii) the historical price performance of the Common Units and Preferred Units; (iv) an overview of the holdings of the largest unitholders; (v) the financial projections provided by management of the General Partner; (vi) a preliminary valuation of the Common Units; and (vii) an overview of the Preferred Units. Evercore explained that there were several items in the financial model that it wanted to discuss with management of the General Partner, and the Conflicts Committee determined that it would review the Evercore materials and meet the following week.

On November 9, 2021, the Conflicts Committee met with representatives of Evercore and Gibson Dunn to discuss updated preliminary discussion materials prepared by Evercore and to discuss the appropriate valuation of the Common Units.

On November 12, 2021, the Conflicts Committee met with representatives from Gibson Dunn and management of the General Partner. At such meeting, management discussed the financial results for the third quarter of 2021 and various development projects they were pursuing and the likelihood of completing such projects. Management then departed the meeting and representatives of Evercore joined the meeting and discussed with the Conflicts Committee its valuation of the Common Units. After extensive discussion, the members of the Conflicts Committee unanimously agreed to make a counterproposal of $5.50 per Common Unit and to require that consummation of the Initial Proposal be subject to an Unaffiliated Common Unitholder Approval (the “November Counterproposal”). The Conflicts Committee directed Evercore to orally deliver the November Counterproposal to representatives of Jefferies, which Evercore did later that day.

Ergon management and its legal and financial advisors held a meeting later that day at which they discussed the November Counterproposal, including potential responses. During this discussion Ergon management discussed with representatives of Jefferies the possibility of preparing materials to support a potential counteroffer by Ergon. After this discussion, Ergon management held a series of discussions with its legal and financial advisors relating to the scope and content those materials.

On November 15, 2021, Evercore provided preliminary discussion materials to the Conflicts Committee discussing the potential tax impact to the holders of Common Units and Preferred Units if a transaction were to be consummated based on information provided by the Partnership’s tax advisors.

On November 15, 2021, DG Capital had its legal counsel send another letter to the GP Board (the “Second DG Letter”), which reiterated DG Capital’s view that the price to be paid for the Common Units in the Initial Proposal was inadequate and overvalued the Preferred Units, repeated its request for a meeting with members of the Conflicts Committee or the GP Board and discussed perceived benefits to the Partnership from the recently passed infrastructure bill. DG Capital filed the Second DG Letter as an exhibit to an amendment to its Schedule 13D the following day. After reviewing the Second DG Letter, Ergon management continued to believe that the concerns raised by DG Capital regarding the appropriate valuation for the Common Units would ultimately be resolved through Ergon’s ongoing negotiations with the Conflicts Committee.

On November 30, 2021 and December 20, 2021, Evercore provided preliminary discussion materials to the Conflicts Committee summarizing communications received from certain unitholders reflecting their view on the valuation of the Common Units, which included valuation information provided by DG Capital.

In late November and December 2021, the Partnership worked with a significant customer to restructure certain of its contracts, which provided greater certainty with respect to the Partnership’s cash flow profile. On December 13, 2021, the Partnership announced that it had entered into a definitive agreement to acquire an asphalt terminal and 200-acre industrial park in Colorado from a third party and a separate arrangement to organically expand the storage, logistics, and product capabilities at an asphalt terminal owned by the Partnership.

On December 21, 2021, Ergon management held a discussion with representatives of Jefferies, Baker Botts and Watson Jones to review the materials prepared by Jefferies and discuss a potential counteroffer to the Conflicts Committee. On that call, representatives of Jefferies reviewed with Ergon management the materials prepared by Jefferies to support a potential counteroffer by Ergon. After a discussion among Ergon management and its legal and financial advisors, Ergon management decided to make a counteroffer to the Conflicts Committee of $4.00 per Common Unit (the “December Counteroffer”).

On December 22, 2021, at the direction of Ergon management, representatives of Jefferies contacted representatives of Evercore and discussed Ergon’s view that many of the Partnership’s growth projects were highly speculative, the re-contracting with the customer mentioned above, re-contracting risks generally and management’s forecast. Representatives of Jefferies also notified Evercore of the December Counteroffer and provided some materials for the Conflict Committee’s and Evercore’s review as additional support for Ergon’s revised price.

On January 6, 2022, the Conflicts Committee met with representatives from Gibson Dunn and management of the General Partner and reviewed the materials provided by representatives of Jefferies and discussed ongoing development projects the Partnership was pursuing.

On January 10, 2022, the Conflicts Committee met with representatives of Evercore and Gibson Dunn to discuss updated preliminary discussion materials prepared by Evercore, which included an analysis of the valuation information provided by DG Capital. The Conflicts Committee also discussed other alternatives to a cash purchase of the Common Units and Preferred Units by Ergon, including a potential conversion of the Preferred Units into Common Units at a negotiated ratio (rather than the one-for-one ratio provided in the Partnership Agreement), which transaction would simplify the capital structure and eliminate the overhang of continued Preferred Unit distributions on the valuation of the Common Units.

On January 18, 2022, the Conflicts Committee met with representatives of Evercore and Gibson Dunn to discuss preliminary discussion materials prepared by Evercore evaluating a conversion of the Preferred Units into Common Units at various conversion ratios.

On January 20, 2022, the Conflicts Committee met with representatives from Gibson Dunn and management of the General Partner and discussed the potential benefits and negatives of converting the Preferred Units into Common Units.

On January 24, 2022, the Conflicts Committee met with representatives from Gibson Dunn and management of the General Partner and discussed ongoing development projects the Partnership was pursuing and the economic impact of such projects.

On January 27, 2022, the Conflicts Committee met with representatives from Gibson Dunn to discuss responding to the December Counteroffer and unanimously agreed to make a counterproposal of $5.15 per Common Unit and to require that consummation of the Proposal be subject to an Unaffiliated Common Unitholder Approval (the “January Counterproposal”). The Conflicts Committee also determined that Evercore should inform representatives of Jefferies that the Conflicts Committee was open to discussing a conversion of the Preferred Units into Common Units at a negotiated ratio as an alternative to the December Counteroffer.

On January 31, 2022, at the direction of the Conflicts Committee, representatives of Evercore delivered the January Counterproposal orally to representatives of Jefferies and also stated that the Conflicts Committee was open to discussing a conversion of the Preferred Units into Common Units. Later that day, Ergon management held a conference call with its legal and financial advisors to discuss the January Counterproposal and requested that representatives of Jefferies also ask Evercore to provide an analysis supporting the proposed valuation. Later that day, representatives of Jefferies contacted Evercore and on behalf of Ergon requested that the Conflicts Committee prepare such a presentation.

On February 3, 2022, the Conflicts Committee met with representatives of Evercore and Gibson Dunn to discuss preliminary discussion materials prepared by Evercore which supported a valuation of $5.15 per Common Unit. The Conflicts Committee directed Evercore to send a presentation to representatives of Jefferies and to also inquire about Ergon’s interest in discussing a conversion of the Preferred Units into Common Units. Later that day, at the direction of the Conflicts Committee, Evercore sent the presentation (the “February 3 Presentation”) to representatives of Jefferies and representatives of Jefferies also confirmed to Evercore that Ergon was only interested in the Proposed Transaction and not interested in pursuing a conversion of the Preferred Units into Common Units or other strategic alternatives with respect to the Partnership.

On February 4, 2022, Ergon management held a conference call with its advisors to discuss the February 3 Presentation and their view that it significantly overstated the value of the Common Units because the valuation assumed growth for multiple years beyond historical performance without any project risking applied. Ergon management determined that the most efficient path forward in respect of the Proposed Transaction was an in-person meeting between the Conflicts Committee, management of the General Partner and Ergon management.

On February 8, 2022, Mr. Haddox contacted each of the members of the Conflicts Committee and Mr. Woodward via e-mail and requested an in-person meeting between Mr. Haddox, Mr. Wall and

Mr. Woodward and the members of the Conflicts Committee to discuss the January Counterproposal and share thoughts on the value proposition of the Common Units. That same day, at the direction of Ergon management, representatives of Jefferies discussed with representatives of Evercore a list of Ergon’s comments on the February 3 Presentation and later that day sent an email to representatives of Evercore containing such list of comments.

On February 9, 2022, the Conflicts Committee met with representatives from Gibson Dunn and unanimously agreed that it would be beneficial for the Conflicts Committee to meet with Messrs. Haddox and Wall, and later that day, Mr. Steven M. Bradshaw, the Chairman of the Conflicts Committee, contacted Mr. Haddox by e-mail and suggested that since the GP Board had an in-person meeting already scheduled on the afternoon of February 23, 2022, the Conflicts Committee meet with him and Mr. Wall that morning.

On February 14, 2022, the Conflicts Committee met with representatives of Evercore and Gibson Dunn to discuss the list of Ergon’s comments received from representatives of Jefferies on February 8, 2022 related to the February 3 Presentation. The Conflicts Committee directed Evercore to respond to Ergon’s list of comments consistent with the discussion.

On February 15, 2022, at the direction of the Conflicts Committee, Evercore sent representatives of Jefferies a response to the list of Ergon’s comments. Also on February 15, 2022, the Conflicts Committee met with representatives from Gibson Dunn to plan for the upcoming meeting with Ergon.

In the days leading up to the February 23 meeting, Ergon management held several discussions with its legal and financial advisors to discuss the topics to be covered at the meeting and the list of Ergon’s comments regarding Evercore’s February 3 Presentation as they related to the Conflicts Committee’s valuation of the Common Units.

On February 23, 2022, the members of the Conflicts Committee met in person with Mr. Haddox, Mr. Wall and Mr. Woodward. At that meeting, Messrs. Haddox and Wall discussed several items in the valuation model used by the Conflicts Committee, including Ergon management’s view (i) that the Conflicts Committee’s valuation did not appropriately recognize the serious headwinds facing asphalt marketers, (ii) that the amount of growth expected in the Conflicts Committee’s valuation and some of the related assumptions, including likelihood of project completion, exceeded historical performance and did not account for project risking, (iii) that Ergon’s offer of $4.00 per Common Unit represented a significant premium to the market price, which Ergon believed already appropriately reflected the growth prospects of the Partnership, (iv) that the Proposed Transaction would provide liquidity to unitholders and (v) that it was inefficient to keep the Partnership public as its small size did not allow it to obtain any real benefits available to larger public entities. The members of the Conflicts Committee responded by saying that they did not believe that Ergon’s current proposal gave enough credit to the growth prospects of the Partnership, and that the Conflicts Committee’s view on growth was supported by the Partnership’s low leverage and significant liquidity, the recent passage of the Federal infrastructure bill and that management of the General Partner could create and successfully execute on growth opportunities. At the conclusion of this meeting, the Conflicts Committee asked Messrs. Haddox and Wall to provide a written summary of the items they raised in the meeting, and on March 2, 2022, Messrs. Haddox and Wall delivered a presentation which summarized the notes and analysis discussed at the meeting. Following that meeting, Ergon management discussed with its legal and financial advisors the topics discussed in the meeting.

On March 7, 2022, the Conflicts Committee met with representatives of Evercore and Gibson Dunn to discuss preliminary discussion materials prepared by Evercore which analyzed the summary of Ergon’s position that was delivered on March 2, 2022. The Conflicts Committee discussed that the difference with Ergon on the valuation of the Common Units related primarily to how much credit should be given to future growth projects of the Partnership and that appropriate risk needed to be given to the projected growth projects. The Conflicts Committee also noted that Ergon had not responded to the January Counterproposal and directed Evercore to contact representatives of Jefferies and inquire if Ergon intended to give a response.

On March 8, 2022, at the direction of the Conflicts Committee, representatives of Evercore contacted representatives of Jefferies and requested that Ergon make a counteroffer with respect to the January Counterproposal. Following discussions with its advisors, Ergon management authorized representatives of Jefferies to make a counteroffer of $4.15 per Common Unit on behalf of Ergon (the “March Counteroffer”).

Also on March 8, 2022, the Conflicts Committee met with representatives from Gibson Dunn and management of the General Partner and discussed ongoing development projects the Partnership was pursuing and the impact of such growth projects on the financial projections for the Partnership and the valuation of the Common Units.

On March 9, 2022, representatives of Jefferies contacted representatives of Evercore and notified Evercore of the March Counteroffer.

On March 10, 2022, the Conflicts Committee met with representatives of Evercore and Gibson Dunn to discuss the March Counteroffer and to discuss the Partnership’s projections. The Conflicts Committee asked Evercore to run additional valuation analysis and sensitivities using various assumptions for project risking percentages and cash flow multiples for Stage 2 and Stage 2+ growth projects (each as defined below).

On March 15, 2022, the Conflicts Committee met with representatives of Evercore and Gibson Dunn to discuss preliminary discussion materials prepared by Evercore using the assumptions specified by the Conflicts Committee at the March 10 meeting.

On March 17, 2022, the Conflicts Committee met with representatives from Gibson Dunn and management of the General Partner and discussed ongoing development projects the Partnership was pursuing and the impact of such growth projects on the financial projections for the Partnership. Management departed the meeting and the Conflicts Committee discussed how to respond to the March Counteroffer. After such discussion, the members of the Conflicts Committee unanimously agreed to make a counterproposal of $4.75 per Common Unit and to require that consummation of the Proposed Transaction be subject to an Unaffiliated Common Unitholder Approval.

On March 17, 2022, at the direction of the Conflicts Committee, representatives of Evercore contacted representatives of Jefferies and orally delivered a counteroffer from the Conflicts Committee of $4.75 per Common Unit and proposed conditioning the transaction on an Unaffiliated Common Unitholder Approval. Following a discussion with its advisors, Ergon management authorized representatives of Jefferies to respond with a counteroffer of $4.25 per Common Unit and to reject the requirement for approval by Unaffiliated Common Unitholder Approval. Later that same day, representatives of Jefferies contacted Evercore and orally conveyed that Ergon had increased the offered price for the Common Units to $4.25 per unit and that Ergon had rejected the Conflicts Committee’s request that consummation of the Proposed Transaction be subject to an Unaffiliated Common Unitholder Approval.

On March 19, 2022, the Conflicts Committee met with representatives from Gibson Dunn to discuss responding to the latest proposal from Ergon and discussed the prior analyses provided by Evercore. The Conflicts Committee unanimously agreed to make a counterproposal of $4.65 per Common Unit and to require that consummation of the Proposed Transaction be subject to an Unaffiliated Common Unitholder Approval. The Conflicts Committee also determined that it would request that Ergon update its Schedule 13D to reflect the current status of the negotiations or otherwise disclose its most current proposal.

On March 20, 2022, at the direction of the Conflicts Committee, representatives of Evercore contacted representatives of Jefferies and presented a counteroffer from the Conflicts Committee of $4.65 per Common Unit and proposed conditioning the transaction on an Unaffiliated Common Unitholder Approval. The Conflicts Committee also requested that Ergon amend its Schedule 13D to reflect the status of the ongoing price negotiations. Representatives of Jefferies subsequently communicated the counteroffer to Ergon management.

On March 21, 2022, Ergon management held a call with its advisors and authorized representatives of Jefferies to make a counteroffer to the Conflicts Committee of $4.40 per Common Unit and to reject the request to require an Unaffiliated Common Unitholder Approval. Ergon management also decided to reject the Conflicts Committee’s request that Ergon update its Schedule 13D because the parties continued to be engaged in active negotiations and public disclosure of the status of such negotiations at an arbitrary point in time would not be helpful to the public’s understanding of the likelihood that any agreement would be reached or the ultimate price that might be agreed.

On March 21, 2022, representatives of Jefferies contacted representatives of Evercore and orally conveyed that (i) Ergon had increased the offered price for the Common Units to $4.40 per unit, (ii) Ergon had rejected the Conflicts Committee’s request that consummation of the Proposed Transaction be subject to an Unaffiliated Common Unitholder Approval and (iii) Ergon had rejected the Conflicts Committee’s request that Ergon update its Schedule 13D or to otherwise disclose its most current proposal.

On March 22, 2022, the Conflicts Committee met with representatives of Evercore and Gibson Dunn to discuss the updated proposal from Ergon.

On March 23, 2022, the Conflicts Committee met with representatives from Gibson Dunn to discuss responding to the latest proposal from Ergon and discussed the prior analyses provided by Evercore. The Conflicts Committee also discussed its belief based on discussions with representatives of Ergon that Ergon would not be willing to agree that consummation of the Proposed Transaction be subject to an Unaffiliated Common Unitholder Approval or to update its Schedule 13D, and that it was important to focus on achieving a premium price for the Unaffiliated Common Unitholders. After further discussion, the Conflicts Committee unanimously agreed to maintain its proposed price of $4.65 per Common Unit and to no longer require that consummation of the Proposed Transaction be subject to an Unaffiliated Common Unitholder Approval.

On March 23, 2022, at the direction of the Conflicts Committee, representatives of Evercore informed representatives of Jefferies that the Conflicts Committee was willing to drop the requests to require an Unaffiliated Common Unitholder Approval and that Ergon amend its Schedule 13D but reiterated the Conflicts Committee’s prior offer of $4.65 per Common Unit. Following a discussion with its advisors, Ergon management determined to make a counteroffer to the Conflicts Committee of $4.45 per Common Unit.

On March 24, 2022, at the direction of Ergon management, representatives of Jefferies contacted representatives of Evercore and orally conveyed that Ergon had increased the offered price for the Common Units to $4.45 per unit. Later that day, the Conflicts Committee met with representatives of Evercore and Gibson Dunn to discuss the updated proposal from Ergon and to review preliminary discussion materials prepared by Evercore which contained various sensitivities and the effect on the preliminary valuation of the Common Units.

On March 27, 2022, the Conflicts Committee met with representatives from Gibson Dunn and management of the General Partner and discussed ongoing development projects the Partnership was pursuing, the likelihood of completing such projects and the impact of such growth projects on the financial projections for the Partnership. The Conflicts Committee and management also discussed that the financial results for the Partnership for January and February 2022 were in line with budget. Management departed the meeting and the Conflicts Committee discussed how to respond to the latest proposal from Ergon. After such discussion, the members of the Conflicts Committee unanimously agreed to maintain its proposed price of $4.65 per Common Unit.

In the morning on March 28, 2022, at the direction of the Conflicts Committee, representatives of Evercore contacted representatives of Jefferies and orally conveyed that the Conflicts Committee was holding firm at $4.65 per Common Unit. Later that day, Ergon management held a call with representatives of Jefferies, Baker Botts and Watson Jones to discuss the Conflicts Committee’s most recent counteroffer. On the call, Ergon management decided to accept the $4.65 Common Unit price and to work to finalize a transaction in the coming weeks. Ergon management also discussed with its advisors whether to increase the price offered to the Preferred Units from Ergon’s original Proposal, particularly in light of the increase in the market price of the Preferred Units since Ergon made its original Proposal and determined to continue monitoring the performance of the Preferred Units. Following this discussion, Ergon management held several calls with Baker Botts and Watson Jones to finalize an initial draft Merger Agreement.

On April 1, 2022, at the direction of Ergon management, representatives of Jefferies contacted representatives of Evercore and orally conveyed that Ergon would agree to the Conflicts Committee’s proposed price of $4.65 per Common Unit, and that Ergon would send a draft merger agreement for the Conflicts Committee’s review. Following this discussion, representatives of Jefferies sent an initial draft of the Merger Agreement to Evercore. Later that day, Baker Botts, sent the same draft of the Merger Agreement to Gibson Dunn. The initial draft Merger Agreement provided, among other items, that (i) the Partnership could not solicit any proposal that could constitute an acquisition proposal (a “no-shop” provision), (ii) the GP Board could only change its recommendation with respect to the Merger if it determined in good faith (after consultation with the Conflicts Committee and outside legal counsel) that in response to an intervening event or a superior proposal the failure to take such action would constitute a breach of its duties under the Partnership Agreement and applicable law; (iii) the Partnership would be liable for a termination fee equal to 3.5% of the consideration payable to common unitholders and an expense reimbursement of up to $3.0 million in certain circumstances; and (iv) if the Merger Agreement were terminated in certain circumstances, Parent’s liability would be limited to an expense reimbursement up of to $3.0 million. The Merger Agreement also contemplated delivery of a Support Agreement whereby Ergon would agree to vote its Common Units and Preferred Units in favor of the Merger. Additionally, the Merger Agreement did not provide for the payment of the quarterly distribution for any completed quarter if the Closing occurred prior to the record date for such quarter.

On April 5, 2022, Gibson Dunn and Baker Botts discussed various points in the Merger Agreement specifically focusing on the scope of the Conflicts Committee’s approval and the fact that the Conflicts Committee was not considering the interests of the Partnership Unaffiliated Preferred Unitholders. Baker Botts subsequently discussed these points with RLF. Later that day, Baker Botts sent an initial draft of the Support Agreement to Gibson Dunn.

On April 7, 2022, the Conflicts Committee held a meeting with representatives from Gibson Dunn at which Gibson Dunn provided an overview of the terms of the initial draft of the Merger Agreement and provided some initial comments on the Merger Agreement. The Conflicts Committee provided comments to Gibson Dunn on the draft Merger Agreement and directed Gibson Dunn to prepare revisions to the Merger Agreement and send the revisions to Baker Botts.

On April 7, 2022, Gibson Dunn delivered a revised draft Merger Agreement to Baker Botts reflecting the revisions the Conflicts Committee discussed with Gibson Dunn earlier that day, including, among others, (i) providing more flexibility for the Partnership to operate in the ordinary course of business pending closing of the Merger, (ii) allowing the Conflicts Committee to change its recommendation with respect to the Merger if it determined in good faith that in response to an intervening event or a superior proposal the Merger is no longer in the best interest of the Partnership Unaffiliated Common Unitholders, (iii) providing that the Partnership will continue to pay its regular quarterly distributions for any completed quarter if the Closing occurred prior to the record date for such quarter, (iv) providing that the Partnership will pay a pro rata distribution for the period between the last completed quarter for which a distribution has been paid and the Closing, (v) eliminating a termination right in favor of the Parent in the event the Partnership fails to comply with the no-shop provision, (vi) providing that the termination fee will be equal to 2.5% of the consideration payable to common unitholders, (vii) eliminating the limitation of the Parent’s liability to an expense reimbursement of up to $3.0 million and (viii) providing that the Conflicts Committee has to approve any amendment or modification of the Merger Agreement.

On April 7 and April 8, 2022, Ergon management held a series of calls with Baker Botts and Watson Jones to discuss the Merger Agreement and various structuring matters relating to the proposed transaction.

On April 11, 2022, Gibson Dunn delivered a revised draft of the Support Agreement to Baker Botts, which revised draft, among other changes, provided that such agreement could not be amended or modified without the consent of the Conflicts Committee.

Over the course of April 11 and April 12, 2022, a series of discussions among Ergon management, Baker Botts, Watson Jones and RLF took place regarding the Merger Agreement. Subsequent to these discussions, Baker Botts prepared a revised draft of the Merger Agreement. On April 11, 2022, Gibson Dunn sent a revised draft of the Support Agreement to Baker Botts.

On April 13, 2022, Baker Botts discussed certain provisions of the Merger Agreement with Gibson Dunn and subsequently delivered a revised draft of the Merger Agreement to Gibson Dunn which revised draft, among other changes, (i) provided that either the GP Board or the Conflicts Committee could change its recommendation with respect to the Merger if it determined in good faith (after consultation with outside legal counsel) that in response to an intervening event or a superior proposal the failure to take such action would constitute a breach of its duties under the Partnership Agreement and applicable law, (ii) rejected a provision requiring the Partnership to pay both its regular quarterly distribution and a pro rata distribution, (iii) re-inserted a termination right in favor of the Parent in the event the Partnership fails to comply with the no-shop provision and (iv) provided that the termination fee will be equal to 3% of the of the consideration payable to common unitholders.

On April 16, 2022, the Conflicts Committee held a meeting with representatives from Gibson Dunn at which Gibson Dunn provided an overview of the outstanding items in the revised draft of the Merger Agreement. The Conflicts Committee provided comments to Gibson Dunn on the revised draft Merger Agreement and directed Gibson Dunn to prepare revisions to the Merger Agreement and send the revisions to Baker Botts.

On April 17, 2022, Gibson Dunn delivered a revised draft Merger Agreement to Baker Botts reflecting the revisions the Conflicts Committee discussed with Gibson Dunn on April 16, including, among others, (i) providing that either the GP Board or the Conflicts Committee could change its recommendation with respect to the Merger if it determined in good faith (after consultation with outside legal counsel) that in response to an intervening event or a superior proposal the failure to take such action would be inconsistent with its duties under the Partnership Agreement and applicable law, (ii) providing that the Partnership will pay its regular quarterly distribution for any quarter completed prior to the Closing (irrespective as to whether the ordinary course record date would normally occur prior to the Closing), and (iii) eliminating a termination right in favor of the Parent in the event the Partnership fails to comply with the no-shop provision.

During the morning of April 18, 2022, representatives of Baker Botts and Watson Jones held a call with Ergon management to discuss the remaining open items in the Merger Agreement and following that call Baker Botts and Gibson Dunn held a call to discuss those items. Later that afternoon, Baker Botts sent Gibson Dunn a revised draft of the Support Agreement incorporating minor changes and a revised draft of the Merger Agreement reinserting a termination right in favor of the Parent in the event the Partnership fails to comply with the no-shop provision and removing any affirmative covenant with respect to the Partnership’s payment of distributions between signing and closing. Representatives from Baker Botts also contacted Gibson Dunn and stated that Ergon (i) did not want to commit the Partnership to pay a distribution for any quarter other than the first quarter of 2022 and (ii) wanted to retain a termination right in favor of the Parent in the event the Partnership fails to comply with the no-shop provision. That same afternoon, Gibson Dunn provided to Baker Botts an initial draft of the Partnership disclosure letter under the Merger Agreement.

Later that day, the Conflicts Committee met with representatives from Gibson Dunn, and Gibson Dunn provided an overview of the two outstanding items in the revised draft of the Merger Agreement. The Conflicts Committee unanimously determined to propose that (i) the Partnership continue to pay its regular quarterly distributions consistent with past practice (including setting record dates) and (ii) the termination right in favor of the Parent in the event the Partnership fails to comply with the no-shop provision be eliminated. Following the meeting, representatives from Gibson Dunn contacted representatives from Baker Botts and orally delivered these two comments.

Later that evening, Gibson Dunn informed Baker Botts that the Conflicts Committee was comfortable removing the requirement for the Partnership to pay a distribution for any completed quarter but continued to insist on a covenant for the Partnership to pay distributions at historic levels and to delete the immediate termination right of Ergon for certain covenant breaches.

During the course of April 19, 2022, representatives of Baker Botts and Watson Jones held several discussions with Ergon management on the remaining open points in the Merger Agreement and various alternatives around the ability of the Partnership to pay distributions between signing and closing. Following these discussions, later that afternoon Baker Botts sent an e-mail to Gibson Dunn providing proposed language that would allow the Partnership to pay distributions on the Common Units for the second and third quarters of 2022 so long as the Partnership’s distributable cash flow available for distributions for such quarters was consistent with projected levels shared with the GP Board of at least $9.35 million and $12.1 million, respectively, in each case after adding back the Partnership’s transaction costs associated with the Merger. Baker Botts also confirmed that Ergon was comfortable dropping the point relating to Ergon’s termination rights in the event the Partnership fails to comply with the no-shop provision. That evening, Baker Botts sent comments on the Partnership disclosure letter to Gibson Dunn.

Following receipt of such proposal on April 19, 2022, Mr. Bradshaw and representatives from Gibson Dunn discussed the Partnership’s expected distributable cash flow for the remainder of 2022 with management of the General Partner. The Conflicts Committee met with representatives from Gibson Dunn on April 19, 2022 and discussed the distribution proposal from Ergon and the Partnership’s expected distributable cash flow for the second and third quarters of 2022. The Conflicts Committee unanimously determined to reject the distribution proposal from Ergon and instead propose that the Partnership continue to pay its regular quarterly distributions for any completed quarter if the Closing occurred prior to the record date for the immediately preceding quarter subject to meeting a coverage ratio for all distributions of at least 1.0x for the second and third quarters of 2022. Following that meeting, representatives from Gibson Dunn contacted representatives from Baker Botts and delivered the Conflicts Committee’s proposal.

In the morning of April 20, 2022, Ergon management held a call with representatives of Jefferies, Baker Botts and Watson Jones to discuss the consideration payable to the Unaffiliated Preferred Unitholders in connection with the transaction. Ergon management discussed recent trading prices of the Preferred Units and the fact that the Preferred Units were a debt-like security with a fixed return and did not have an opportunity to participate in the upside of the Partnership’s business. Ergon management also discussed the fact that debt-like securities are generally negatively impacted by rising interest rates and that interest rates were expected to rise in the near term as the Federal Reserve Board tightened monetary policy to fight inflation. During this discussion, Ergon management determined that $8.75 per Preferred Unit was fair and reasonable to the Unaffiliated Preferred Unitholders. Ergon management considered that such valuation was in excess of the 52-week trading high of the Preferred Units. Later that morning, Baker Botts and Gibson Dunn discussed certain items reflected in the Partnership’s disclosure letter and Gibson Dunn provided additional information regarding Baker Botts’ questions. Later that day, Baker Botts and Gibson Dunn finalized the Partnership’s disclosure letter.

On April 20, 2022, following Ergon’s receipt of the Conflicts Committee’s proposal on distributions, Messrs. Haddox and Wall contacted Mr. Ligon by telephone and informed him that it was a requirement of Ergon that the covenant in the Merger Agreement whereby the Partnership is obligated to pay its regular quarterly distributions, including with respect to setting of record dates, be subject to meeting a specified level of distributable cash flow for the second and third quarters of 2022. Mr. Ligon informed Messrs. Haddox and Wall that he would discuss Ergon’s position with the other members of the Conflicts Committee. The Conflicts Committee met with representatives from Gibson Dunn on April 20, 2022 and discussed the proposal from Ergon and the Partnership’s expected distributable cash flow for the second and third quarters of 2022. The Conflicts

Committee unanimously determined, in the interest of achieving a transaction that would be in the best interest of the Partnership and the Partnership Unaffiliated Common Unitholders, to accept Ergon’s proposal with respect to the payment of quarterly distributions. Following such meeting, Mr. Ligon contacted Mr. Haddox by telephone and informed him that the Conflicts Committee would agree to Ergon’s proposal. Following these discussions, Baker Botts and Gibson Dunn finalized drafts of the Merger Agreement and Support Agreement during the afternoon of April 20, 2022.

On the morning of April 21, 2022, the Conflicts Committee held a meeting by videoconference with representatives of Evercore and Gibson Dunn to discuss the Merger, including the terms of the Merger Agreement and the Support Agreement. During the meeting, Gibson Dunn presented the Conflicts Committee with an overview and update with respect to the terms of the Merger Agreement and Support Agreement. Also at this meeting, Evercore presented its financial analysis of the Common Unit Merger Consideration and, at the request of the Conflicts Committee, rendered an oral opinion to the Conflicts Committee, which was subsequently confirmed by delivery of a written opinion dated April 21, 2022, to the effect that, as of April 21, 2022 and based upon and subject to the factors, assumptions made, procedures followed, matters considered, qualifications and limitations on the scope of review undertaken by Evercore in connection with the preparation of its opinion as set forth therein, the Common Unit Merger Consideration to be received by the Partnership Unaffiliated Common Unitholders pursuant to the Merger Agreement was fair, from a financial point of view, to the Partnership Unaffiliated Common Unitholders.

At this meeting, the Conflicts Committee (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Common Unitholders and (B) in the best interest of the Partnership and the Partnership Unaffiliated Common Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) recommended that the GP Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iv) recommended that the GP Board submit the Merger Agreement and the Merger to a vote of the Unitholders, and (v) recommended approval of the Merger Agreement and the Merger by the Partnership Unaffiliated Common Unitholders; provided that the Conflicts Committee was not delegated the authority to, and did not, determine that the Merger Agreement and the transactions contemplated hereby, including the Merger, are fair and reasonable to the Partnership Unaffiliated Preferred Unitholders or otherwise approve the Merger Agreement and the transactions contemplated thereby on behalf of the Partnership Unaffiliated Preferred Unitholders.

On the afternoon of April 21, 2022, at a virtual meeting of the GP Board attended by representatives of Ergon, Baker Botts and Gibson Dunn, the GP Board received a report from Mr. Bradshaw on the process undertaken by the Conflicts Committee. The GP Board then received a statement from Mr. Haddox, who discussed the factors relating to the price to be paid for the Preferred Units, particularly that the Preferred Units were a debt-like security with a fixed return and did not have an opportunity to participate in the upside of the Partnership’s business. Additionally, Mr. Haddox pointed out debt-like securities are generally negatively impacted by rising interest rates and that interest rates were expected to rise in the near term as the Federal Reserve Board tightened monetary policy to fight inflation. Finally, representatives of Baker Botts and Gibson Dunn summarized the key terms of the transaction agreements. Following these items, the GP Board, by unanimous vote, in good faith, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders and (B) in the best interest of the Partnership, (ii) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to submit the Merger Agreement and the Merger to a vote of the Limited Partners (including the holders of Preferred Units) and (iv) recommended approval of the Merger Agreement and the Merger by the Limited Partners (including the holders of Preferred Units).

That same day, the board of directors of Parent by unanimous vote, in good faith, (i) determined that the Merger is in the best interest of Parent and declared it advisable to enter into the Merger Agreement and

(ii) approved the adoption of the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

Later that afternoon on April 21, 2022, the parties executed the Merger Agreement and the Support Agreement.

On the morning of April 22, 2022, the Partnership issued a press release and filed a Form 8-K announcing entry into the Merger Agreement.

Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties

Under Section 7.9(a) of the Partnership Agreement, whenever a potential conflict of interest exists between the General Partner or any of its affiliates, on the one hand, and the Partnership, any Group Member or any Partner (each as defined in the Partnership Agreement), on the other hand, any resolution or course of action by the General Partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by the General Partner and all of the Partnership’s limited partners and will not constitute a breach of the Partnership Agreement, of any Group Member Agreement (as defined in the Partnership Agreement), of any agreement contemplated in the Partnership Agreement or any Group Member Agreement, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is approved by Special Approval. Special Approval is defined in the Partnership Agreement as approval by a majority of the members of the Conflicts Committee, acting in good faith. Pursuant to Section 7.9(b) of the Partnership Agreement, in order for a determination or other action to be in “good faith” for purposes of the Partnership Agreement, the person or persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.

The Conflicts Committee determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to the Partnership Unaffiliated Common Unitholders and in the best interests of the Partnership and the Partnership Unaffiliated Common Unitholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, such recommendation and approval constituting “Special Approval” as such term is defined in the Partnership Agreement. Notwithstanding the foregoing, the Conflicts Committee was not delegated the authority to, and did not, determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to the Partnership Unaffiliated Preferred Unitholders, or otherwise approve the Merger Agreement and the Merger on behalf of the Partnership Unaffiliated Preferred Unitholders.

Under Section 7.9(a) of the Partnership Agreement, whenever a potential conflict of interest exists between the General Partner or any of its affiliates, on the one hand, and the Partnership, any Group Member or any Partner (each as defined in the Partnership Agreement), on the other hand, any resolution or course of action by the General Partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by the General Partner and all of the Partnership’s limited partners and will not constitute a breach of the Partnership Agreement, of any Group Member Agreement (as defined in the Partnership Agreement), of any agreement contemplated in the Partnership Agreement or any Group Member Agreement, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The GP Board determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders and approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

Under Section 7.9(b) of the Partnership Agreement, whenever the General Partner makes a determination or takes, or declines to take, any other action, or any of its affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under the Partnership Agreement or any other agreement contemplated thereby or otherwise, then, unless another express standard is provided for in the Partnership Agreement, the General Partner, or such affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by the Partnership Agreement, any other agreement contemplated hereby or under the Delaware Revised Uniform Limited Partnership Act (as amended from time to time) or any other law, rule or regulation or at equity.

Pursuant to Section 7.9(a) of the Partnership Agreement, if a transaction giving rise to a potential conflict of interest is (i) approved by Special Approval, (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), then it is presumed that, in making its decision to approve the proposed transaction, the Conflicts Committee and/or the GP Board acted in good faith, and in any proceeding brought by any limited partner challenging such approval, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

Under Section 7.10(b) of the Partnership Agreement, the General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such persons as to matters that the General Partner reasonably believes to be within such person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

Recommendations of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger Proposal

The Conflicts Committee

The Conflicts Committee consists of three directors who meet the qualifications under the Partnership Agreement and the Conflicts Committee charter for membership on the Conflicts Committee: Duke R. Ligon, Steven M. Bradshaw (Chairman), and John A. Shapiro. The Partnership Agreement requires that members of the Conflicts Committee not be officers or employees of the General Partner or directors, officers or employees of its affiliates, and must meet the independence standards established by the Nasdaq and the SEC to serve on an audit committee of a board of directors.

In connection with the Merger, on October 11, 2021, the GP Board delegated to the Conflicts Committee the power and authority to (i) make such investigation of the Proposed Transaction as the Conflicts Committee deems necessary or appropriate, including whether to undertake the Proposed Transaction, (ii) review and evaluate the terms and conditions, and determine the advisability, of the Proposed Transaction, (iii) negotiate, or delegate the ability to negotiate to any persons, the terms and conditions of the Proposed Transaction, (iv) determine whether the Proposed Transaction is fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Common Unitholders, (v) determine (which may include determining not to proceed with the Proposed Transaction) what action, if any, should be taken by the Partnership with respect to any Proposed Transaction and to approve or not approve any such action and (vi) make a recommendation to the GP Board and the Partnership Unaffiliated Common Unitholders whether or not to approve the Proposed Transaction.

The Conflicts Committee conducted an extensive review and evaluation of the Proposed Transaction and negotiated with Parent and its representatives with respect to the Merger and the Merger Agreement. The Conflicts Committee retained Evercore as its financial advisor and Gibson Dunn as its legal counsel. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, the Conflicts Committee considered a number of factors affecting the Partnership Unaffiliated Common Unitholders in its deliberations, which are described in detail below.

On April 21, 2022, the Conflicts Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to the Partnership Unaffiliated Common Unitholders and in the best interest of the Partnership and the Partnership Unaffiliated Common Unitholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, such recommendation and approval constituting “Special Approval” as such term is defined in the Partnership Agreement. The Conflicts Committee was not delegated the authority to, and did not, determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to the Partnership Unaffiliated Preferred Unitholders or otherwise approve the Merger Agreement and the Merger on behalf of the Partnership Unaffiliated Preferred Unitholders. The GP Board reserved for itself the determination of whether the Proposed Transaction was fair and reasonable to the Partnership Unaffiliated Preferred Unitholders, as the Conflicts Committee could not represent the interests of both the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders and as the Preferred Units are a security with a fixed return and a fixed conversion ratio that do not participate in the growth or other upside of the Partnership. The Conflicts Committee recommended that the GP Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, recommended that the GP Board submit the Merger Agreement and the Merger to a vote of the limited partners (including the holders of Preferred Units) and recommended approval of the Merger Agreement and the Merger by the Partnership Unaffiliated Common Unitholders.

Reasons for the Conflicts Committee’s Recommendation

The Conflicts Committee consulted with its financial and legal advisors and considered many factors in making its determination and approvals, and the related recommendation to the GP Board and the Partnership Unaffiliated Common Unitholders. The Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and approvals, and the related recommendation to the GP Board and the Partnership Unaffiliated Common Unitholders:

•	Each of the members of the Conflicts Committee satisfies the requirements for serving on the Conflicts Committee, including independence requirements, as required under the Partnership Agreement.

•

The Common Unit Merger Consideration is an all-cash amount, which the Conflicts Committee believes provides greater value to the Partnership Unaffiliated Common Unitholders than the long-term value of the Partnership as a publicly traded partnership, after taking into account the risks and challenges facing the Partnership’s current business and financial prospects.

•

The Common Unit Merger Consideration constitutes a 51.5% premium to the $3.07 closing price per Common Unit on October 8, 2021, the last trading day prior to the time that Ergon offered to acquire all of the Common Units and Preferred Units held by Unaffiliated Unitholders.

•

The Common Unit Merger Consideration payable to the Partnership Unaffiliated Common Unitholders constitutes an approximate 40.1% premium to Ergon’s initial offer of $3.32 per Common Unit made on October 8, 2021.

•

The Conflicts Committee’s belief, after extensive negotiation, that $4.65 was the highest price per Common Unit that Ergon would be willing to pay to the Partnership Unaffiliated Common Unitholders in connection with the Merger.

•	The Common Unit Merger Consideration provides liquidity to the Partnership Common Unaffiliated Unitholders.

•

The financial analysis prepared by Evercore, as financial advisor to the Conflicts Committee, and the oral opinion of Evercore rendered to the Conflicts Committee on April 21, 2022 (subsequently confirmed by delivery of a written opinion on the same date), to the effect that, as of April 21, 2022 and based upon and subject to the factors, assumptions made, procedures followed, matters considered, qualifications and limitations on the scope of review undertaken by Evercore in connection with the preparation of its opinion as set forth therein, the Common Unit Merger Consideration was fair, from a financial point of view, to the Partnership Unaffiliated Common Unitholders.

•

The Merger is subject to receipt of Unitholder Approval, although the Conflicts Committee recognized that Parent holds approximately 6.6% of the outstanding Common Units and 60.5% of the outstanding Preferred Units as of April 21, 2022, and approximately 30.9% of the outstanding Common Units and Preferred Units as a single class.

•

The Partnership and Parent have entered into a Support Agreement, included as Annex B to this proxy statement, pursuant to which Parent has agreed to vote all of its Common Units and Preferred Units in favor of adoption of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

•	The Merger is not conditioned on the Parent’s having to obtain any financing arrangements.

•

The financial terms and conditions of the Merger with respect to the Common Units and the non-financial terms and conditions of the Merger Agreement were determined as a result of arm’s-length negotiations between Parent and the Conflicts Committee that included multiple proposals and counterproposals.

•	Certain terms of the Merger Agreement, principally:

•

provisions requiring the General Partner to cause the Partnership to declare and pay regular quarterly cash distributions to the holders of the Common Units and Preferred Units consistent with past practice, including with respect to setting of record dates; provided that, in no event will the regular quarterly cash distributions declared or paid by the Partnership (i) to the holders of Common Units be less than $0.0425 per Common Unit and (ii) to the holders of Preferred Units be less than $0.17875 per Preferred Unit; provided further that, no such distributions to the holders of Common Units will be made if the Partnership’s distributable cash flow available for distributions, as calculated and publicly disclosed in accordance with recent historical practice, is less than $9.35 million for the quarter ending June 30, 2022 and $12.1 million for the quarter ending September 30, 2022, in each case, as adjusted by adding back transaction costs of the Partnership incurred by the Partnership during such period with respect to the transactions contemplated by the Merger Agreement;

•	the limited nature of the operational representations and warranties given by the Partnership;

•	provisions permitting the Partnership and the General Partner, under certain conditions, to negotiate with respect to certain unsolicited acquisition proposals;

•

provisions permitting the Conflicts Committee to change its recommendation to the Partnership Unaffiliated Common Unitholders if the Conflicts Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that a failure to make a recommendation change would be inconsistent with applicable law, as modified by the Partnership Agreement;

•	provisions restricting the removal of the members of the Conflicts Committee between signing of the Merger Agreement and closing of the Merger;

•	provisions requiring the consent of the Conflicts Committee to amendments to the Merger Agreement; and

•

the Conflicts Committee’s engagement of financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, MLPs, the Partnership’s industry generally, and the Partnership particularly, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Merger.

The Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and approvals, and the related recommendation to the GP Board and the Partnership Unaffiliated Common Unitholders:

•

The Conflicts Committee was not authorized to and did not conduct an auction process or other solicitation of interest from third parties for the acquisition of the Partnership. Since Parent indirectly controls the Partnership, it was unrealistic to expect an unsolicited third-party acquisition proposal to acquire assets or control of the Partnership, and it was unlikely that the Conflicts Committee could conduct a meaningful process to solicit interest in the acquisition of assets or control of the Partnership.

•	The Merger might not be completed in a timely manner, or at all, and a failure to complete the Merger could negatively affect the trading price of the Common Units.

•	The Merger is expected to be taxable to the Partnership Unaffiliated Common Unitholders.

•

The Partnership Unaffiliated Common Unitholders will not have any equity participation in the Partnership following the Merger, and the Partnership Unaffiliated Common Unitholders will accordingly cease to participate in the Partnership’s future earnings or growth, if any, or benefit from any increases in the value of the Common Units.

•	The Partnership Unaffiliated Common Unitholders are not entitled to dissenters’ or appraisal rights under the Merger Agreement, the Partnership Agreement or Delaware law.

•

The Merger Agreement does not require that the Partnership Unaffiliated Common Unitholders will receive a pro rata share of the Partnership’s distribution for the fiscal quarter during which closing occurs.

•	Certain terms of the Merger Agreement, principally:

•	provisions requiring the Partnership to pay Parent a termination fee equal to $5.5 million in the event the Merger Agreement is terminated under certain circumstances;

•	provisions requiring the Partnership to reimburse Parent for out-of-pocket expenses up to $3.0 million in the event the Merger Agreement is terminated under certain circumstances; and

•

provisions requiring the Partnership to submit the Merger Agreement to a vote of the Unitholders (even if the Conflicts Committee or the GP Board has made a recommendation change), unless the Merger Agreement has been validly terminated by Parent.

•	The Partnership has incurred and will continue to incur transaction costs and expenses in connection with the Merger, whether or not the Merger is completed.

•

Parent and its affiliates and some of the executive officers and directors of the General Partner have interests in the Merger that are different from, or in addition to, the interests of the Partnership Unaffiliated Common Unitholders generally.

The Conflicts Committee did not retain an unaffiliated representative to act solely on behalf of the Unaffiliated Partnership Common Unitholders for purposes of negotiating the terms of the Merger Agreement. The Conflicts Committee believes that it was not necessary to retain an unaffiliated representative to act solely on behalf of the Unaffiliated Partnership Common Unitholders for purposes of negotiating the terms of the Merger Agreement because the Conflicts Committee was charged with representing the interests of the Partnership Unaffiliated Common Unitholders, it consisted solely of directors who are not officers or controlling equityholders of the Partnership or the Ergon Filing Parties, it engaged independent financial and legal advisors to act on its behalf and it was actively involved in deliberations and negotiations regarding the Merger on behalf of the Partnership Unaffiliated Common Unitholders.

The Conflicts Committee expressly adopted the analysis and the opinion of Evercore, among other factors considered, in assessing the value of the Partnership as a going concern and reaching its determinations as to the fairness of the Common Unit Merger Consideration. In the course of reaching its decision to recommend to the GP Board that it approve the Merger Agreement and the Merger, the Conflicts Committee did not consider the liquidation value of the Partnership’s assets. Furthermore, the Conflicts Committee did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Partnership as a going concern but rather is indicative of historical costs. In addition, the Conflicts Committee considered historical and current trading prices of the Common Units and the premium that the Common Unit Merger Consideration represented.

The foregoing discussion of the information and factors considered by the Conflicts Committee is not intended to be exhaustive, but includes material factors the committee considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Conflicts Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, each of the members of the Conflicts Committee may have given differing weights to different factors. Overall, the Conflicts Committee believed that the positive factors supporting the Merger outweighed the negative factors it considered. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

The Conflicts Committee recommends that the Partnership Unaffiliated Common Unitholders vote “FOR” the approval of the Merger Proposal.

The GP Board

The GP Board consists of eight directors, three of whom constitute the Conflicts Committee. As such, some of the directors on the GP Board may have different interests in the Merger than the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders. For a discussion of these and other interests of the members of the GP Board in the Merger, see “—Interests of the Directors and Executive Officers of the General Partner in the Merger.”

Because of such possible and actual conflicts of interests, in resolutions approved by the GP Board on October 11, 2021, the GP Board delegated to the Conflicts Committee the exclusive power and authority to (i) investigate the Proposed Transaction, (ii) review and evaluate the terms and conditions, and determine the advisability, of the Proposed Transaction, (iii) negotiate, or delegate the ability to negotiate to any persons, the terms and conditions of the Proposed Transaction, (iv) determine whether the Proposed Transaction is fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Common Unitholders, (v) determine (which may include determining not to proceed with the Proposed Transaction) what action, if any, should be taken by the Partnership with respect to any Proposed Transaction and to approve or not approve any such action and (vi) make a recommendation to GP Board and the Partnership Unaffiliated Common Unitholders whether or not to approve the Proposed Transaction.

On April 21, 2022, the Conflicts Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to the Partnership Unaffiliated Common Unitholders and in the best interest of the Partnership and the Partnership Unaffiliated Common Unitholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, such recommendation and approval constituting “Special Approval” as such term is defined in the Partnership Agreement. The Conflicts Committee was not delegated the authority to, and did not, determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to the Partnership Unaffiliated Preferred Unitholders or otherwise approve the Merger Agreement and the Merger on behalf of the Partnership Unaffiliated Preferred Unitholders. The GP Board reserved for itself the determination of whether the Proposed Transaction was fair and reasonable to the Partnership Unaffiliated Preferred Unitholders, as the Conflicts Committee could not represent the interests of both the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders and as the Preferred Units are a security with a fixed return and a fixed conversion ratio that do not participate in the growth or other upside of the Partnership. The Conflicts Committee recommended that the GP Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, recommended that the GP Board submit the Merger Agreement and the Merger to a vote of the limited partners (including the holders of Preferred Units) and recommended approval of the Merger Agreement and the Merger by the Partnership Unaffiliated Common Unitholders.

Following the receipt of the recommendation of the Conflicts Committee and after considering the factors discussed below, on April 21, 2022, the GP Board unanimously and in good faith (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders and (B) in the best interest of the Partnership, (ii) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) resolved to submit the Merger Agreement and the Merger to a vote of the limited partners (including the holders of Preferred Units) and (iv) recommended approval of the Merger Agreement and the Merger by the limited partners (including the holders of Preferred Units).

In the course of reaching its decision to approve the Merger Agreement and the Merger, the GP Board considered a number of factors, including, with respect to the Partnership Unaffiliated Common Units, the recommendation of the Conflicts Committee, in its deliberations. For a more complete discussion of these factors, see “Special Factors—Recommendations of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger Proposal—Reasons for the GP Board’s Recommendation” beginning on page 43.

The GP Board, on behalf of the General Partner and the Partnership, believes that the Merger (which is a Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement was filed with the SEC) is both substantively and procedurally fair to the Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders. The GP Board, on behalf of the General Partner and the Partnership, has made the preceding statement for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The GP Board recommends that Unitholders vote “FOR” the approval of the Merger Agreement and “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and the Merger at the time of the Special Meeting.

Reasons for the GP Board’s Recommendation

In determining that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Partnership and the Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders, and recommending that unitholders vote in favor of the Merger Proposal, the GP Board considered a number of factors, including the following material factors:

•

The Merger Consideration is an all-cash amount, which the GP Board believes provides greater value to the Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders than the long-term value of the Partnership as a publicly traded partnership, after taking into account the risks and challenges facing the Partnership’s current business and financial prospects.

•

The receipt of cash consideration eliminates downside risk associated with the continued ownership of the Units, including any possible decrease in the future revenues and free cash flow, growth or value of the Partnership following the Merger.

•

The Merger Consideration with respect to the Common Units constitutes a 51.5% premium to the market closing price prior to Ergon’s offer made on October 8, 2021 and a 40.5% premium to the trailing 30-day volume-weighted average price on April 21, 2022.

•

The Merger Consideration with respect to the Preferred Units is greater than the 52-week trading high for such units prior to signing of the Merger Agreement and represents a 5.3% premium to the market closing price prior to Ergon’s offer made on October 8, 2021 and a 3.6% premium to the trailing 30-day volume-weighted average price on April 21, 2022.

•

The GP Board believes that investor sentiment now disfavors MLP structures as compared to alternative structures and, as a result, the state of the MLP debt and equity capital markets will continue to present challenges for the Partnership to fund acquisitions and growth capital expenditures.

•	The Partnership is a micro-cap MLP and both the Common Units and Preferred Units are thinly-traded, resulting in large blocks of Units trading at discounts relative to their quoted market prices.

•	The Preferred Units have a fixed return and therefore do not have the opportunity to participate in any upside of the Partnership’s business.

•	The Preferred Units have a fixed return, and increases in market interest rates, which are expected, may adversely affect the market price of the Preferred Units.

•	Increases in market interest rates, which are expected, may adversely affect the Partnership’s cash flows, which may adversely affect the market price of the Common Units.

•

The Preferred Units are convertible into Common Units on a one-for-one basis at the election of the holders of Preferred Units, but were well “out of the money” (i.e., the trading price per Common Unit is well below the trading price per Preferred Unit) as of April 21, 2022.

•

The Partnership repurchased 718,519 of its outstanding Preferred Units in 2021 in (i) privately negotiated transactions at an average purchase price of $7.53 per Preferred Unit and (ii) open-market transactions at an average purchase price of $8.10 per Preferred Unit.

•	The Merger Consideration provides liquidity to the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders.

•

The Merger is subject to receipt of Unitholder Approval; recognizing that Parent has agreed to vote or cause the 2,745,837 Common Units and 20,801,757 Preferred Units it owns as of April 21, 2022 to be voted in favor of the Merger pursuant to the Support Agreement.

•

The Partnership and Ergon have entered into a Support Agreement, included as Annex B to this proxy statement, pursuant to which Ergon has agreed to vote all of its Common Units and Preferred Units in favor of adoption of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

•	Certain terms of the Merger Agreement, principally:

•

provisions requiring the General Partner to declare and cause the Partnership to pay regular quarterly cash distributions on the Common Units and Preferred Units until closing, subject to certain specified criteria.

•	provisions permitting the Partnership and the General Partner, under certain conditions, to negotiate with respect to certain unsolicited acquisition proposals; and

•

provisions permitting the GP Board to change its recommendation to the Unitholders if it determines in good faith (after consultation with its financial advisor and outside legal counsel) that a failure to make a recommendation change would be inconsistent its duties under applicable law as modified by the Partnership Agreement.

The GP Board considered the following factors to be generally negative or unfavorable in making its determination and approvals, and the related recommendation to the GP Board and the Unitholders:

•

The Conflicts Committee was not authorized to and did not conduct an auction process or other solicitation of interest from third parties for the acquisition of the Partnership. Since Ergon indirectly controls the Partnership, it was unrealistic to expect an unsolicited third-party acquisition proposal to acquire assets or control of the Partnership, and it was unlikely that the Conflicts Committee could conduct a meaningful process to solicit interest in the acquisition of assets or control of the Partnership.

•	The Conflicts Committee did not represent the interests of the Partnership Unaffiliated Preferred Unitholders.

•	The Merger is expected to be taxable to the Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders.

•

The Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders will not have any equity participation in the Partnership following the Merger, and accordingly, such unitholders will cease to participate in the Partnership’s future earnings or growth, if any, or benefit from any increases, if any, in the value of the Common Units or Preferred Units.

•

The Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders are not entitled to dissenters’ or appraisal rights under the Merger Agreement, the Partnership Agreement or Delaware law.

•

Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders will not receive a pro rata share of the Partnership’s distribution for the fiscal quarter during which closing occurs.

•	Certain terms of the Merger Agreement, principally:

•

Provisions requiring the Partnership pay a termination fee of $5.5 million or to reimburse Ergon for out-of-pocket expenses up to $3.0 million in the event the Merger Agreement is terminated under certain circumstances.

•

Provisions requiring the Partnership to submit the Merger Agreement to a vote of the limited partners (even if the GP Board has made a recommendation change), unless the Merger Agreement has been validly terminated.

•	The Partnership has incurred and will continue to incur transaction costs and expenses in connection with the Merger, whether or not the Merger is completed.

•

Ergon and some of the executive officers and directors of the General Partner have interests in the Merger that are different from, or in addition to, the interests of the Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders, generally.

In making its determination, the GP Board also considered:

•	the unanimous determination and recommendation of the Conflicts Committee; and

•	the factors considered by the Conflicts Committee, including the material factors considered by the Conflicts Committee described under “—The Conflicts Committee” above.

In addition, under the SEC rules governing “going private” transactions, the Partnership and the General Partner are engaged in a “going private” transaction and, therefore, are required to express their position as to the fairness of the proposed Merger to the Partnership’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The GP Board, on behalf of the General Partner and the Partnership, is making the following statements for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The GP Board, on behalf of the General Partner and the Partnership, on the basis of the factors described above, believes that the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement was filed with the SEC) is both substantively and procedurally fair to the Partnership Unaffiliated Common Unitholders and to the Partnership Unaffiliated Preferred Unitholders. The GP Board did not retain an unaffiliated representative to act solely on behalf of the Unaffiliated Partnership Common Unitholders or the Unaffiliated Partnership Preferred Unitholders for purposes of negotiating the terms of the Merger Agreement.

The foregoing discussion of the information and factors considered by the GP Board is not intended to be exhaustive, but includes material factors the GP Board considered. In view of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the GP Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and recommendation. In addition, each of the members of the GP Board may have given differing weights to different factors. Overall, the GP Board believed that the positive factors supporting the Merger outweighed the negative factors it considered. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

The GP Board recommends that the unitholders vote “FOR” the approval of the Merger Proposal and “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the Special Meeting.

Unaudited Financial Projections of the Partnership

The Partnership does not, as a matter of course, publicly disclose long-term financial projections because of, among other reasons, the uncertainty of the underlying assumptions and estimates and the unpredictability of its business and competitive markets in which it operates. While the Partnership prepares forecasts annually for internal budgeting and business planning purposes, such forecasts generally focus on the current fiscal year and the immediately following three fiscal years.

The summary financial projections included in this proxy statement should not be regarded as predictive of actual future results nor should they be construed as financial guidance. The financial projections are not intended to influence or induce any Unitholder to vote in favor of the Merger Proposal but have been included solely because these financial projections were made available to the Conflicts Committee and used by Evercore in connection with the rendering of its opinion to the Conflicts Committee and performing its related financial analyses, as described in the section entitled “Special Factors—Opinion of Financial Advisor to the Conflicts Committee.”

The financial projections included in this proxy statement are the final projections relied on by Evercore in preparing its opinion, but are not the only series of projections that were prepared in connection with the Merger, given the extended negotiation period. At the beginning of the negotiation process, the Conflicts Committee and Evercore each received an initial series of financial projections. The Partnership continued to update these financial projections over the course of negotiations prior to execution of the Merger Agreement as new business facts evolved. As these new business facts evolved, the Partnership informed the Conflicts Committee of such facts.

The Partnership’s financial projections are subjective in many respects. There can be no assurance that these financial projections will be realized or that actual results will not be significantly higher or lower than forecasted. In addition, the financial projections were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States (“GAAP”), the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, Partnership’s management. Ernst & Young LLP has neither audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report incorporated by reference in this proxy statement relates to the Partnership’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

In developing the financial projections for the years 2022 through 2025, the Partnership made numerous material assumptions with respect to its business for the periods covered by the projections to include three different scenarios: (A) Partnership Financial Projections, (B) Partnership Financial Projections – Stage 2 and (C) Partnership Financial Projections – Stage 2+. Scenario A included management’s projections for the base business including growth projects and acquisitions previously publicly announced and approved by the GP Board. Scenario B and Scenario C incorporate increasing amounts of assumed acquisitions and growth projects resulting in increases to Adjusted EBITDA and capital expenditures over the projection period. Specifically, Scenario B incorporates additional capital expenditures of approximately $70 million between 2022 and 2023 based on assumed acquisitions and growth projects in various stages of negotiation and commercial discussions. Scenario C incorporates additional capital expenditures of approximately $250 million incremental to Scenario B between 2023 and 2026 based on the available borrowing capacity under the Partnership’s revolving credit facility, which funds could be used to finance growth projects that may be identified in the future.

Assumptions for the three scenarios included, but were not limited to, the following:

•

the timing, construction, start-up and economic returns of various Stage 2 and Stage 2+ growth projects of the Partnership, as well as the ability of the Partnership to deploy growth capital expenditures at or above historical performance levels;

•	the amounts and nature of future capital expenditures, including the allocation of capital to maintenance and growth capital expenditures;

•	the amount and timing of distributions to the Unitholders by the Partnership;

•	the sources of funding for future growth projects, including with respect to the Partnership’s access to debt or equity markets;

•	the demand for liquid asphalt products;

•	the ability of the Partnership to renew or extend leases or terminalling agreements with its customers and the terms of such renewals or extensions;

•	the amounts of revenue and expenses per budget; and

•	other general business, market, industry, and interest rate assumptions.

Important factors that may affect actual results and cause these financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to the Partnership’s business (including the Partnership’s ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions, the regulatory environment and other factors described in or referenced under “Cautionary Statement Regarding Forward-Looking Statements” and those risks and uncertainties detailed in the “Risk Factors” sections of the Partnership’s public filings with the SEC, including the Partnership’s Annual Report on Form 10-K filed with the SEC on March 9, 2022. In addition, the projections also reflect assumptions that are subject to change and do not reflect revised prospects for the Partnership’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur following the time the financial projections were prepared. Accordingly, there can be no assurance that these financial projections will be realized or that the Partnership’s future financial results will not materially vary from these financial projections. In addition, different assumptions could result in different projections, which may or may not be realized. No one has made or makes any representation to any Unitholder regarding the information included in the financial projections set forth below. The Partnership has made no representation to Ergon in the Merger Agreement concerning these or any financial projections.

THE FINANCIAL PROJECTIONS INCLUDED IN THIS PROXY STATEMENT WERE MADE AVAILABLE TO THE CONFLICTS COMMITTEE AND USED BY EVERCORE IN CONNECTION WITH ITS EVALUATION OF THE MERGER AND PRIOR TO EXECUTION OF THE MERGER AGREEMENT. THE PARTNERSHIP DOES NOT INTEND TO REVISE ANY FINANCIAL PROJECTIONS INCLUDED IN THIS PROXY STATEMENT.

Scenario A: Partnership Full Projections

($ and unit counts in millions)	2022E	2023E	2024E	2025E	2026E
Total revenue	$119.3	$121.9	$124.8	$127.6	$131.0
Operating expense	55.6	56.5	57.7	58.3	58.7
Depreciation and amortization	12.9	13.4	13.7	14.0	14.4
General and administrative expense	11.6	11.6	11.8	12.0	12.3

Operating income	39.2	40.4	41.6	43.3	45.6
Interest expense	3.4	4.3	4.7	4.2	3.7
Income taxes	0.0	0.0	0.0	0.0	0.0

Net income	$35.8	$36.1	$36.9	$39.1	$41.9

Weighted average common units outstanding	42.3	42.7	43.1	43.5	43.9
Weighted average preferred units outstanding	34.4	34.4	34.4	34.4	34.4

Non-GAAP Financial Measures
Net income	$35.8	$36.1	$36.9	$39.1	$41.9
Plus: Interest expense	3.4	4.3	4.7	4.2	3.7
Plus: Income taxes	0.0	0.0	0.0	0.0	0.0
Plus: Depreciation and amortization	12.9	13.4	13.7	14.0	14.4
Plus: Non-cash equity-based compensation	0.9	0.9	0.9	0.9	0.9
Plus: Loss on disposal of assets and other	0.2	—	—	—	—

Adjusted EBITDA(1)	53.2	54.7	56.2	58.2	60.9
Less: Cash paid for interest	3.4	4.3	4.7	4.2	3.7
Less: Cash paid for income taxes	0.0	0.0	0.0	0.0	0.0
Less: Maintenance capital expenditures	6.0	6.2	6.3	6.5	6.6

Distributable Cash Flow(2)	$43.8	$44.2	$45.2	$47.5	$50.6

Select Cash Flow Statement Items
Net cash provided by operating activities	$50.2	$51.4	$52.5	$54.9	$58.2
Maintenance capital expenditures	$(6.0)	$(6.2)	$(6.3)	$(6.5)	$(6.6)
Growth capital expenditures, including asset acquisitions(3)	$(14.1)	$(0.7)	$(0.4)	$(0.4)	$(0.4)

Net cash used in investing activities	$(20.1)	$(6.9)	$(6.7)	$(6.9)	$(7.0)
Net cash used in financing activities	$(28.5)	$(43.6)	$(45.8)	$(48.9)	$(51.1)

Scenario B: Partnership Full Projections - Stage 2

($ and unit counts in millions)	2022E	2023E	2024E	2025E	2026E
Total revenue	$123.8	$137.3	$142.4	$145.5	$149.2
Operating expense	58.4	63.1	64.3	65.0	65.5
Depreciation and amortization	14.2	16.9	17.3	17.7	18.1
General and administrative expense	11.9	12.3	12.5	12.8	13.0

Operating income	39.3	45.0	48.3	50.0	52.6
Interest expense	3.7	6.2	7.1	6.7	6.2
Income taxes	0.0	0.0	0.0	0.0	0.0

Net income	$35.6	$38.8	$41.2	$43.3	$46.4

Weighted average common units outstanding	42.3	42.7	43.1	43.5	43.9
Weighted average preferred units outstanding	34.4	34.4	34.4	34.4	34.4

Non-GAAP Financial Measures
Net income	$35.6	$38.8	$41.2	$43.3	$46.4
Plus: Interest expense	3.7	6.2	7.1	6.7	6.2
Plus: Income taxes	0.0	0.0	0.0	0.0	0.0
Plus: Depreciation and amortization	14.2	16.9	17.3	17.7	18.1
Plus: Non-cash equity-based compensation	0.9	0.9	0.9	0.9	0.9
Plus: Loss on disposal of assets and other	0.2	—	—	—	—

Adjusted EBITDA(1)	54.6	62.8	66.5	68.6	71.6
Less: Cash paid for interest	3.7	6.2	7.1	6.7	6.2
Less: Cash paid for income taxes	0.0	0.0	0.0	0.0	0.0
Less: Maintenance capital expenditures	6.2	6.8	7.0	7.1	7.2

Distributable Cash Flow(2)	$44.7	$49.8	$52.4	$54.8	$58.2

Select Cash Flow Statement Items
Net cash provided by operating activities	$51.3	$57.5	$60.3	$62.9	$66.3
Maintenance capital expenditures	$(6.2)	$(6.8)	$(7.0)	$(7.1)	$(7.2)
Growth capital expenditures, including asset acquisitions(3)	$(73.2)	$(13.3)	$(0.4)	$(0.4)	$(0.4)

Net cash used in investing activities	$(79.4)	$(20.1)	$(7.4)	$(7.5)	$(7.6)
Net cash provided by (used in) financing activities	$30.2	$(37.2)	$(53.1)	$(55.3)	$(59.5)

Scenario C: Partnership Full Projections - Stage 2+

($ and unit counts in millions)	2022E	2023E	2024E	2025E	2026E
Total revenue	$123.8	$154.9	$172.8	$185.9	$199.7
Operating expense	58.4	71.0	78.0	83.2	88.2
Depreciation and amortization	14.2	21.3	25.0	27.9	31.0
General and administrative expense	11.9	13.1	14.0	14.8	15.5

Operating income	39.3	49.5	55.8	60.0	65.0
Interest expense	3.7	8.6	13.0	14.6	16.1
Income taxes	0.0	0.0	0.0	0.0	0.0

Net income	$35.6	$40.9	$42.8	$45.4	$48.9

Weighted average common units outstanding	42.3	42.7	43.1	43.5	43.9
Weighted average preferred units outstanding	34.4	34.4	34.4	34.4	34.4

Non-GAAP Financial Measures
Net income	$35.6	$40.9	$42.8	$45.4	$48.9
Plus: Interest expense	3.7	8.6	13.0	14.6	16.1
Plus: Income taxes	0.0	0.0	0.0	0.0	0.0
Plus: Depreciation and amortization	14.2	21.3	25.0	27.9	31.0
Plus: Non-cash equity-based compensation	0.9	0.9	0.9	0.9	0.9
Plus: Loss on disposal of assets and other	0.2	—	—	—	—

Adjusted EBITDA(1)	54.6	71.7	81.7	88.8	96.9
Less: Cash paid for interest	3.7	8.6	13.0	14.6	16.1
Less: Cash paid for income taxes	0.0	0.0	0.0	0.0	0.0
Less: Maintenance capital expenditures	6.2	8.0	9.0	9.7	10.6

Distributable Cash Flow(2)	$44.7	$55.1	$59.7	$64.5	$70.2

Select Cash Flow Statement Items
Net cash provided by operating activities	$51.3	$64.0	$69.7	$75.2	$81.7
Maintenance capital expenditures	$(6.2)	$(8.0)	$(9.0)	$(9.7)	$(10.6)
Growth capital expenditures, including asset acquisitions(3)	$(73.2)	$(113.3)	$(50.4)	$(50.4)	$(50.4)

Net cash used in investing activities	$(79.4)	$(121.3)	$(59.4)	$(60.1)	$(61.0)
Net cash provided by (used in) financing activities	$30.3	$56.6	$(9.8)	$(15.0)	$(21.0)

(1)

Adjusted EBITDA is a non-GAAP financial measure that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) the performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets; (ii) the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities; (iii) the Partnership’s ability to make distributions; (iv) the Partnership’s ability to incur and service debt; (v) the Partnership’s ability to fund capital expenditures; and (vi) the Partnership’s ability to incur additional expenses. The Partnership defines Adjusted EBITDA as earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation, asset impairment charges, gains and losses on asset disposals, and other select items which management feels decreases the comparability of results among periods. The Partnership believes that the presentation of Adjusted EBITDA provides useful information to investors in assessing the Partnership’s financial condition and results of operations.

(2)

Distributable Cash Flow is a non-GAAP financial measure that management and external users of the Partnership’s consolidated financial statements may use to evaluate whether the Partnership is generating sufficient cash flow to support distributions to the Unitholders as well as measure the ability of the Partnership’s assets to generate cash sufficient to support the Partnership’s indebtedness and maintain the

Partnership’s operations. The Partnership defines Distributable Cash Flow as Adjusted EBITDA minus cash paid for interest, cash paid for taxes, and maintenance capital expenditures.
(3)	Growth capital expenditures are capital expenditures that the Partnership expects will increase its operating income over the long term.

Opinion of Financial Advisor to the Conflicts Committee

The Conflicts Committee retained Evercore to act as its financial advisor in connection with evaluating the proposed Merger. On April 21, 2022, at a meeting of the Conflicts Committee, Evercore rendered its oral opinion (subsequently confirmed by delivery of a written opinion on the same date) to the Conflicts Committee that, as of April 21, 2022 and based upon and subject to the factors, assumptions made, procedures followed, matters considered, qualifications and limitations on the scope of review undertaken by Evercore in connection with the preparation of its opinion as set forth therein, the Common Unit Merger Consideration to be received by the Partnership Unaffiliated Common Unitholders pursuant to the Merger Agreement was fair, from a financial point of view, to the Partnership Unaffiliated Common Unitholders.

The opinion speaks only as of the date it was delivered and not as of the time the Merger will be completed or any other date. The opinion does not reflect changes that may occur or may have occurred after April 21, 2022, which could alter the facts and circumstances on which Evercore’s opinion was based. It is understood that subsequent events may affect Evercore’s opinion, but Evercore does not have any obligation to update, revise or reaffirm its opinion.

The full text of the written opinion of Evercore, dated as of April 21, 2022, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached hereto as Annex C and is incorporated for reference in its entirety in this proxy statement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Conflicts Committee in connection with its evaluation of the fairness of the Common Unit Merger Consideration to the Partnership Unaffiliated Common Unitholders and did not address any other aspects or implications of the Merger. Evercore’s opinion should not be construed as creating any fiduciary duty on Evercore’s part to any party and such opinion is not intended to be, and does not constitute, a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any unitholder of the Partnership should act or vote in respect of the Merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex C. Evercore’s opinion speaks as of the date rendered, and Evercore has no obligation to update, revise or reaffirm its opinion.

In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:

•

reviewed certain publicly available historical operating and financial information relating to the Partnership that Evercore deemed relevant, including as set forth in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021 and certain of the Partnership’s Current Reports on Form 8-K, in each case as filed with or furnished to the SEC;

•

reviewed certain projected financial data relating to the Partnership prepared and furnished to Evercore by management of the General Partner, as approved for Evercore’s use by management of the General Partner (the “Forecasts”);

•

discussed with management of the General Partner its assessment of the past and current operations of the Partnership, the current financial condition and prospects of the Partnership, and the Forecasts (including management’s views on the risks and uncertainties of achieving the Forecasts);

•	reviewed the reported prices and the historical trading activity of the Common Units;

•	performed discounted cash flow analyses for the Partnership based on the Forecasts and other data provided by management of the General Partner;

•	performed discounted distribution analyses for the Partnership utilizing projected distributions and other data provided by management of the General Partner;

•	compared the financial performance of the Partnership and its stock market trading multiples with those of certain other publicly traded partnerships that Evercore deemed relevant;

•	compared the financial performance of the Partnership and the valuation multiples relating to the Merger with the financial terms of certain other transactions that Evercore deemed relevant;

•	reviewed the financial terms and conditions of the draft, dated April 21, 2022, of the Merger Agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the General Partner that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, Evercore assumed with the Conflicts Committee’s consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the General Partner as to the future financial performance of the Partnership and the other matters covered thereby. Evercore expressed no view as to the Forecasts or the assumptions on which they are based.

For purposes of its analysis and opinion, Evercore assumed, in all respects material to Evercore’s analysis, that the final executed Merger Agreement would not differ from the draft Merger Agreement reviewed by Evercore, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition.

Evercore did not conduct a physical inspection of the properties or facilities of the Partnership, and Evercore did not make, nor assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Partnership, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of the Partnership under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of the opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of the opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon and expressed no opinion with respect to any matter other than the fairness to the Partnership Unaffiliated Common Unitholders, from a financial point of view, of the Common Unit Merger Consideration to be received by the Partnership Unaffiliated Common Unitholders pursuant to the Merger Agreement. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership, or any class of such persons, whether relative to the Common Unit Merger Consideration or otherwise. Evercore was not asked to pass upon, and Evercore did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement.

Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might have been available to the Partnership, nor did it address the underlying business decision of the Partnership to engage in the Merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Units or any business combination or other extraordinary transaction involving the Partnership. Evercore’s opinion did not constitute a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any unitholder of the Partnership should vote or act in respect of the Merger. Evercore did not express any opinion as to the prices at which the Common Units would trade at any time or as to the potential effects of volatility in the credit, financial and stock markets on the Partnership or the Merger. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by the Partnership and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the Conflicts Committee on April 21, 2022 in connection with rendering Evercore’s opinion to the Conflicts Committee. Each analysis was provided to the Conflicts Committee. However, the following summary does not purport to be a complete description of the analyses performed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on April 20, 2022, and is not necessarily indicative of current market conditions.

Overview of Analyses

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of the Partnership by valuing the cash flows received by the Partnership based on the Forecasts, which included three different scenarios: (i) Partnership Financial Projections, (ii) Partnership Financial Projections – Stage 2 and (iii) Partnership Financial Projections—Stage 2+ (the “Respective Cases”). The Partnership Financial Projections – Stage 2 and Partnership Financial Projections—Stage 2+ incorporate increasing amounts of assumed acquisitions and growth projects resulting in increases to Adjusted EBITDA and capital expenditures over the projection period. The Partnership Financial Projections—Stage 2 scenario incorporates additional capital expenditures of approximately $70 million between 2022 and 2023 based on assumed acquisitions and growth projects in various stages of negotiation and commercial discussions. The Partnership Financial Projections—Stage 2+ scenario incorporates additional capital expenditures of approximately $250 million incremental to the Partnership Financial Projections—Stage 2 scenario between 2023 and 2026 based on the available borrowing capacity under the Partnership’s revolving credit facility, which funds could be used to finance growth projects that may be identified in the future. The Forecasts are described in more detail in “Unaudited Financial Projections of the Partnership.” All figures stated herein related to the Respective Cases will appear in the order set forth in the immediately preceding sentence. Evercore derived values for the Common Units utilizing a range of discount rates based on the Partnership’s weighted average cost of capital (“WACC”), as estimated by Evercore based on the Capital Asset Pricing Model (“CAPM”), and terminal values based on a range of estimated EBITDA exit multiples based on the trading multiples of partnerships that Evercore deemed to have certain characteristics that are similar to those of the

Partnership as well as perpetuity growth rates. Evercore assumed a range of discount rates of 8.5% to 9.5%, a range of EBITDA exit multiples of 8.0x to 10.0x and a range of perpetuity growth rates of 0.50% to 2.50%. The discounted cash flow analyses utilizing the EBITDA exit multiple methodology to calculate terminal value resulted in an implied equity value per Common Unit range of $2.01 to $4.29, $2.36 to $5.03, and $1.90 to $5.40 for the Respective Cases. The discounted cash flow analysis utilizing the perpetuity growth rate methodology to calculate terminal value resulted in an implied equity value per Common Unit range of $0.71 to $4.06, $0.87 to $4.84, and $0.00 to $5.03 for the Respective Cases. An implied equity value per Common Unit that was less than $0.00 is reflected herein as $0.00.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of the Partnership by reviewing and comparing the market values and trading multiples of the following publicly traded partnerships that Evercore deemed to have certain characteristics that are similar to those of the Partnership:

•	Delek Logistics Partners, LP

•	Genesis Energy, L.P.

•	Global Partners LP

•	Holly Energy Partners, L.P.

•	Martin Midstream Partners L.P.

•	NuStar Energy L.P.

•	PBF Logistics LP

•	Sunoco LP

•	USD Partners LP

Although the trading comparables were compared to the Partnership for purposes of this analysis, no partnership used in the peer group trading analysis is identical or directly comparable to the Partnership. In order to calculate peer group trading multiples, Evercore relied on publicly available filings with the SEC and equity research analyst estimates.

For each of the peer group trading partnerships, Evercore calculated the following trading multiples:

•

Enterprise Value/2022E EBITDA, which is defined as market value of equity, plus debt, non-controlling interest and preferred equity, less cash (“Enterprise Value” or “EV”), divided by estimated EBITDA for the calendar year 2022; and

•	Enterprise Value/2023E EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2023.

The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of the Partnership noted by Evercore.

Crude Oil and Refined Products MLPs	Mean	Median
EV/2022E EBITDA	8.6x	9.1x
EV/2023E EBITDA	7.8x	8.2x

Crude Oil and Refined Products MLPs	Reference Range
EV/2022E EBITDA	8.0x – 10.0x
EV/2023E EBITDA	7.0x – 9.0x

Based on its review of the peer groups and Evercore’s professional judgment, Evercore selected Enterprise Value multiple ranges of 8.0x to 10.0x to 2022E EBITDA and 7.0x to 9.0x to 2023E EBITDA.

Evercore applied the relevant multiple ranges to 2022E and 2023E Adjusted EBITDA (“Adjusted EBITDA”) of the Respective Cases to derive relevant Enterprise Value ranges. After adjusting for the unaffected market value of the Partnership’s preferred equity as of October 8, 2021, net debt and units outstanding as of March 31, 2022, Evercore determined implied value per Common Unit ranges of $0.47 to $2.88, $0.73 to $3.20, and $0.73 to $3.20 for the Respective Cases using 2022E Adjusted EBITDA and $0.00 to $1.98, $0.79 to $3.63, and $2.19 to $5.43 for the Respective Cases using 2023E Adjusted EBITDA.

Precedent M&A Transactions Analysis

a)	Asphalt Terminals

Evercore reviewed selected publicly available information for transactions involving the acquisition of asphalt terminal assets and selected 12 transactions, although Evercore noted that none of the selected transactions were directly comparable to the Merger:

Date Announced	Acquirer	Target (Seller)
10/2017	Blueknight Energy Partners LP	Asphalt terminal in Muskogee, OK (Frontier Terminal LLC / Cummins Investment Corporation)
10/2017	Blueknight Energy Partners LP	Asphalt terminal in Bainbridge, GA (Ergon, Inc.)
2/2017	Martin Midstream Partners LP	Asphalt terminal facility in Hondo, TX (Martin Resource Management Corporation)
7/2016	Blueknight Energy Partners LP	Nine asphalt and emulsions terminals (Ergon, Inc.)
2/2016	Blueknight Energy Partners LP	Two asphalt terminalling facilities located in Wilmington, NC and Dumfries, VA (Axeon Specialty Products LLC)
5/2015	Blueknight Energy Partners LP	Asphalt terminalling facility in Cheyenne, WY (Simon Contractors)
6/2014	World Point Terminals LP	Two terminals with storage capability for asphalt, crude oil, distillates and residual fuels in Mobile, AL (NuStar Energy LP)
2/2013	Arc Terminals LP	Asphalt and crude oil marine terminalling facility in Mobile, AL, and rail transloading facility in Saraland, AL (Gulf Coast Asphalt Company, LLC)
7/2012	Lindsay Goldberg LLC	50% stake in NuStar Energy’s asphalt operations (NuStar Energy LP)
5/2010	NuStar Energy LP	Three asphalt and crude oil storage terminals with 24 storage tanks located along the Mobile River in AL (Asphalt Holdings, Inc.)
10/2009	Holly Energy Partners LP	Asphalt and light products storage, loading racks and associated delivery pipeline (Sinclair)
1/2008	SemGroup Energy Partners LP	46 U.S. liquid asphalt cement and residual fuel oil terminalling and storage facilities (SemMaterials LP)

Evercore noted that the median and mean Enterprise Value to EBITDA multiple of the selected 12 transactions was 8.1x and 7.7x, respectively.

b)	Selected Buy-In / Merger / All-Cash / Take-Private Transactions

Evercore reviewed selected publicly available information for transactions involving MLP take-private and other transactions announced in the prior four years and selected 22 transactions, although Evercore noted that none of the selected transactions were directly comparable to the Merger:

Date Announced	Acquirer	Target (Seller)
12/2021	bp p.l.c.	BP Midstream Partners LP
10/2021	Phillips 66	Phillips 66 Partners LP
9/2021	Enbridge Inc.	Moda Midstream
3/2021	Chevron Corporation	Noble Midstream Partners LP
2/2021	Energy Transfer LP	Enable Midstream Partners, LP
12/2020	TC Energy Corporation	TC PipeLines, LP
7/2020	CNX Resources Corporation	CNX Midstream Partners LP
2/2020	Equitrans Midstream Corporation	EQM Midstream Partners, LP
9/2019	Energy Transfer LP	SemGroup Corporation
8/2019	Blackstone Infrastructure Partners, GIC, Enagas, USS and NPS	56% Interest in Tallgrass Energy, LP
5/2019	IFM Investors	Buckeye Partners, L.P.
5/2019	MPLX LP	Andeavor Logistics LP)
11/2018	Western Gas Equity Partners, LP	Western Gas Partners, LP
10/2018	EnLink Midstream, LLC	EnLink Midstream Partners, LP
10/2018	Valero Energy Corporation	Valero Energy Partners LP
10/2018	Antero Midstream GP LP	Antero Midstream Partners LP
9/2018	Dominion Energy Inc.	Remaining 39.1% interest in Dominion Midstream Partners, LP
8/2018	Energy Transfer Equity, L.P.	Remaining 97.36% interest in Energy Transfer Partners, L.P.
7/2018	ArcLight Capital Partners	TransMontaigne Partners L.P.
5/2018	Enbridge Inc.	Spectra Energy Partners, LP
5/2018	Enbridge Inc.	Enbridge Energy Partners, L.P.
5/2018	The Williams Companies, Inc.	Williams Partners L.P.

Evercore noted that the median and mean Enterprise Value to EBITDA multiple of the selected 22 transactions was 9.8x and 9.9x, respectively.

Evercore reviewed the Enterprise Value to EBITDA multiples in the selected transactions and selected a range of relevant implied multiples of EBITDA of 8.5x to 10.5x. Evercore then applied this range of selected multiples to the 2022E Adjusted EBITDA for the Respective Cases. After adjusting for the unaffected market value of the Partnership’s preferred equity as of October 8, 2021, net debt and units outstanding as of March 31, 2022, Evercore determined implied value per Common Unit ranges of $1.08 to $3.48, $1.35 to $3.82, and $1.35 to $3.82 for the Respective Cases.

Other Presentations by Evercore

In addition to the presentation made to the Conflicts Committee on April 21, 2022, the date on which Evercore delivered its opinion, as described above, Evercore made other written and oral presentations to the Conflicts Committee on November 2, November 9, November 15, November 30 and December 20, 2021 and on January 10, January 17, February 3, March 7, March 14, March 15 and March 24, 2022, which are referred to as the preliminary Evercore presentations. Copies of the preliminary Evercore presentations provided to the Conflicts Committee by Evercore have been attached as exhibits to the Schedule 13E-3 related to the Merger. These written presentations and the written opinion will be available for any interested unitholder of the Partnership to inspect and copy at the Partnership’s executive offices during regular business hours.

None of the preliminary Evercore presentations, alone or together, constitutes an opinion of Evercore with respect to the Common Unit Merger Consideration.

The information contained in the written and oral presentations made to the Conflicts Committee on November 2, 2021 and November 9, 2021 is substantially similar to the information provided in Evercore’s written presentation to the Conflicts Committee on April 21, 2022, as summarized above, with most substantive changes reflecting (1) sensitivity surrounding growth projects and projected cash flows, (2) updates to the WACC and trading multiple ranges utilized by Evercore in its valuation analyses, and (3) a preliminary analysis of a potential conversion of the Preferred Units.

The November 15, 2021 materials provided the potential tax impact to the holders of Common Units and Preferred Units if a transaction were to be consummated based on information provided by the Partnership’s tax advisors.

The November 30, 2021 and December 20, 2021 materials summarized communications received from certain unitholders reflecting their view on the valuation of the Common Units.

The January 10, 2022 materials provided a comparison of a preliminary range of implied value of the Common Units relative to Ergon’s valuation of the Common Units as well as an updated history on prior negotiations.

The January 17, 2022 materials summarized (1) the accretion or dilution resulting from various scenarios of a conversion of Preferred Units to Common Units at varying conversion ratios and (2) the additional impact on Common Unit valuation of project risking, including additional time delays for incremental cash flows and applying risking percentages to both capital expenditures and cash flows.

On February 3, 2022, Evercore delivered two sets of materials to the Conflicts Committee. The first set of materials presented (1) an overview of current and potential growth projects and their respective status with an updated set of forecasts, (2) an analysis of Parent’s most recent offer, which was made in response to investor feedback and represented a potential shift in value allocation from the Preferred Units to the Common Units of $0.66 per Common Unit, and (3) additional valuation materials based upon specific growth project risking scenarios. The second set of materials presented to the Conflicts Committee, which was subsequently sent to Parent, excluded the additional valuation materials based upon specific growth project risking scenarios.

The March 7, 2022 materials delivered to the Conflicts Committee provided Evercore’s perspectives regarding Ergon’s observations on Evercore’s analyses, including perspectives on valuation, growth projects, industry outlook and precedent take-private transactions.

The information contained in the presentations on March 14, 2022, March 15, 2022, March 24, 2022 and April 21, 2022 that were provided to the Conflicts Committee each included discounted cash flow analyses assuming various sensitivities on the timing of growth project cash flows, the cost of growth projects, risking of growth projects and EBITDA exit multiples.

Each of the analyses performed in these preliminary Evercore presentations was subject to further updating and subject to the final analyses presented to the Conflicts Committee on April 21, 2022, by Evercore. Each of these analyses was necessarily based on financial, economic, market and other conditions as they existed and as could be evaluated by Evercore as of the dates on which Evercore performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses included in the April 21, 2022, presentation.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Conflicts Committee. In connection with the review of the Merger by the Conflicts Committee, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion to the Conflicts Committee. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the Common Unit Merger Consideration or the actual value of the Common Units. No partnership or other company used in the above analyses as a comparison is directly comparable to the Partnership and no precedent transaction used in the above analyses is directly comparable to the Merger. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the partnerships or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Partnership and its advisors.

Evercore prepared these analyses solely for the information and benefit of the Conflicts Committee and for the purpose of providing an opinion to the Conflicts Committee as to whether the Common Unit Merger Consideration was fair, from a financial point of view, to the Partnership Unaffiliated Common Unitholders. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the opinion was approved by an opinion committee of Evercore.

Except as described above, the Conflicts Committee imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. The financial terms and conditions of the Merger with respect to the Common Units and the non-financial terms and conditions of the Merger Agreement were determined as a result of arm’s-length negotiations between Parent and the Conflicts Committee. Evercore did not recommend any specific consideration to the Conflicts Committee or recommend that any specific consideration constituted the only appropriate consideration in the Merger for the holders of Common Units. Evercore’s opinion was only one of many factors considered by the Conflicts Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Conflicts Committee with respect to the Merger or the Common Unit Merger Consideration.

Under the terms of Evercore’s engagement letter with the Partnership and the Conflicts Committee, the Partnership agreed to pay Evercore a fee of $1.25 million upon rendering its opinion and a closing fee of $1.0 million upon consummation of the Merger. Evercore also received a fee of $250,000 upon execution of its engagement letter with the Conflicts Committee and earned an additional fee of $250,000 30 days after the execution of its engagement letter with the Conflicts Committee, each of which is fully creditable against the fee payable upon the closing of the Merger. Evercore may also receive a fee of up to $500,000 based solely at the discretion of the Conflicts Committee. In addition, the Partnership agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of or in connection with its engagement.

During the two-year period prior to the date hereof and except as described herein, no material relationship existed between Evercore and the Partnership, the General Partner or any other party to the Merger Agreement pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship.

Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Partnership, the Parent and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Partnership or the Parent.

The Conflicts Committee engaged Evercore to act as its financial advisor in connection with evaluating the proposed Merger based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

Evercore consented to the inclusion in their entirety of its opinion as an annex to this proxy statement and the materials it presented to the Conflicts Committee as exhibits to the Schedule 13E-3 related to the Merger.

Jefferies LLC Financial Advisor Discussion Materials Provided to Ergon

Ergon, an affiliate of Parent, engaged Jefferies as its financial advisor in connection with a possible transaction involving the Partnership. In connection with Jefferies’s engagement, Ergon requested that Jefferies provide Ergon and Parent with financial advice and assistance in connection with a possible acquisition or other business transaction or series of transactions involving all or a portion of the Partnership’s equity or assets, whether directly or indirectly and through any form of transaction. Jefferies provided, for informational purposes only and at Ergon’s request, certain preliminary discussion materials to Ergon and Parent, including preliminary discussion materials dated October 8, 2021 (the “October Jefferies Discussion Materials”) and discussion materials dated December 21, 2021 (the “December Jefferies Discussion Materials” and, together with the October Discussion Materials, the “Jefferies Discussion Materials”).

The Jefferies Discussion Materials are included as exhibits to the Transaction Statement on Schedule 13E-3 and are incorporated herein by reference. The description of the Jefferies Discussion Materials set forth below is qualified in its entirety by reference to the full text of such Jefferies Discussion Materials. The Jefferies Discussion Materials were provided for the information of Ergon and Parent in connection with their evaluation of the Merger. Jefferies was not requested to, and it did not, provide to Ergon or any other person any (i) opinion (whether as to the fairness of any consideration, including, without limitation the Merger Consideration, or otherwise) or (ii) recommendation as to how to vote or act on any matters relating to the proposed Merger or otherwise. The Jefferies Discussion Materials were provided for the use and benefit of Ergon and Parent in their consideration of the Merger and did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Ergon or Parent, nor did they address the underlying business decision by Ergon or Parent to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. The Jefferies Discussion Materials were not intended to be and do not constitute a recommendation as to how any holders of Common Units or Preferred Units should vote or act with respect to the Merger or any matter related thereto. The Jefferies Discussion Materials were preliminary and informational and were not based on financial forecasts and other information and data provided as of dates proximate to the execution of the Merger Agreement and therefore are not reflective of certain procedures typically applicable to materials or presentations in connection with delivering an opinion.

In preparing the Jefferies Discussion Materials, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Ergon or that was publicly available to Jefferies (including, without limitation, the information described below) or otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of Ergon that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, the Partnership, and Jefferies was not furnished with any such evaluations or appraisals, and assumed no responsibility to obtain any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Ergon informed Jefferies, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the then best currently available estimates and good faith judgments of the management of the General Partner as to, and were a reasonable basis on which to evaluate, the future financial performance of the Partnership and the other matters covered thereby. Jefferies expressed no opinion as to the Partnership’s financial forecasts or the assumptions on which they were based.

The Jefferies Discussion Materials and the preliminary financial considerations and other information contained therein were based on economic, monetary, regulatory, market and other conditions existing, and which could be evaluated, as of the respective dates of the Jefferies Discussion Materials. In particular, the financial forecasts and other information and data relating to the Partnership prepared by the management of the General Partner and utilized in certain of the Jefferies Discussion Materials were limited in nature and provided by Ergon to Jefferies as of September 27, 2021 (the “GP Management September Forecasts”), which financial forecasts and other information and data were subsequently superseded by updated information not available as of, and not reflected in, the Jefferies Discussion Materials. Jefferies did not undertake to advise any person of any change in any fact or matter affecting the Jefferies Discussion Materials of which Jefferies becomes aware after the date of such discussion materials.

Jefferies made no independent investigation of any legal or accounting matters affecting the Partnership, and Jefferies assumed the correctness in all respects material to the Jefferies Discussion Materials of all legal and accounting advice given to Ergon, Parent and the Partnership, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger to the Partnership and its Unitholders. In addition, in preparing the Jefferies Discussion Materials, Jefferies did not take into account any tax consequences of the transaction to any holder of Common Units or Preferred Units. Jefferies expressed no view or opinion as to the price at which the Common Units or Preferred Units will trade at any time.

The summary of the financial analyses described below is a summary of the material financial analyses reviewed with Ergon and Parent and performed by Jefferies in connection with the Jefferies Discussion Materials and is qualified in its entirety by reference to the full text of such Jefferies Discussion Materials. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’s financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses.

The estimates of the future performance of the Partnership in or underlying Jefferies’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Partnership. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’s view of the actual value of the Partnership or its businesses or securities.

The terms of the Merger Agreement were determined through negotiations between Ergon, Parent and the Conflicts Committee, and the decision by Parent to enter into the Merger Agreement was solely that of Parent. The Jefferies Discussion Materials were only one of many factors considered by Ergon and Parent and should not be viewed as determinative of the views of Ergon and Parent with respect to the Merger or the consideration payable pursuant to the Merger Agreement.

October Jefferies Discussion Materials

The preliminary discussion materials that representatives of Jefferies provided to Ergon and Parent on October 8, 2021 included, among other things:

•	an overview of the MLP equity market, including trading performance and fund flows;

•	an overview of the organizational structure of the Partnership and the trading performance and ownership of the Common Units and the Preferred Units;

•	a summary of the financial forecasts prepared by management of the General Partner and provided to Jefferies on September 27, 2021;

•	a summary of the implied premiums in certain selected take-private precedent transactions involving selected MLPs;

•	a summary of certain preliminary illustrative financial analyses of the Common Units and the Preferred Units, including:

•

a premiums paid analysis of take-private transactions involving selected MLPs that used an illustrative range of implied premiums of (7)% to 14% and indicating an illustrative range of implied equity values per Common Unit of $2.94 to $3.60;

•

a public comparables analysis of selected MLPs with a market capitalization of less than $750 million and with a majority of their revenue fully contracted from an affiliated party that used a selected range of enterprise value to EBITDA multiples of 9.5x to 10.5x, based on Jefferies’s professional judgment and experience, and that indicated an illustrative range of implied equity values per Common Unit of $2.51 to $3.77 and $2.53 to $3.79, based on the estimated EBITDA of the Partnership for fiscal years 2021 and 2022 of $52.0 million and $52.1 million, respectively, each based on the Partnership Management September Forecasts;

•

a discounted cash flow analysis based on the estimated distributable cash flow that the Partnership was forecasted to generate during the fiscal years ending December 31, 2022 through December 31, 2024 of $42.4 million, $43.4 million and $44.8 million, respectively, each based on the GP Management September Forecasts, that used an illustrative range of discount rates of 13.0% to 15.0%, based on an estimate of the Partnership’s cost of equity, and that used an illustrative range of terminal distribution yields of 5.0% to 7.0% of the terminal year distributable cash flow, based on Jefferies’s professional judgment and experience, and that indicated an illustrative range of implied equity values per Common Unit of $2.84 to $3.59;

•

a discounted cash flow analysis based on the estimated unlevered free cash flow that the Partnership was forecasted to generate during the fiscal years ending December 31, 2022 through December 31, 2024 of $46.5 million, $46.8 million and $48.0 million, respectively, each based on the GP Management September Forecasts, that used an illustrative range of enterprise value to EBITDA multiples of 9.5x to 10.0x, based on Jefferies’s professional judgment and experience, and an illustrative range of discount rates of 7.8% to 8.8%, based on an estimate of the Partnership’s weighted average cost of capital, and that indicated an illustrative range of implied equity values per Common Unit of $3.07 to $3.90;

•

an illustrative take-private analysis to determine the illustrative internal rates of return a financial sponsor might achieve in a leveraged buyout of the Partnership at a hypothetical purchase price and using the estimated free cash flows of the Partnership for the fiscal years 2022 through 2024 of $47.8 million, $52.8 million and $55.1 million, respectively, each based on the GP Management September Forecasts, that used assumptions based on Jefferies’s professional experience and judgment including: (i) transaction financing of 100% equity; (ii) 100% of free cash flows would be used to reduce the existing debt of the Partnership; (iii) a range of exit multiples of 9.5x to 10.5x estimated EBITDA; (iv) a range of exit years of 2022 to 2024; and (v) take-private cost savings of $5.1 million, $7.7 million and 7.8 million in years 2022, 2023 and 2024, respectively, as provided by management of the General Partner. This indicated an illustrative range of implied internal rates of return of (3)% to 16%; and

•

an illustrative discounted cash flow analysis of the Preferred Units, based on the GP Management September Forecasts, that used a selected discount rate range of 8.25% to 10.25%, based on Jefferies’s professional judgment and experience, and that used an annual distribution of $0.715 per Preferred Unit, based on the terms of the Preferred Units, and that indicated an illustrative range of implied values per Preferred Unit of $6.97 to $8.66.

December Jefferies Discussion Materials

The Jefferies Discussion Materials that representatives of Jefferies provided to Ergon and Parent on December 21, 2021 included, among other things:

•	a summary of Ergon’s historical support of the Partnership, including providing direct financial and operational support through a variety of supportive actions;

•	a list of selected precedent transactions involving the acquisition of selected MLPs by an affiliate under common control;

•	updated market information regarding selected MLPs and updated market information for the Partnership;

•	a summary of the Partnership’s historical acquisitions and capital expenditures for expansion; and

•	an illustrative analysis of restructuring certain of the Partnership’s customer contracts.

Miscellaneous

In connection with its September 2021 engagement, Ergon has agreed to pay Jefferies for its financial advisory services to Ergon in connection with the Merger an aggregate fee of $2.5 million, which is contingent upon the consummation of the Merger. In addition, Ergon has agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’s engagement, and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

During the two years prior to the date of its engagement with Ergon, Jefferies did not receive any fees from Ergon, the Partnership, or any of their respective affiliates for financial advisory or financing services. In the ordinary course of business, Jefferies and its affiliates may trade or hold securities or financial instruments (including loans and other obligations) of Ergon, the Partnership and/or certain of their respective affiliates for Jefferies’s own account and for the accounts of Jefferies’s customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities or financial instruments.

Jefferies was selected as the financial advisor to Ergon in connection with the Merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

The Support Agreement

On April 21, 2022, the Partnership and Parent entered into the Support Agreement, pursuant to which, among other things, Parent has agreed, in its capacity as a limited partner of the Partnership, to vote its Common Units and Preferred Units in favor of the Merger Agreement and the Merger. Under the Support Agreement, Parent has also agreed that it will not transfer any of its Units except to an affiliate of Parent; provided, however, that any such transferee must have executed and delivered to the Partnership a counterpart to the Support Agreement pursuant to which such transferee will agree to be bound by all of the terms and provisions of the Support Agreement, as if such transferee were an original party to the agreement.

The Support Agreement will terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement, (iii) the election of Parent in the event that the Conflicts Committee makes a Partnership Adverse Recommendation Change and (iv) the mutual written agreement of Parent and the Partnership. The full text of the Support Agreement is attached as Annex B to this proxy statement. The Partnership encourages you to read the Support Agreement carefully and in its entirety.

Interests of the Directors and Executive Officers of the General Partner in the Merger

In considering the recommendation of the GP Board that Unitholders vote “FOR” the Merger Proposal, Unitholders should be aware that some of the General Partner’s directors and executive officers have financial interests in the Merger that may be different from, or in addition to, those of Unitholders generally. The GP Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and making its recommendation that the Unitholders approve the Merger Agreement.

Indemnification; Directors’ and Officers’ Insurance

All of the directors and executive officers of the GP Board will receive continued indemnification and insurance coverage for their actions as directors and executive officers after the Effective Time of the Merger.

Beneficial Ownership of Common Units

Certain of the directors and executive officers of the General Partner hold Common Units and will be entitled to receive the Merger Consideration in connection with the Merger. Additionally, certain of the directors and executive officers of the General Partner hold phantom units and restricted units under the Partnership Long-Term Incentive Plan, effective September 9 (the “Long-Term Incentive Plan”), which will be converted into the right to receive a cash payment in an amount equal to the Merger Consideration with respect to each such unit. See “Common Unit and Preferred Unit Ownership” for more information.

Position of the Ergon Filing Parties as to the Fairness of the Merger

Under the SEC rules governing “going private” transactions, each of the Ergon Filing Parties is an affiliate of the Partnership that is required to express its belief as to the fairness of the proposed Merger to the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders. The Ergon Filing Parties are making the statements included in this section for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The Ergon Filing Parties believe that the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement was filed with the SEC) is substantively and procedurally fair to the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders on the basis of the factors described in “Special Factors—Purpose and Reasons of the Ergon Filing Parties for the Merger” and the additional factors described below.

None of the Ergon Filing Parties nor any of their respective affiliates (other than the Conflicts Committee, which performed an evaluation only with respect to the Partnership Unaffiliated Common Unitholders) undertook an independent evaluation of the fairness of the Merger to the Partnership Unaffiliated Common Unitholders or the Partnership Unaffiliated Preferred Unitholders or engaged a financial advisor for such purpose. The GP Board delegated to the Conflicts Committee the exclusive power and authority to investigate, review, evaluate and make a recommendation to the GP Board with respect to, the proposed transaction, which included the power to negotiate, or delegate to any person the ability to negotiate, the terms and conditions of the proposed transaction and to determine whether the proposed transaction is fair and reasonable to, and in the best interests of, the Partnership and the Partnership Unaffiliated Common Unitholders. However, the Conflicts Committee was not delegated the authority to, and did not, determine that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to the Partnership Unaffiliated Preferred Unitholders or otherwise approve the Merger Agreement and the Merger on behalf of the Partnership Unaffiliated Preferred Unitholders. The GP Board reserved for itself the determination of whether the Proposed Transaction was fair and reasonable to the Partnership Unaffiliated Preferred Unitholders, as the Conflicts Committee could not represent the interests of both the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders and as the Preferred Units are a security with a fixed return and a fixed conversion ratio that do not participate in the growth or other upside of the Partnership.

Based on the knowledge and analysis by the Ergon Filing Parties of available information regarding the Partnership, as well as discussions with members of the General Partner’s senior management regarding the Partnership and its business and the factors considered by, and the analysis and resulting conclusions of, the GP Board discussed in this proxy statement in “Special Factors—Purpose and Reasons of the Ergon Filing Parties for the Merger,” the Ergon Filing Parties believe that the Merger is substantively and procedurally fair to the Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders. In particular, the Ergon Filing Parties believe that the proposed Merger is both substantively and procedurally fair to the Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders based on their consideration of the following factors, among others, which are not presented in any relative order of importance:

•

the Merger Consideration is an all-cash amount, which the GP Board believes provides greater value to the Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders than the long-term value of the Partnership as a publicly traded partnership, after taking into account the risks and challenges facing the Partnership’s current business and financial prospects;

•

the receipt of cash consideration eliminates downside risk associated with the continued ownership of the Units, including any possible decrease in the future revenues and free cash flow, growth or value of the Partnership following the Merger;

•

the Merger Consideration with respect to the Common Units constitutes a 51.5% premium to the market closing price prior to Ergon’s offer made on October 8, 2021 and a 40.5% premium to the trailing 30-day volume-weighted average price on April 21, 2022;

•

the Merger Consideration with respect to the Preferred Units is greater than the 52-week trading high for such units prior to signing of the Merger Agreement and represents a 5.3% premium to the market closing price prior to Ergon’s offer made on October 8, 2021 and a 3.6% premium to the trailing 30-day volume-weighted average price on April 21, 2022;

•

the Ergon Filing Parties believe that investor sentiment now disfavors MLP structures as compared to alternative structures and, as a result, the state of the MLP debt and equity capital markets will continue to present challenges for the Partnership to fund acquisitions and growth capital expenditures;

•	the Partnership is a micro-cap MLP and both the Common Units and Preferred Units are thinly-traded, resulting in large blocks of Units trading at discounts relative to their quoted market prices;

•	the Preferred Units have a fixed return and therefore do not have the opportunity to participate in any upside of the Partnership’s business;

•	the Preferred Units have a fixed return, and increases in market interest rates, which are expected, may adversely affect the market price of Preferred Units;

•

the Preferred Units are convertible into Common Units on a one-for-one basis at the election of the holders of Preferred Units, but were well “out of the money” (i.e., the trading price per Common Unit is well below the trading price per Preferred Unit) as of April 21, 2022;

•

The Partnership repurchased 718,519 of its outstanding Preferred Units in 2021 in (i) privately negotiated transactions at an average purchase price of $7.53 per Preferred Unit and (ii) open-market transactions at an average purchase price of $8.10 per Preferred Unit.

•	the Merger Consideration provides liquidity to the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders;

•

the Merger is subject to receipt of Unitholder Approval; recognizing that Parent has agreed to vote or cause the 2,745,837 Common Units and 20,801,757 Preferred Units it owns as of April 21, 2022 to be voted in favor of the Merger pursuant to the Support Agreement;

•

the Partnership and Ergon have entered into a Support Agreement, included as Annex B to this proxy statement, pursuant to which Ergon has agreed to vote all of its Common Units and Preferred Units in favor of adoption of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, including the Merger;

•	certain terms of the Merger Agreement, principally:

•

provisions requiring the General Partner to declare and cause the Partnership to pay regular quarterly cash distributions on the Common Units and Preferred Units until closing, subject to certain specified criteria;

•	provisions permitting the Partnership and the General Partner, under certain conditions, to negotiate with respect to certain unsolicited acquisition proposals;

•

provisions permitting the GP Board to change its recommendation to the Unitholders if it determines in good faith (after consultation with its financial advisor and outside legal counsel) that a failure to make a recommendation change would be inconsistent its duties under applicable law as modified by the Partnership Agreement;

•

the authorization of the Conflicts Committee to, on behalf of the Partnership Unaffiliated Common Unitholders, (i) make such investigation of the proposed transaction as the Conflicts Committee deemed necessary or appropriate, including whether to undertake the proposed transaction, (ii) review and evaluate the terms and conditions, and determine the advisability, of the proposed transaction, (iii) negotiate, or delegate the ability to negotiate to any persons, the terms and conditions of the proposed transaction, (iv) determine whether the proposed transaction is fair and reasonable to, and in the best interests of, the Partnership and the Partnership Unaffiliated Common Unitholders and the

Partnership Unaffiliated Preferred Unitholders, (v) determine what action, if any, should be taken by the Partnership with respect to any proposed transaction and to approve or not approve any such action and (vi) make a recommendation to the GP Board and the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders whether or not to approve the proposed transaction;

•

the authorization of the Conflicts Committee (i) to engage in discussions with the management, representatives and advisors of the General Partner, Ergon and any other party involved in the proposed transaction and make recommendations regarding such changes in the terms of the proposed transaction as the Conflicts Committee shall deem necessary or appropriate; (ii) to obtain and review the management, financial and operating books, records and other materials of the General Partner and the Partnership and such other information regarding the Partnership and its subsidiaries as the Conflicts Committee shall deem necessary or appropriate (in each case, including any information provided or made available to management of the company); (iii) to retain, at the expense of the Partnership, such professional advisors (including attorneys, financial advisors, accountants and other similar advisors) as the Conflicts Committee shall deem necessary or appropriate to assist it with the performance and fulfillment of such duties; (iv) to enter into such contracts providing for the retention, compensation, reimbursement of expenses and indemnification of such advisors as the Conflicts Committee may in its sole discretion deem necessary or appropriate, any such contract of which is hereby approved, adopted, confirmed and ratified; and (v) to incur, for the account of the Partnership, such other costs and expenses as are necessary or appropriate in connection with the performance of such duties (including expenses of the legal, financial and other advisors retained by the Conflicts Committee);

•	a requirement in such authorization that the Conflicts Committee would not have any fiduciary duty to consider the interests of the General Partner or its controlling affiliates, including Ergon;

•	the unanimous determination and recommendation of the Conflicts Committee, who have no economic interest or expectancy of an economic interest in the Ergon Filing Parties following the Merger; and

•

the other factors considered by, and the analysis, discussion and resulting conclusions of the Conflicts Committee and the GP Board described in the section entitled “—Recommendations of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger Proposal,” which analysis, discussion and resulting conclusions the Ergon Filing Parties expressly adopt as their own.

The Ergon Filing Parties did not find it practicable to assign, nor did they assign, specific relative weights to the individual factors considered in reaching their conclusion as to fairness. The Ergon Filing Parties also did not consider the liquidation value of the Partnership’s assets, and did not perform a liquidation analysis, because they consider the Partnership to be a viable going concern. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Partnership Units, and the Ergon Filing Parties believe that the liquidation value of the Units is irrelevant to a determination as to whether the proposed merger is fair to the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders.

The Ergon Filing Parties did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the merger consideration to the Partnership Unaffiliated Common Unitholders or the Partnership Unaffiliated Preferred Unitholders because, in the Ergon Filing Parties’ view, net book value is neither indicative of the Partnership’s market value nor its value as a going concern, but rather is an indicator of historical costs.

While the Ergon Filing Parties considered the trading history of the Partnership’s Common Units and Preferred Units and noted that at various times, this trading history reflected prices above the $4.65 to be paid for each Common Unit held by the Partnership Unaffiliated Common Unitholders and prices above the $8.75 to be paid for each Preferred Unit held by the Partnership Unaffiliated Preferred Unitholders as part of the merger consideration, the Ergon Filing Parties concluded that these factors were not important in determining present value.

Other than as discussed in “—Background of the Merger,” the Ergon Filing Parties are not aware of any firm offers made by third parties to acquire the Partnership in the past two years and did not solicit any such offers during the period. In any event, the Ergon Filing Parties have no intention of selling their Common Units or Preferred Units (or any of the general partner interest or Incentive Distribution Rights) beneficially owned by them, and therefore did not consider the possibility that any such offers might be made in reaching their conclusion as to fairness.

The Ergon Filing Parties’ consideration of the factors described above reflects their assessment of the fairness of the merger. The Ergon Filing Parties implicitly considered the value of the Partnership in a sale as a going concern by taking into account the Partnership’s current and anticipated business, financial conditions, results of operations, prospects and other forward-looking matters. The Ergon Filing Parties did not, however, explicitly calculate a stand-alone going concern value of the Partnership because the Ergon Filing Parties believe that going concern value is not an appropriate method of determining the value of the Partnership’s Common Units and Preferred Units for purposes of the merger. In light of the fact that the Ergon Filing Parties already have, and will continue to have, control of the Partnership, and that the Ergon Filing Parties continue to desire to retain their Units, the Ergon Filing Parties do not believe that it would be appropriate for the Partnership’s Common Units and Preferred Units held by the Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders to be valued on a basis that includes a control premium.

The foregoing discussion of the information and factors considered and weight given by the Ergon Filing Parties is not intended to be exhaustive, but includes the material factors considered by the Ergon Filing Parties. The Ergon Filing Parties’ views as to the fairness of the proposed merger should not be construed as a recommendation to Unitholders to approve the Merger Agreement. Other than the GP Board, the Ergon Filing Parties do not make any recommendation as to how the Unitholders should vote their Units on the proposals on the Merger Proposal.

Purpose and Reasons of the Ergon Filing Parties for the Merger

Under the SEC rules governing “going private” transactions, each of the Ergon Filing Parties is an affiliate of the Partnership that is required to express its belief as to the fairness of the proposed Merger to the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders. The Ergon Filing Parties are making the statements included in this section for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

If the Merger is completed, the Partnership will become a subsidiary of Ergon. For the Ergon Filing Parties, the purpose of the Merger is to effectuate the transactions contemplated by the Merger Agreement and to bear the rewards and risks of such ownership after the Common Units and Preferred Units cease to be publicly traded. The Ergon Filing Parties did not consider any alternatives for achieving these purposes.

The Ergon Filing Parties believe that the Partnership could operate more efficiently and effectively as a private entity. The Ergon Filing Parties believe that improvements to the Partnership’s cost structure and operational flexibility could be achieved, free of the pressures imposed on a publicly traded partnership with regard to operating results and reporting requirements. In addition, the Ergon Filing Parties considered what they believed were competitive advantages of the Partnership ceasing to be a public entity, including greater ability to capitalize on commercial and market opportunities, if any. Further, absent the reporting and other substantial burdens placed on public entities, the Ergon Filing Parties believe that the management and employees of the Partnership and the General Partner will be able to better execute on the Partnership’s future strategic plans due to increased time and narrowed focus.

The Ergon Filing Parties have undertaken to pursue the Merger at this time for the reasons described above.

Although the Ergon Filing Parties believe that there will be opportunities associated with their investment in the Partnership, the Ergon Filing Parties realize that there are also substantial risks (including the risks and uncertainties relating to the prospects of the Partnership) and that such opportunities may never be fully realized. Further, following the merger, there will be no trading market for the equity securities of the Partnership.

The Ergon Filing Parties believe that structuring the transaction as a merger transaction is preferable to other transaction structures because (i) it will enable Ergon to acquire, through Parent, all of the outstanding Common Units and Preferred Units at the same time and (ii) it represents an opportunity for the Partnership’s unitholders (except Parent) to receive a premium for their Units. The Common Unit Merger Consideration represents a 51.5% premium to the market closing price prior to Ergon’s offer made on October 8, 2021 and a 40.5% premium to the trailing 30-day volume-weighted average price on April 21, 2022. The Preferred Unit Merger Consideration was greater than the 52-week trading high for such units upon signing the Merger Agreement and represents a 5.3% premium to the market closing price prior to Ergon’s offer made on October 8, 2021 and a 3.6% premium to the trailing 30-day volume-weighted average price on April 21, 2022. Further, the Ergon Filing Parties believe that structuring the transaction as a merger transaction provides a prompt and orderly transfer of ownership of the Partnership in a single step, without the necessity of financing separate purchases of the Common Units and Preferred Units in a tender offer and implementing a second-step merger to acquire any Common Units and Preferred Units not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

Primary Benefits and Detriments of the Merger

Benefits and Detriments to Unaffiliated Unitholders

The primary benefits of the Merger to Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders, who will not have a continuing interest in the Partnership following the Merger, include the following:

•

the receipt by such holders of Common Units of $4.65 per Common Unit in cash, without interest, which represents an approximate 40.5% premium to the trailing 30-day VWAP of the Common Units at the close of regular trading hours on the Nasdaq on April 21, 2022;

•

the receipt by such holders of Preferred Units of $8.75 per Preferred Unit in cash, without interest, which represents an approximate 3.6% premium to the trailing 30-day VWAP of the Preferred Units at the close of regular trading hours on the Nasdaq on April 21, 2022;

•

the elimination of downside risk associated with the continued ownership of the Units, including any possible decrease in the future revenues and free cash flow, growth or value of the Partnership following the Merger; and

•

the additional benefits discussed in the “—Recommendations of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger Proposal—Reasons for the GP Board’s Recommendation.”

The primary detriments of the Merger to Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders, who will not have a continuing interest in the Partnership following the Merger, include the following:

•

such Unitholders will cease to have an interest in the Partnership and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Partnership or payment of distributions on Common Units or Preferred Units, if any;

•

the all-cash aspect of the Merger Consideration does not allow the Partnership Unaffiliated Common Unitholders or Partnership Unaffiliated Preferred Unitholders to benefit from any synergies that may result from the Merger; and

•

the receipt of cash in exchange for Common Units and Preferred Units pursuant to the Merger will generally be a taxable transaction to Unitholders and may result in taxable gains, depending on each Unitholder’s particular tax situation.

Benefits and Detriments to the Partnership and the Ergon Filing Parties

The primary benefits of the Merger to the Partnership and the Ergon Filing Parties include the following:

•	the Merger will enable Parent to focus on managing the assets of the Partnership for Parent and Ergon, as Parent’s sole stockholder;

•

the Ergon Filing Parties (other than Merger Sub), as the owners of the Partnership, will become the beneficiaries of any savings associated with the reduced burden and administrative expenses of complying with the substantive requirements that federal securities laws impose on public companies;

•

if the Partnership successfully executes its business strategy, the value of Parent’s equity investment could increase because of possible increases in future revenues and cash flow, increases in the underlying value of the Partnership or the payment of distributions, if any, that would accrue to the Partnership;

•	the Merger eliminates the concern that an MLP structure may no longer be the most cost efficient way to fund Parent’s future asphalt terminalling business;

•

the Partnership will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded partnership, the Partnership currently faces public unitholder and investment analyst pressure to make decisions that may produce better short-term results, but which may not over the long-term lead to a maximization of their equity value;

•	the Partnership will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•	Parent’s management believes that the Merger will be accretive to Parent’s earnings per share and cash flow per share; and

•

the additional benefits discussed in the “—Recommendations of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger Proposal—Reasons for the GP Board’s Recommendation.”

The primary detriments of the Merger to the Partnership and the Ergon Filing Parties include the following:

•	following the Merger, there will be no trading market for the equity securities of the Partnership, as the surviving entity;

•	as a result of the Merger, Parent will lose the Units as a potential acquisition currency;

•	the Partnership’s growth forecasts may not be realized, which could result in the future impairment of Parent’s investment in the Partnership; and

•	the potential benefits sought in the Merger may not be realized.

Ownership of the Partnership After the Merger

After the Merger, the Partnership will survive as a direct wholly owned subsidiary of Parent and the General Partner, each of whom are wholly owned subsidiaries of Ergon.

Regulatory Approvals and Clearances Required for the Merger

None of Parent, the General Partner or the Partnership is aware of any federal or state regulatory approval required in connection with the Merger, other than compliance with applicable federal securities laws and applicable Delaware law.

Financing of the Merger

The total amount of funds necessary for Parent to consummate the Merger and the related transactions, excluding expenses related thereto, is anticipated to be approximately $309 million. Parent expects to fund the Merger with a combination of cash on hand and proceeds from Ergon’s existing credit facilities. The Merger is not subject to any financing condition and Parent does not expect any difficulties in obtaining the cash required to fund the Merger.

Ergon is party to a $600 million revolving credit facility with Wells Fargo, N.A., as administrative agent, and the several lenders party thereto that matures in 2025. Ergon has the option to increase the aggregate commitments under the revolving credit facility to $1.0 billion and may request extensions, subject to certain conditions.

Outstanding borrowings under the revolving credit facility bear interest, at LIBOR plus a stipulated margin. Ergon may in the future refinance a portion of the amounts borrowed under its revolving credit facility.

Fees and Expenses

Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the respective party incurring such fees and expenses, except that (i) Parent and the Partnership will each pay one half of the expenses incurred in connection with the filing, printing and mailing of this proxy statement and the Schedule 13E-3, and any amendments or supplements thereto, (ii) Parent shall pay all costs and fees of the Paying Agent fees and (iii) the Partnership will pay the Partnership Termination Fee or the Parent Expense Reimbursement, if applicable, as discussed below under “Proposal No. 1 The Merger Agreement—Effect of Termination; Remedies.”

Total fees and expenses incurred or to be incurred by the Partnership and Parent in connection with the Merger are estimated at this time to be as follows:

Amount to be Paid (in millions)
Financial advisory fee and expenses	$5.25
Legal, accounting and other professional fees	$1.53
Proxy solicitation costs	$0.03
Printing and mailing costs and filing fees	$0.05
Paying agent fees and expenses	$0.04
General fees and expenses	$0.15
Total	$7.05

Certain Legal Matters

General

In the Merger Agreement, the parties have agreed to cooperate with each other to make all necessary, proper or advisable filings with any applicable governmental authorities and to obtain promptly all governmental approvals and consents necessary to consummate the Merger, subject to certain exceptions and limitations.

Certain Litigation

Following the announcement of the Merger, five purported Unitholders filed complaints under the federal securities laws in the United States District Court for the Southern District of New York and the United States District Court for the Eastern District of New York challenging the accuracy of the disclosures made in the Partnership’s June 1, 2022 preliminary proxy statement (the “Preliminary Proxy”) filed in connection with the

Merger. The cases filed in the United States District Court for the Southern District of New York are captioned Stein v. Blueknight Energy Partners, L.P. et al., Case No. 1:22-cv-04623 (S.D.N.Y.) (the “Stein Action”), Bushansky v. Blueknight Energy Partners, L.P. et al., Case No. 1:22-cv-05014 (S.D.N.Y.) (the “Bushansky Action”) and Elser v. Blueknight Energy Partners, L.P. et al., Case No. 1:22-cv-04826 (S.D.N.Y.) (the “Elser Action”). The cases filed in the United States District Court for the Eastern District of New York are captioned Whitfield v. Blueknight Energy Partners, L.P. et al., Case No. 1:22-cv-03538 (E.D.N.Y.) (the “Whitfield Action”) and Redfield v. Blueknight Energy Partners, L.P. et al., Case No. 1:22-cv-03536 (E.D.N.Y.) (the “Redfield Action” and, collectively with the Stein Action, the Bushansky Action, the Elser Action and the Whitfield Action, the “Actions”). The Actions are brought only on behalf of each named plaintiff.

The Actions each allege violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder based on various alleged omissions of material information from the Preliminary Proxy that rendered the Preliminary Proxy incomplete and misleading. Specifically, the complaints allege that the Preliminary Proxy failed to disclose material information regarding the sales process, the Partnership’s financial projections and the financial analyses of the Partnership’s financial advisor. The Elser Action also alleges that the Partnership failed to disclose potential conflicts of interest of the GP Board. All five Actions name as defendants the Partnership and each director on the GP Board, individually. The Actions seek damages, expert and attorneys’ fees and to enjoin the transaction unless and until the defendants disclose the allegedly omitted material information. The Actions also seek a rescission of the transaction to the extent already consummated, or an award of rescissory damages.

Each of the Partnership and the General Partner believes that the Actions are without merit and, along with the individual defendants, intends to defend against the Actions; however, neither the Partnership nor General Partner can predict the amount of time and expense that will be required to resolve the Actions or their outcomes. Additional lawsuits arising out of or relating to the Merger may also be filed in the future.

Provisions for Unaffiliated Unitholders

No provision has been made to grant Unaffiliated Unitholders access to the files of the Partnership, the General Partner, Parent or Merger Sub or to obtain counsel or appraisal services at the expense of the foregoing parties.

Delisting and Deregistration of Common Units and Preferred Units

If the Merger is completed, the Common Units and the Preferred Units will cease to be listed on the Nasdaq and will be deregistered under the Exchange Act.

No Appraisal Rights

Holders of Units are not entitled to dissenters’ rights of appraisal under the Partnership Agreement, the Merger Agreement or applicable Delaware law. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by references to Delaware law, other applicable law, the Partnership Agreement and the Merger Agreement.

Accounting Treatment of the Merger

The General Partner already has controlling interest of the Partnership for accounting purposes. Therefore, its net assets remain at historical cost.

MARKET PRICE AND CASH DISTRIBUTION INFORMATION

Common Units

Common Units are traded on the Nasdaq under the ticker symbol “BKEP.” The following table sets forth, for the periods indicated, the intraday high and low sales prices per units for Common Units, as well as information concerning quarterly cash distributions declared and paid with respect to each period.

	Common Units
	Sale Prices		Cash Distributions(1)
	High	Low
Year ended December 31, 2022
Second Quarter(2)	$4.60	$3.22	$—	(3)
First Quarter	$3.87	$3.18	$0.0425
Year ended December 31, 2021
Fourth Quarter	$3.59	$3.00	$0.0425
Third Quarter	$3.45	$3.00	$0.0400
Second Quarter	$4.26	$3.12	$0.0400
First Quarter	$3.54	$1.95	$0.0400
Year ended December 31, 2020
Fourth Quarter	$2.20	$1.20	$0.0400
Third Quarter	$1.79	$1.36	$0.0400
Second Quarter	$1.55	$0.83	$0.0400
First Quarter	$1.24	$0.53	$0.0400

(1)	Represents cash distribution declared with respect to the quarter presented and paid in the following quarter.
(2)	Through June 30, 2022.
(3)

Pursuant to the Merger Agreement, the General Partner will, subject to the requirements of the Partnership Agreement and the limitations of applicable law, cause the Partnership to declare and pay regular quarterly cash dividends of $0.0425 per Common Unit to the holders of the Common Units with declaration dates consistent with past practice; provided that no such distributions to the holders of Common Units will be made if the Partnership’s distributable cash flow available for distributions, as calculated and publicly disclosed in accordance with recent historical practice, for the quarter ended June 30, 2022 is less than $9.35 million, as adjusted by adding back transaction costs incurred by the Partnership during the quarter with respect to the transactions contemplated by the Merger Agreement.

The last reported sale price of Common Units on the Nasdaq on April 21, 2022, the last trading day before the Partnership entered into the Merger Agreement, was $3.30 per unit.

The last reported sale price of Common Units on the Nasdaq on June 30, 2022, the last trading day before the filing of this proxy statement, was $4.52 per unit.

Series A Preferred Units

Preferred Units are traded on the Nasdaq under the ticker symbol “BKEPP.” The following table sets forth, for the periods indicated, the intraday high and low sales prices per units for Preferred Units, as well as information concerning quarterly cash distributions declared and paid with respect to each period.

	Preferred Units
	Sale Prices		Cash Distributions(1)
	High	Low
Year ended December 31, 2022
Second Quarter(2)	$8.94	$8.35	$—	(3)
First Quarter	$8.74	$8.10	$0.17875
Year ended December 31, 2021
Fourth Quarter	$8.67	$7.39	$0.17875
Third Quarter	$8.30	$7.97	$0.17875
Second Quarter	$8.40	$7.65	$0.17875
First Quarter	$8.18	$6.72	$0.17875
Year ended December 31, 2020
Fourth Quarter	$7.00	$5.75	$0.17875
Third Quarter	$5.99	$5.50	$0.17875
Second Quarter	$5.78	$4.35	$0.17875
First Quarter	$5.50	$2.84	$0.17875

(1)	Represents cash distribution declared with respect to the quarter presented and paid in the following quarter.
(2)	Through June 30, 2022.
(3)

Pursuant to the Merger Agreement, the General Partner will, subject to the requirements of the Partnership Agreement and the limitations of applicable law, cause the Partnership to declare and pay regular quarterly cash dividends of $0.17875 per Preferred Unit to the holders of the Preferred Units, with declaration dates consistent with past practice.

The last reported sale price of Preferred Units on the Nasdaq on April 21, 2022, the last trading day before the Partnership entered into the Transaction Agreement, was $8.45 per unit.

The last reported sale price of Preferred Units on the Nasdaq on June 30, 2022, the last trading day before the filing of this proxy statement, was $8.50 per unit.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the other documents referred to or incorporated by reference into this proxy statement include certain forward-looking statements regarding, among other things, the Partnership’s plans, strategies and prospects, both business and financial.

Forward-looking statements give the Partnership’s current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. When used in this proxy statement, the words “could,” “may,” “should,” “will,” “seek,” “believe,” “expect,” “anticipate,” “intend,” “continue,” “estimate,” “plan,” “target,” “predict,” “project,” “attempt,” “is scheduled,” “likely,” “forecast,” the negatives thereof and other similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. You are cautioned not to place undue reliance on any forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Further, the Partnership’s ability to consummate the proposed Merger may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and that are often beyond the control of the Partnership. These factors include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to termination of the Merger Agreement, the failure of closing conditions, and delays in the consummation of the Merger, as circumstances warrant; the impact of the announcement of the proposed Merger on relationships with third parties, including commercial counterparties, employees and competitors, and risks associated with the loss and ongoing replacement of key personnel; risks related to disruption of management’s attention from the Partnership’s ongoing business operations due to the Merger; large customer defaults; interest rates; political developments; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond the Partnership’s control; uncertainty regarding the Partnership’s future operating results; changes in capital requirements or in execution of planned capital projects; changes in tax status of the Partnership; effects of existing and future laws and governmental regulations; and the effects of future litigation, including litigation relating to the Merger. Important factors that could cause actual results to differ materially from the Partnership’s expectations and may adversely affect the Partnership’s business and results of operations are disclosed in “Item 1A. Risk Factors” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 9, 2022, as updated and supplemented by subsequent filings with the SEC. The forward looking statements speak only as of the date made, and, other than as may be required by law, the Partnership undertakes no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

PARTIES TO THE MERGER

BLUEKNIGHT ENERGY PARTNERS, L.P.

6060 American Plaza, Suite 600

Tulsa, Oklahoma 74135

Phone: (918) 237-4000

The Partnership is a publicly traded master limited partnership that owns the largest independent asphalt terminalling network in the country. Operations include 9.0 million barrels of liquid asphalt storage capacity across 54 terminals and 26 states throughout the United States. The Partnership is focused on providing integrated terminalling solutions for tomorrow’s infrastructure and transportation end markets.

The Partnership’s Common Units and Preferred Units are listed on the Nasdaq under the ticker symbols “BKEP” and “BKEPP,” respectively. On June 30, 2022, the most recent practicable date before the printing of this proxy statement, 41,903,015 Common Units and 34,406,683 Preferred Units were issued and outstanding.

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.

6060 American Plaza, Suite 600

Tulsa, Oklahoma 74135

Phone: (918) 237-4000

The General Partner is the general partner of the Partnership. The GP Board and executive officers manage the Partnership. The General Partner is a direct wholly owned subsidiary of Blueknight GP Holding, LLC.

ERGON ASPHALT & EMULSIONS, INC.

c/o Ergon, Inc.

2829 Lakeland Drive, Suite 2000

Flowood, Mississippi 39232

Phone: (601) 933-3000

Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Parent”), is a direct wholly owned subsidiary of Ergon, Inc., a Mississippi corporation (“Ergon”). Parent’s primary business activity is to manufacture and market asphalt products. Ergon is a privately held company formed in 1970 and is based in Jackson, Mississippi, with over 3,000 employees globally. Ergon and its subsidiaries are engaged in a wide range of operations that are categorized into six primary business segments: Refining & Marketing, Specialty Chemicals, Asphalt & Emulsions, Midstream & Logistics, Oil & Gas, and Construction & Real Estate.

MERLE, LLC

c/o Ergon, Inc.

2829 Lakeland Drive, Suite 2000

Flowood, Mississippi 39232

Phone: (601) 933-3000

Merle, LLC, a Delaware limited liability company (“Merger Sub”), is a direct wholly owned subsidiary of Parent formed solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into the Partnership, with the Partnership surviving the Merger as a wholly owned subsidiary of Parent and the General Partner.

THE PARTNERSHIP SPECIAL MEETING

The Partnership is providing this proxy statement to its Unitholders in connection with the solicitation of proxies to be voted at the Special Meeting of Unitholders that the Partnership has called for, among other things, the purpose of holding a vote upon a proposal to approve the Merger Agreement and the Merger, and any adjournment or postponement thereof. This proxy statement is first being mailed to Unitholders on or about                , 2022 and provides Unitholders with the information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting of Unitholders.

Date, Time and Place of the Special Meeting

The Special Meeting is scheduled to be held at 6060 American Plaza, Suite 600, Tulsa, Oklahoma 74135, on                , 2022, at                 (local time).

Matters to be Considered at the Special Meeting

At the Special Meeting, Unitholders will be asked to consider and vote on the following proposals:

•	Merger Proposal. To approve the Merger Agreement, a copy of which is attached as Annex A to this proxy statement, as such agreement may be amended from time to time, and the Merger; and

•

Adjournment Proposal. To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and the Merger, at the time of the Special Meeting.

Recommendation of the Conflicts Committee

The Conflicts Committee of the GP Board, consisting of three directors who meet the qualifications set forth in the Partnership Agreement and the Conflicts Committee charter for membership on the Conflicts Committee, has unanimously and in good faith (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Common Unitholders and (B) in the best interest of the Partnership and the Partnership Unaffiliated Common Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (the foregoing actions described in clauses (i) and (ii) constituting Special Approval (as defined in the Partnership Agreement), (iii) recommended that the GP Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iv) recommended that the GP Board submit the Merger Agreement and the Merger to a vote of the Unitholders and (v) recommended approval of the Merger Agreement and the Merger by the Partnership Unaffiliated Common Unitholders. Therefore, the Conflicts Committee recommends that you vote “FOR” the proposal to approve the Merger Agreement and the Merger, at the Special Meeting. See “Special Factors—Recommendations of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger Proposal—Reasons for the Conflict Committee’s Recommendation.”

Recommendation of the GP Board

The GP Board, after considering the unanimous determination and recommendation of the Conflicts Committee, has unanimously and in good faith (i) determined that the Merger Agreement, the Support Agreement and the Merger are (A) fair and reasonable to the Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders and (B) in the best interests of the Partnership and the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders, (ii) approved the Merger Agreement, the Support Agreement and the transactions contemplated thereby, including the Merger, (iii) recommended that the GP Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger

(iv) recommended that the GP Board submit the Merger Agreement and the Merger to a vote of the Partnership’s limited partners (including the holders of Preferred Units) and (v) recommended the approval of the Merger Agreement and the Merger by the Partnership Unaffiliated Common Unitholders. Therefore, the GP Board recommends that you vote “FOR” the proposal to approve the Merger Agreement and the Merger, at the Special Meeting. See “Special Factors— Recommendations of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger Proposal—Reasons for the GP Board’s Recommendation.”

Who Can Vote at the Special Meeting

The record date for the Special Meeting is June 27, 2022. Only Unitholders of record at the close of business on the record date will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement of the meeting unless adjournment shall be for more than 45 days, in which case the GP Board shall set a new record date.

As of the close of business on the record date, there were 41,903,015 Common Units and 34,406,683 Preferred Units held by Unitholders outstanding and entitled to vote at the Special Meeting. Each holder of Units entitled to vote at the Special Meeting may cast one vote for each Unit that such holder owned on the close of business on the record date; provided that if at any time any person or group (other than the General Partners or its affiliates) beneficially owns 20% or more of any class of outstanding Units, all Units owned by such person or group shall not be voted on any matter or considered for determining the presence of a quorum. This loss of voting rights does not apply to (i) any person or group that acquires the Units directly from the General Partner and its affiliates and any transferees of that person or group who are notified by the General Partner that they will not lose their voting rights or (ii) to any person or group who acquires the Units with the prior approval of the GP Board.

A complete list of Unitholders entitled to vote at the Special Meeting will be available for inspection at the principal place of business of the Partnership during regular business hours for a period of no less than 10 days before the Special Meeting and at the place of the Special Meeting during the meeting.

Quorum

A quorum of Unitholders represented in person or by proxy at the Special Meeting is required to vote on approval of the Merger Agreement at the Special Meeting, but not to vote on approval of any adjournment of the meeting. Both a majority of the outstanding Common Units and Preferred Units (considered as a single class) and a majority of the outstanding Preferred Units must be represented in person or by proxy at the meeting in order to constitute a quorum. Any abstentions and broker non-votes will be considered to be present at the meeting for purposes of determining whether a quorum is present at the Special Meeting. Pursuant to the Support Agreement, included as Annex B to this proxy statement, Parent has agreed to appear at the Special Meeting for quorum purposes and to vote or cause their Common Units and Preferred Units to be voted in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Vote Required for Approval

The affirmative vote of holders of a majority of the issued and outstanding Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis) voting as a single class, and the affirmative vote of holders of a majority of the issued and outstanding Preferred Units, voting separately as a class based on one vote per Preferred Unit, is required to approve the Merger Agreement and the Merger. Pursuant to the Partnership Agreement, the Preferred Units are convertible on a one-to-one basis into Common Units at the option of the unitholder. As of the record date, there were 41,903,015 Common Units and 34,406,683 Preferred Units outstanding and held by Unitholders. Pursuant to the Support Agreement, Parent agreed to vote or cause the 2,745,837 Common Units and 20,801,757 Preferred Units it owns to be voted in favor of the Merger, the adoption of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

Accordingly, the affirmative vote of the holders of Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis), voting as a single class based on one vote per Unit, representing approximately 19.1% of the total issued and outstanding Common Units and Preferred Units (in addition to the Common Units and Preferred Units to be voted by Parent pursuant to the Support Agreement) is necessary to approve the Merger Agreement and the Merger. The affirmative vote of holders of a majority of the issued and outstanding Preferred Units, voting separately as a class based on one vote per Preferred Unit, will have been obtained once Parent votes the Preferred Units it owns in favor of the Merger, the adoption of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, including the Merger, in accordance with the Support Agreement. If a quorum is present at the Special meeting, the affirmative vote of holders of a majority of the issued and outstanding Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis), voting as a single class based on one vote per Unit, is required to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and the Merger at the time of the Special Meeting; provided that, if a quorum is not present at the Special Meeting, the affirmative vote of holders of a majority of the issued and outstanding Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis), voting as a single class based on one vote per Unit, entitled to vote at such meeting represented either in person or by proxy is required to approve the Adjournment Proposal. Pursuant to the Partnership Agreement, the Preferred Units are convertible on a one-to-one basis into Common Units at the option of the unitholder.

Abstentions will have the same effect as votes “AGAINST” approval of the Merger Proposal and the Adjournment Proposal and if you fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee and are otherwise represented in person or by proxy, it will have the same effect as a vote “AGAINST” the Merger Proposal.

Common Unit and Preferred Unit Ownership of Parent

At the close of business on the record date, Parent owned 2,745,837 Common Units and 20,801,757 Preferred Units, which collectively represent an aggregate of approximately 6.6% of the outstanding Common Units and approximately 60.5% of the outstanding Preferred Units, and approximately 30.9% of the outstanding Common Units and Preferred Units as a single class.

Voting of Common Units and Preferred Units by Holders of Record

If you are entitled to vote at the Special Meeting and hold your Units in your own name, you can submit a proxy or vote in person by completing a ballot at the Special Meeting. However, the Partnership encourages you to submit a proxy before the Special Meeting even if you plan to attend the Special Meeting in order to ensure that your Units are voted. A proxy is a legal designation of another person to vote your Units on your behalf. If you hold Units in your own name, you may submit a proxy for your Units by:

•	accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you;

•	calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted; or

•	filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

When a Unitholder submits a proxy by telephone or through the Internet, such Unitholder’s proxy is recorded immediately. The Partnership encourages its Unitholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail unless you wish to change your vote in a manner compliant with the voting guidelines set forth in this proxy statement.

All Units represented by each properly executed and valid proxy received before the Special Meeting will be voted in accordance with the instructions given on the proxy. If a Unitholder executes a proxy card without giving instructions, the Units represented by that proxy card will be voted as the GP Board recommends (unless you also indicate to vote against the approval of the Merger Agreement). The GP Board recommends that Unitholders vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person. Proxies must be received by 11:59 p.m. (local time), on                 , 2022. If the Special Meeting is adjourned to solicit additional votes in favor of the Merger Proposal, the deadline for submitting your proxy may be extended.

Voting of Units Held in Street Name

If your Units are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your Units by following the instructions that the broker or other nominee provides to you with these proxy materials. Most brokers offer the ability for Unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, your Units will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement and in general as a broker non-vote. In these cases, the broker or other nominee can register your Units as being present at the Special Meeting for purposes of determining a quorum, but will not be able to vote your Units on those matters for which specific authorization is required. Under the current rules of the Nasdaq, brokers do not have discretionary authority to vote on any of the Proposals, including the Merger Proposal. A broker non-vote of a Unit will have the same effect as a vote “AGAINST” the Merger Proposal and the Adjournment Proposal.

If you hold Units through a broker or other nominee and wish to vote your Units in person at the Special Meeting, you must obtain a proxy from your broker or other nominee and present it to the inspector of election with your ballot when you vote at the Special Meeting.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy and/or change your voting instructions at any time before your proxy is voted at the Special Meeting. If you are a Unitholder of record, you can do this by:

•

sending a written notice, no later than the telephone/internet deadline, to Blueknight Energy Partners, L.P. at 6060 American Plaza, Suite 600, Tulsa, Oklahoma 74135, Attention: Secretary, that bears a date later than the date of your proxy and is received prior to the Special Meeting and states that you revoke your proxy;

•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the Special Meeting; or

•	attending the Special Meeting and voting by ballot in person (your attendance at the Special Meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your Common Units through a broker or other nominee, you must follow the directions you receive from your broker or other nominee in order to revoke your proxy or change your voting instructions.

Solicitation of Proxies

This proxy statement is furnished in connection with the solicitation of proxies by the GP Board to be voted at the Special Meeting. The Partnership has engaged Innisfree to assist in the solicitation of proxies for the meeting and the Partnership estimates it will pay Innisfree a fee of up to $25,000, plus reasonable out-of-pocket expenses, for these and other advisory services. The Partnership has also agreed to indemnify Innisfree, its subsidiaries and their respective directors, officers, employees and agents against certain claims, liabilities, losses, damages and expenses. In addition, the Partnership may reimburse brokerage firms and other persons representing beneficial owners of Common Units and Preferred Units for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the General Partner’s directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

A letter of transmittal and instructions for the surrender of Units will be mailed to holders of such Units shortly after the completion of the Merger.

Adjournments

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. If a quorum is present at the Special Meeting, the Adjournment Proposal requires the affirmative vote of holders of a majority of the issued and outstanding Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis), voting as a single class based on one vote per Unit; provided that, if a quorum is not present at the Special Meeting, the affirmative vote of holders of a majority of the issued and outstanding Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis), voting as a single class based on one vote per Unit, entitled to vote at such meeting represented either in person or by proxy, will be required to approve the proposal. The Partnership is not required to notify holders of Units of any adjournment of 45 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, the Partnership may transact any business that it might have transacted at the original Special Meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by holders of Units for use at the original Special Meeting will be used at any adjournment or postponement of the meeting. References to the Special Meeting in this proxy statement are to such Special Meeting as adjourned or postponed.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Innisfree toll-free at (877) 750-0870.

PROPOSAL NO. 1.

THE MERGER AGREEMENT

The following describes the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and incorporated by reference herein. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. Parent and the Partnership encourage you to read the Merger Agreement carefully and in its entirety before making any decisions regarding the Merger, as it is the legal document governing the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Parent, the Partnership or any of their respective subsidiaries or affiliates contained in this proxy statement or the Partnership’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Parent, the Partnership or their respective subsidiaries or affiliates contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by the Partnership, the General Partner, Parent or Merger Sub were qualified and subject to important limitations agreed to by Parent, the Partnership and their respective subsidiaries in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to Common Unitholders or Preferred Unitholders and reports and documents filed with the SEC were made only as of the date of the Merger Agreement or such other dates as may be specified in the Merger Agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. The Merger Agreement is incorporated by reference herein only to provide Common Unitholders and Preferred Unitholders with information regarding the terms of the Merger Agreement, and not to provide Common Unitholders or Preferred Unitholders with any other factual information regarding Parent, the Partnership or their respective subsidiaries or affiliates. Additionally, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement, in the documents incorporated by reference into this proxy statement, or contained in, or incorporated by reference into, the filings that the Partnership makes with the SEC, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

Unless otherwise expressly stated, for the purposes of the Merger Agreement, references to an affiliate or subsidiary of Parent do not include the Partnership, the General Partner or their subsidiaries, and references to an affiliate of the Partnership or the General Partner do not include Parent and its subsidiaries (other than the Partnership, the General Partner and their subsidiaries).

The Merger

Pursuant to the Merger Agreement, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into the Partnership, with the Partnership surviving the Merger and continuing to exist as a Delaware limited partnership, and each Public Common Unit will be converted into the right to receive $4.65 in cash, without interest, and each Public Preferred Unit will be converted into the right to receive $8.75 in cash, without interest. Following the consummation of the Merger, Parent will directly own all of the limited partner interests of the Partnership and will indirectly own all of the general partner units and Incentive Distribution Rights of the Partnership.

At the Effective Time, (i) the limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist, and no consideration will be delivered in respect thereof, (ii) the Incentive Distribution Rights and general partner units of the Partnership, and the Common Units and Preferred Units held by Parent and its subsidiaries that are issued and outstanding immediately prior to the Effective Time, will be unaffected by the Merger and will remain issued and outstanding, and no consideration will be delivered in respect thereof and (iii) the books and records of the Partnership will be revised to reflect (A) the cancellation and retirement of all Common Units and Preferred Units that were converted into the right to receive the applicable Merger Consideration, (B) that, immediately following the Effective Time, Parent and its subsidiaries will be the only holders of Common Units and Preferred Units and (C) that the existence of the Partnership will continue without dissolution.

Effective Time; Closing

The Effective Time will occur at such time as the General Partner causes a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the certificate of merger.

The closing of the Merger will take place on the third business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction or waiver of those conditions), or at such other date as the Partnership and Parent may agree.

Conditions to Completion of the Merger

The Partnership, the General Partner, Parent and Merger Sub may not complete the Merger unless each of the following conditions is satisfied or waived:

•	the Partnership Unitholder Approval (as defined below) has been obtained;

•	the absence of any legal restraint or prohibition enjoining or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger illegal;

•	the obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties in the Merger Agreement of the Partnership and the General Partner contained in Section 4.2(a) (Authority; Noncontravention), Section 4.2(c) (Authority; Noncontravention) and Section 4.6 (Absence of Certain Changes or Events) of the Merger Agreement will be true and correct in all respects, both as of the date of the Merger Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

the representations and warranties of the Partnership and the General Partner contained in Section 4.3(b) (Capitalization) of the Merger Agreement will be true and correct in all respects, other than immaterial misstatements or omissions, both as of the date of the Merger Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

all other representations and warranties of the Partnership and the General Partner set forth in the Merger Agreement will be true and correct in all respects, both as of the date of the Merger Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations or warranties to be so true and correct (without giving effect to any limitations as to “materiality” or material adverse effects with respect to the Partnership set forth in any individual representation or warranty, other than in Section 4.5(c) (Partnership SEC Documents; Undisclosed Liabilities; Internal Controls) and with respect to references to material contracts of the Partnership) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to the Partnership;

•	the Partnership and the General Partner will have performed in all material respects all covenants and obligations required to be performed by each of them under the Merger Agreement;

•

the receipt by Parent of an officer’s certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner certifying that the four preceding conditions have been satisfied; and

•	since the date of the Merger Agreement, no material adverse effect will have occurred with respect to the Partnership.

•	The obligation of the Partnership to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub contained in Section 5.4(a) (Authority; Noncontravention) of the Merger Agreement will be true and correct in all respects, both as of the date of the Merger Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

all other representations and warranties of Parent and Merger Sub set forth in the Merger Agreement will be true and correct in all respects, both as of the date of the Merger Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations or warranties to be so true and correct (without giving effect to any limitations as to materiality or material adverse effects with respect to the Partnership set forth in any individual representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to the Partnership;

•	Parent and Merger Sub having performed in all material respects all covenants and obligations required to be performed by each of them under the Merger Agreement; and

•	the receipt by the Partnership of an officer’s certificate signed on behalf of the Parent by an executive officer of Parent certifying that the three preceding conditions have been satisfied.

For purposes of the Merger Agreement, the term “material adverse effect” means (x) a material adverse effect on or a material adverse change in the business, financial condition or results of operations, of the Partnership and its subsidiaries taken as a whole or (y) the prevention or material delay or impairment in the ability of the General Partner or the Partnership to consummate the Merger and the other transactions contemplated by the Merger Agreement on or before the Outside Date; provided, however, that “material adverse effect” does not include the following: (a) circumstances affecting the industry or market in which the Partnership and its subsidiaries operates, (b) any general market, economic, financial or political conditions, or outbreak or continuation of hostilities or war, military actions or the escalation thereof, sabotage or terrorism, in the United States or elsewhere, (c) changes in law applicable to the Partnership or any of its affiliates or in accounting regulations or principles or the interpretation thereof, (d) weather conditions, earthquakes, hurricanes, floods, or other natural disasters, (e) cyberterrorism, hacking, ransomware or any other electronic attack, sabotage, pandemics (including COVID-19) or epidemics, (f) any failure of the Partnership or its subsidiaries to meet any internal or published projections, estimates or expectations of such entity’s revenue, earnings or other financial performance or results of operations for any period, or any failure by any such entity to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account), (g) any changes in the market price or trading volume of the equity securities of the Partnership (it being understood that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account), or (h) the announcement or pendency of the Merger Agreement or the matters contemplated hereby or the compliance by any party with the provisions of the Merger

Agreement, including any disruption of customer or supplier relationships, loss of any employees or independent contracts of the Partnership or its subsidiaries; provided, however, that, in the case of clause (a), (b), (c), (d) or (e) the impact on the Partnership is not disproportionately adverse as compared to others in the industry referred to in clause (a) of this definition generally.

No Solicitation by the General Partner or the Partnership of Alternative Proposals

The Merger Agreement provides that the Partnership and the General Partner will, and will cause their respective subsidiaries and the respective representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person conducted heretofore with respect to an acquisition proposal. Except under limited circumstances set forth in the Merger Agreement, neither the Partnership nor the General Partner will, and the Partnership will cause its subsidiaries not to and will instruct their respective representatives not to, directly or indirectly, (i) initiate, solicit, encourage or facilitate (including by way of furnishing non-public information) or take any other action intended to lead to any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any acquisition proposal, (iii) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement, unit exchange agreement, option agreement or similar agreement, whether written or oral, relating to an acquisition proposal, (iv) if any acquisition proposal has been made public, fail to issue a press release recommending against such acquisition proposal and reaffirming the recommendations of the GP Board and Conflicts Committee or (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the recommendations of the GP Board and Conflicts Committee or recommend the approval or adoption of, or approve or adopt, or propose to publicly recommend, approve or adopt, any acquisition proposal, or fail to recommend rejection of any tender offer or exchange offer for Units within 10 business days after commencement of such offer, or resolve or agree to take any of the foregoing actions.

General Partner Recommendation and Partnership Adverse Recommendation Change

The Conflicts Committee unanimously, and in good faith, (i) determined that the Merger Agreement, the Support Agreement and the Merger are (A) fair and reasonable to the Partnership Unaffiliated Common Unitholders and (B) in the best interests of Partnership and the Partnership Unaffiliated Common Unitholders, (ii) approved the Merger Agreement, the Support Agreement and the transactions contemplated thereby, including the Merger, (iii) recommended that the GP Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger (iv) recommended that the GP Board submit the Merger Agreement and the Merger to a vote of the Partnership’s limited partners (including the holders of Preferred Units) and (v) recommended the approval of the Merger Agreement and the Merger by the Partnership Unaffiliated Common Unitholders. For more information regarding the recommendation of the Conflicts Committee and the GP Board, including the obligations of the Conflicts Committee and the GP Board in making such determination under the Partnership Agreement, see “Special Factors—Recommendations of the Conflicts Committee and the GP Board; Reasons for Recommending Approval of the Merger Proposal.”

Following the receipt of the recommendation of the Conflicts Committee (and the approval of the General Partner’s sole member), at a meeting duly called and held on April 21, 2022, the GP Board unanimously and in good faith (i) determined that each of the Merger Agreement, the Support Agreement and the transactions contemplated thereby, including the Merger, (A) is fair and reasonable to the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders and (B) in the best interest of the Partnership, (ii) approved the Merger Agreement,, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) resolved and directed that the Merger Agreement and the Merger be submitted to a vote of the Partnership’s limited partners (including the holders of Preferred Units)) and (iv) recommended approval of the Merger Agreement and the Merger by the Partnership’s limited partners (including the holders of Preferred Units).

Except as set forth below, the Merger Agreement provides that the Partnership and the General Partner will not, and will cause their respective subsidiaries and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives not to, directly or indirectly, (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or recommend the approval or adoption of, or approve or adopt, or propose to publicly recommend, approve or adopt, any acquisition proposal, or fail to recommend rejection of any tender offer or exchange offer for Common Units or Preferred Units within ten business days after commencement of such offer, or resolve or agree to take any of the foregoing actions, or (ii) fail to include the Partnership Board Recommendation in this proxy statement. The Merger Agreement also provides that the Partnership (acting through the GP Board or the Conflicts Committee or otherwise) will not, directly or indirectly, if any acquisition proposal has been made public, fail to issue a press release recommending against such acquisition proposal and reaffirming the GP Board Recommendation. The Partnership and the General Partner and any of their subsidiaries taking any of the actions described above is referred to as a “Partnership Adverse Recommendation Change.”

Subject to the conditions described below, the GP Board or the Conflicts Committee may, at any time prior to obtaining the Partnership Unitholder Approval, make a Partnership Adverse Recommendation Change if the GP Board or the Conflicts Committee determines in good faith (i) that (A) an acquisition proposal constitutes, or is reasonably likely to result in, a Superior Proposal (as defined in the Merger Agreement), or (B) an Intervening Event (as defined in the Merger Agreement) has occurred, and (ii) that the failure to take such action would be inconsistent with (a)(1) with respect to the GP Board, its duties to the limited partners under applicable law, as modified by the Partnership Agreement, or (a)(2) with respect to the Conflicts Committee, its duties to the Partnership Unaffiliated Common Unitholders under applicable law, as modified by the Partnership Agreement, or (b) the Partnership Agreement. The GP Board or the Conflicts Committee may not effect a Partnership Adverse Recommendation Change in this manner unless (i) the GP Board or the Conflicts Committee, as the case may be, has provided prior written notice to Parent specifying in reasonable detail the reasons for such action at least five business days in advance of its intention to take such action, unless at the time such notice is otherwise required there are fewer than five business days prior to the expected date of the Partnership Unitholder Meeting, in which case such notice will be provided as far in advance as practicable and (ii) during this period, the GP Board or the Conflicts Committee, as the case may be, has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate in its sole discretion) to make such adjustments in the terms of the Merger Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with (a)(1) with respect to the GP Board, its duties to the limited partners under applicable law, as modified by the Partnership Agreement, or (a)(2) with respect to the Conflicts Committee, its duties to the Partnership Unaffiliated Common Unitholders under applicable law, as modified by the Partnership Agreement, or (b) the Partnership Agreement; provided, however, that the GP Board or the Conflicts Committee, as applicable, must take into account all changes to the terms of the Merger Agreement proposed by Parent in determining whether the failure to make a Partnership Adverse Recommendation Change would be inconsistent with (a)(1) with respect to the GP Board, its duties to the limited partners under applicable law, as modified by the Partnership Agreement, or (a)(2) with respect to the Conflicts Committee, its duties to the Partnership Unaffiliated Common Unitholders under applicable law, as modified by the Partnership Agreement, or (b) the Partnership Agreement.

Partnership Unitholder Approval

Under the applicable provisions of the Partnership Agreement, the approval of the Merger Agreement and the Merger requires (i) the affirmative vote of holders of a majority of the issued and outstanding Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis), voting as a single class based on one vote per Unit, and (ii) the affirmative vote of holders of a majority of the issued and outstanding Preferred Units, voting separately as a class based on one vote per Preferred Unit (such approvals, collectively, the “Partnership Unitholder Approval”). Pursuant to the Partnership Agreement, the Preferred Units are convertible on a one-to-one basis into Common Units at the option of the unitholder.

Concurrently with the execution of the Merger Agreement, the Partnership entered into the Support Agreement with Parent whereby Parent has agreed, in its capacity as a limited partner, to vote its Common Units and Preferred Units in favor of the Merger Agreement. As of June 30, 2022, Parent beneficially owned 2,745,837 Common Units and 20,801,757 Preferred Units, which represent approximately 6.6% of the outstanding Common Units and 60.5% of the outstanding Preferred Units. Accordingly, Parent’s agreement to vote its Preferred Units in favor of the Merger Agreement will be sufficient to approve the Merger Agreement and the Merger on behalf of the holders of the Preferred Units, voting separately as a class, without the vote or consent of any other holders of Preferred Units. However, Parent’s agreement to vote its Common Units and Preferred Units in favor of the Merger Agreement will not be sufficient to approve the Merger Agreement and the Merger on behalf of the holders of the Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis), voting as a single class, without also obtaining additional votes of other holders of Common Units and Preferred Units. The full text of the Support Agreement is attached as Annex B to this proxy statement. The Partnership encourages you to read the Support Agreement carefully and in its entirety.

The Merger Agreement requires the Partnership, through the GP Board, to establish a record date for, duly call, give notice of, convene and hold a special meeting of the limited partners of the Partnership as promptly as practicable after this proxy statement is cleared by the SEC (the “Partnership Unitholder Meeting”) (which special meeting date shall be no later than 35 days after the date that this proxy statement is cleared by the SEC), for the purpose of obtaining the Partnership Unitholder Approval. The Merger Agreement permits the Partnership to postpone or adjourn the Partnership Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (ii) in the absence of quorum, (iii) to the extent reasonably necessary to ensure that any supplement or amendment to this proxy statement that the GP Board has determined after consultation with outside legal counsel is necessary under applicable laws is provided to the limited partners within the minimum amount of time reasonably practicable prior to the Partnership Unitholder Meeting and (iv) if the Partnership has delivered any notice contemplated by Section 6.3(d) or Section 6.3(e) and the time periods contemplated by Section 6.3(d) or Section 6.3(e) have not expired; provided, however, that in each case, without the written consent of Parent (which may not be unreasonably withheld), the Partnership may not be permitted to postpone or adjourn the Partnership Unitholder Meeting for more than 10 business days later than the most recently adjourned meeting or to a date after the date that is three business days prior to October 21, 2022. The Partnership shall adjourn the Partnership Unitholder Meeting at the request of Parent (but in no event for more than 30 days from the date the Partnership Unitholder Meeting was originally scheduled to convene) (i) to solicit additional proxies for the purpose of obtained the Partnership Unitholder Approval or (ii) in the absence of quorum.

The Merger Agreement also requires the Partnership, through the GP Board, to submit the Merger Agreement and the Merger to a vote by the limited partners of the Partnership and use the Partnership’s reasonable best efforts to obtain from the limited partners of the Partnership the Partnership Unitholder Approval, regardless of whether the GP Board or the Conflicts Committee effects a Partnership Adverse Recommendation Change under the Merger Agreement.

The Merger Consideration

At the Effective Time, (i) each Public Common Unit will be converted into the right the Common Unit Merger Consideration, (ii) Common Units converted into the right to receive the Common Unit Merger Consideration will no longer be outstanding and will automatically be cancelled and cease to exist and (iii) the Partnership Unaffiliated Common Unitholders will cease to have rights with respect to the Common Units, except with respect to the right to receive the Common Unit Merger Consideration. The Common Unit Merger Consideration is subject to adjustment pursuant to the terms of the Merger Agreement to reflect the effect of any unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction and to provide the holders of Common Units with the same economic effect as contemplated by the Merger Agreement prior to any such event.

At the Effective Time, (i) each Public Preferred Unit will be converted into the Preferred Unit Merger Consideration, (ii) Preferred Units converted into the right to receive the Preferred Unit Merger Consideration will no longer be outstanding and will automatically be cancelled and cease to exist and (iii) the Partnership Unaffiliated Preferred Unitholders will cease to have rights with respect to the Common Units, except with respect to the right to receive the Preferred Unit Merger Consideration. The Preferred Unit Merger Consideration is subject to adjustment pursuant to the terms of the Merger Agreement to reflect the effect of any unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction and to provide the holders of Preferred Units with the same economic effect as contemplated by the Merger Agreement prior to any such event.

All of the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist, and no consideration will be delivered in respect thereof. The Incentive Distribution Rights and general partner units of the Partnership, and the Common Units and Preferred Units held by Parent, in each case that are issued and outstanding immediately prior to the Effective Time, will be unaffected by the Merger and will remain issued and outstanding, and no consideration will be delivered in respect thereof.

Treatment of Partnership Incentive Compensation Plan and Restricted Units

The Merger Agreement provides that, as promptly as practicable following the date of the Merger Agreement, and in any event prior to the Effective Time, the General Partner (or, if appropriate, any committee administering the Long-Term Incentive Plan) will take or cause to be taken all actions as may be necessary or required in accordance with applicable law, the Partnership Agreement and the Long-Term Incentive Plan (including, the award agreements in respect of awards granted thereunder) to cause all Restricted Units outstanding immediately prior to the Effective Time to fully vest. Each holder of Restricted Units will be entitled to receive an amount equal to the Merger Consideration with respect to each Restricted Unit that becomes vested pursuant to the Merger Agreement along with any corresponding accrued but unpaid distributions with respect to the DERs related to such Restricted Units, which unpaid distributions, for the avoidance of doubt, are not part of the Merger Consideration. Immediately upon the vesting of such Restricted Units, and subject to payment in respect thereof, the DERs associated therewith will be cancelled and cease to exist.

Immediately prior to the Effective Time, all Phantom Units outstanding immediately prior to the Effective Time will fully vest. Each holder of Phantom Units will be entitled to receive an amount equal to the Merger Consideration with respect to each Phantom Unit that becomes vested pursuant to the Merger Agreement along with any corresponding accrued but unpaid distributions with respect to the DERs related to such Phantom Units, which unpaid payments, for the avoidance of doubt, are not part of the Merger Consideration. Immediately upon the vesting of such Phantom Units, and subject to payment in respect thereof, the DERs associated therewith will be cancelled and cease to exist. For additional information about these awards and the adjustments thereto, please see “Special Factors—Interests of the Directors and Executive Officers of the General Partner in the Merger.”

Prior to the Effective Time, the Partnership and the General Partner will take all actions necessary to terminate the Long-Term Incentive Plan, such termination to be effective at the Effective Time, and from and after the Effective Time, the Long-Term Incentive Plan will be terminated and no equity awards or other rights with respect to Common Units or other partnership interests in the Partnership will be granted or be outstanding thereunder.

As soon as practicable following the date of the Merger Agreement, the Partnership and the General Partner will take all actions with respect to the Partnership Unit Purchase Plan that are necessary to suspend the Partnership Unit Purchase Plan effective May 1, 2022. The Partnership and the General Partner will terminate the Partnership Unit Purchase Plan in its entirety effective as of, and contingent on, the Effective Time, with any amounts then remaining credited to employee accounts under the Partnership Unit Purchase Plan promptly returned to such employees.

As soon as practicable following the Effective Time, the Partnership will file post-effective amendments to all Form S-8 registration statements filed by the Partnership and deregister all Common Units remaining available for issuance thereunder.

Distributions

Until the closing of the Merger, the General Partner is required to cause the Partnership to declare and pay regular quarterly cash distributions to the holders of the Common Units and Preferred Units consistent with past practice, including with respect to setting of record dates; provided that, in no event will the regular quarterly cash distributions declared or paid by the Partnership (i) to the holders of Common Units be less than $0.0425 per Common Unit and (ii) to the holders of Preferred Units be less than $0.17875 per Preferred Unit; provided further that, no such distributions to the holders of Common Units will be made if the Partnership’s distributable cash flow available for distributions, as calculated and publicly disclosed in accordance with recent historical practice, is less than $9.35 million for the quarter ending June 30, 2022 and $12.1 million for the quarter ending September 30, 2022, in each case, as adjusted by adding back transaction costs of the Partnership incurred by the Partnership during such period with respect to the transactions contemplated by the Merger Agreement.

Surrender of Units

Parent appointed the Paying Agent for the purpose of exchanging the Units, which may be either certificated or in book-entry form, for the Merger Consideration. As promptly as practicable after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of Units (other than The Depository Trust Company (“DTC”)) as of the Effective Time, a letter of transmittal (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon adherence to the procedures set forth in the letter of transmittal) in such customary form as Parent and the Partnership may reasonably agree, including instructions for use in effecting the surrender of the Units.

At or prior to the Effective Time, Parent will deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of the Units as of the Effective Time whose Units were converted into the right to receive the applicable Merger Consideration, an amount of cash equal to the amount of the aggregate Merger Consideration payable pursuant to the Merger Agreement. We refer to such cash deposited with the Paying Agent as the “Exchange Fund.” The Paying Agent will deliver the applicable Merger Consideration contemplated to be paid pursuant to the Merger Agreement out of the Exchange Fund.

Each holder of Units (other than DTC) that have been converted into the right to receive the applicable Merger Consideration, upon delivery to the Paying Agent of (i) a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto and (ii) such other documents as the Paying Agent may reasonably request, and surrender of such Units, will be entitled to receive in exchange therefore a check in an amount equal to the aggregate amount of cash that such holder has a right to receive under the Merger Agreement.

DTC, upon surrender of its Units to the Paying Agent in accordance with the customary surrender procedures of DTC and the Paying Agent, will be entitled to receive in exchange for each surrendered Unit a cash amount equal to the applicable Merger Consideration. No person beneficially owning Units through DTC will be required to deliver a letter of transmittal to receive the applicable Merger Consideration that such holder is entitled to receive through DTC. Any such person will receive the applicable Merger Consideration in accordance with the customary payment procedures of DTC and its participants following the Effective Time.

Adjustments to Prevent Dilution

The Merger Consideration will be appropriately adjusted to reflect fully the effect of any unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction with respect to the number of outstanding Units prior to the Effective Time to provide the holders of Units the same economic effect as contemplated by the Merger Agreement prior to such event.

Withholding

Parent, Merger Sub, the Partnership and the Paying Agent, which was retained by Parent for the purpose of exchanging Units for the Merger Consideration, will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to the Merger Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of applicable state, local or foreign tax law. To the extent amounts are so withheld and paid over to the appropriate tax authority, such withheld amounts will be treated as having been paid to the former holder of Units in respect of whom such withholding was made.

Filings

Pursuant to the Merger Agreement, Parent and Merger Sub, on the one hand, and the Partnership and the General Partner, on the other hand, have agreed to cooperate and use, and to cause their respective subsidiaries to use, their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the closing of the Merger Agreement to be satisfied as promptly as practicable (and in no event later than the Outside Date), and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including to prepare and file with any applicable governmental authority as promptly as practicable all documentation to effect all necessary, proper or advisable filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement and (iii) defend any proceedings challenging the Merger Agreement or the consummation of the Merger.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

•	by the mutual written consent of the Partnership and Parent duly authorized by the Parent Board and the Conflicts Committee, respectively;

•	by either the Partnership (duly authorized by the Conflicts Committee) or Parent, if:

•

the closing of the Merger does not occur on or before the Outside Date, except that the right to terminate the Merger Agreement in this situation will not be available (i) to the Partnership if the failure to satisfy such condition is due to the failure of either the Partnership or the General Partner to perform and comply in all material respects with the covenants and agreements in the Merger Agreement to be performed or complied with by it before the closing of the Merger, (ii) to Parent if the failure to satisfy such condition is due to the failure of any of Parent or Merger Sub to perform and comply in all material respects with the covenants and agreements contained in the Merger Agreement or the Support Agreement, as applicable, to be performed or complied with by it before the closing of the Merger or (iii) to the Partnership or Parent if, in the case of Parent, the Partnership or the General Partner, and in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted under the terms of the Merger Agreement; or

•

any restraint is in effect and has become final and nonappealable that has the effect of enjoining, restraining, preventing or prohibiting the consummation of the Merger and the transactions contemplated thereby or making the consummation of the Merger and the transactions contemplated thereby illegal, except that the right to terminate the Merger Agreement will not be available to the Partnership or Parent if the restraint was due to the failure of, in the case of the Partnership, the Partnership or the General Partner, and in the case of Parent, Parent or Merger Sub, to perform in all material respects any of its obligations under the Merger Agreement or the Support Agreement, as applicable; or

•	the Partnership Unitholder Meeting has concluded and the Partnership Unitholder Approval has not been obtained.

•	by Parent, if:

•	the Conflicts Committee effects a Partnership Adverse Recommendation Change and the Partnership Unitholder Approval is not obtained;

•

the Partnership or the General Partner has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement or the Support Agreement (or if any of the representations or warranties of the Partnership or the General Partner in the Merger Agreement or the Support Agreement fail to be true), if the breach or failure to perform (i) would constitute the failure of a condition to Parent’s obligation to complete the Merger and (ii) is not capable of being cured, or is not cured, by the Partnership or the General Partner within the earlier of (A) 30 days after receipt of notice from Parent of such breach or failure or (B) the Outside Date; provided, however, that Parent will not have the right to terminate the Merger Agreement under this condition if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement or the Support Agreement, as applicable; or

•	by the Partnership (duly authorized by the Conflicts Committee), if:

•

Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement (or if any of Parent’s or Merger Sub’s representations or warranties contained in the Merger Agreement fails to be true) and such breach or failure would (i) constitute the failure of a condition of Parent’s obligation to complete the Merger and (ii) is not capable of being cured, or is not cured, by Parent or Merger Sub within the earlier of (A) 30 days after receipt of notice from the Partnership of such breach or failure or (B) the Outside Date; provided, however, that the Partnership will not have the right to terminate the Merger Agreement if the Partnership or the General Partner is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

Effect of Termination; Remedies

In the event of termination of the Merger Agreement as summarized above under “—Termination,” the Merger Agreement will terminate and become null and void (other than certain provisions relating to, among other things, fees and expenses and litigation related to the Merger and the transactions contemplated thereby) and there will be no liability on the part of any of Parent, Merger Sub, the Partnership or the General Partner, or their respective directors, officers and affiliates, to the other parties to the Merger Agreement; provided, however, that no such termination will relieve any party from (i) its obligation to pay the Parent Expense Reimbursement of the Partnership Termination Fee, as applicable, if, as and when required pursuant to the Merger Agreement or (ii) any liability for intentional fraud or a willful breach of any covenant or other agreement contained in the Merger Agreement. Notwithstanding the foregoing, in no event will the General Partner or the Partnership or their respective directors, officers and affiliates have any liability for any matter set forth in clause (i) above for any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective subsidiaries or any of their respective representatives at the direction of Parent, any of its subsidiaries or any of their respective duly authorized representatives (including any Parent designees to the GP Board).

Termination Fees; Expenses

In the event of termination of the Merger Agreement (i) by Parent pursuant to the Merger Agreement in the event of a Partnership Adverse Recommendation Change, (ii) by the Partnership or Parent pursuant to the Merger Agreement in the event of a failed Partnership Unitholder Vote in a case where the Conflicts Committee has effected a Partnership Adverse Recommendation Change or (iii) by the Partnership pursuant to the Merger Agreement if the closing of the Merger does not occur on or before the Outside Date and, at the time of such termination, the (a) Partnership Unitholder Approval has not been obtained and (b) Parent would have been permitted to terminate the Merger Agreement pursuant to the terms of the Merger Agreement in the event of a Partnership Adverse Recommendation Change, then the Partnership will pay to Parent a termination fee equal to $5.5 million (the “Partnership Termination Fee”) within two business days after the date of termination.

In the event of termination of the Merger Agreement by Parent pursuant to the Merger Agreement in the event of the Partnership’s or the General Partner’s breach or failure to perform any of their representations, warranties, covenants or agreements set forth in the Merger Agreement or the Support Agreement under circumstances where the Partnership Termination Fee is not payable, then the Partnership shall promptly, but no later than two business days after receipt of an invoice (with supporting documentation) from Parent, pay Parent’s designee all of the reasonable documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by Parent and its affiliates in connection with the Merger Agreement and the Merger up to a maximum amount of $3.0 million (the “Parent Expense Reimbursement”).

Conduct of Business Pending the Merger

Subject to certain exceptions, unless Parent consents in writing (which consent must not be unreasonably withheld), from April 21, 2022 until the Effective Time, the General Partner and the Partnership have agreed to (i) conduct the business of the Partnership and its subsidiaries in the ordinary course of business and consistent with past practices, (ii) use their reasonable best efforts to preserve intact the business organization, goodwill and assets of the Partnership and its subsidiaries and maintain the rights, franchises and existing relations with customers, suppliers, employees and business associates of the Partnership and its subsidiaries and (iii) use reasonable best efforts to keep in full force and effect all material permits and all material insurance policies maintained by the Partnership and its affiliates, in each case, other than the continuation of any necessary changes in their respective business practices adopted prior to the date of the Merger Agreement that are reasonably required by any COVID-19 measures and any further actions in good faith that are reasonably required to respond to COVID-19 by any COVID-19 measures.

Subject to certain exceptions, unless Parent consents in writing (which consent must not be unreasonably withheld), from April 21, 2022 until the Effective Time, the General Partner and the Partnership have agreed that, other than the continuation of any necessary changes in their respective business practices adopted prior to the date of the Merger Agreement that are reasonably required by any COVID-19 measures and any further actions in good faith that are reasonably required to respond to COVID-19 by any COVID-19 measures, they will not, and will cause each of their respective subsidiaries not to:

•

other than annual compensatory equity awards granted to non-employee directors of the GP Board in the ordinary course of business and consistent with past practices, settlement of outstanding Phantom Units in the ordinary course, or as expressly contemplated by the Merger Agreement, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities (other than pursuant to the existing terms of any Rights (as defined in the Merger Agreement)) or Preferred Units outstanding as of the date of the Merger Agreement, or any additional Rights or Preferred Units, (ii) issue, grant or amend any award under the Long-Term Incentive Plan or (iii) enter into any agreement with respect to the foregoing;

•

(i) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or (ii) repurchase, redeem or otherwise acquire (or permit any of its subsidiaries to purchase, redeem or otherwise acquire) any equity interests or Rights or Preferred Units, except as required by the terms of its securities outstanding on the date of the Merger Agreement, by the terms of any outstanding Phantom Unit or as expressly contemplated by the terms of the Merger Agreement;

•

other than the lease of assets in the ordinary course of business and consistent with past practice (i) sell, lease or dispose of any portion of its assets, business or properties that, in the aggregate, have a purchase price in excess of $1.0 million (other than distributions permitted under the Merger Agreement), (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity that, in the aggregate, have a purchase price in excess of $1.0 million or (iii) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

•	make or declare distributions to the holders of any Common Units or the DERs (as defined in the Long-Term Incentive Plan), other than as described in “—Distributions”;

•

amend the Partnership Agreement or the organizational documents of the Partnership’s affiliates (including by merger, consolidation, conversion or otherwise), as in effect on the date of the Merger Agreement;

•	enter into, modify, amend, terminate, assign or waive any rights under, any material contract of the Partnership other than in the ordinary course of business and consistent with past practices;

•

waive, release, assign, settle or compromise any pending or threatened proceeding, including any state or federal regulatory proceeding, seeking damages or an injunction or other equitable relief that is material to Partnership and its subsidiaries taken as a whole or is a claim, action or proceeding relating to the transactions contemplated by the Merger Agreement;

•	implement or adopt any material change in accounting principles, practices or methods, other than as required by GAAP or other applicable regulatory authorities;

•

(i) change its fiscal year or any material method of tax accounting, (ii) make any material tax election that is inconsistent with past practice or change or revoke any material tax election, (iii) settle or compromise any material liability for taxes, (iv) file any material amended tax return or (v) take any action or fail to take any action that could create a material risk that the Partnership or any of its subsidiaries would be treated, for U.S. federal income tax purposes, as a corporation, subject to certain exceptions;

•

other than in the ordinary course of business and consistent with past practices, (i) incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities or intercompany credit agreements or money pool arrangements or (ii) create any lien on its property to secure indebtedness or any other obligation;

•

authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, division or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law; or

•	agree or commit to do anything described above.

Indemnification; Directors’ and Officers’ Insurance

From and after the Effective Time, to the fullest extent permitted under applicable laws, Parent will, and will cause the surviving entity to, indemnify and hold harmless any person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of the Partnership or any of its subsidiaries or the General Partner, or serving in certain other capacities on behalf of or at the request of the Partnership or the General Partner (each an “Indemnified Person”) against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any proceeding (including any proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened proceeding, and, upon receipt by Parent of an undertaking by or on behalf of the indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons. In addition, the General Partner and the Partnership (as the surviving entity of the Merger) will honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of the Partnership and the General Partner immediately prior to the Effective Time and ensure that the organizational documents of the Partnership and the General Partner or any of their respective successors or assigns, if applicable, will, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership and the General Partner than are presently set forth in such organizational documents. In addition, the surviving entity, or Parent on behalf of the surviving entity, will maintain in effect for a period of six years following the Effective Time, the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to such Indemnified Persons; provided, however, that in no event will the surviving entity or Parent, as applicable, be required to expend more than an amount per year equal to 300% of the current annual premiums paid by the Partnership for such insurance. At the Partnership’s or Parent’s election, then, in lieu of the surviving entity’s obligations discussed in the preceding sentence, the Partnership or Parent may (in their sole discretion), prior to the Effective Time, purchase a prepaid “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided, however, that in no event shall the cost of the policy exceed three times the current annual premiums paid by the Partnership for such insurance.

Conflicts Committee

Parent has agreed, until the earlier of the Effective Time or the termination of the Merger Agreement, not to, without the consent of a majority of the then existing members of the Conflicts Committee, take any action (or allow its subsidiaries to take any action) intended to cause the General Partner to eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any member of the Conflicts Committee, either as a member of the GP Board or the Conflicts Committee.

Amendment and Supplement

At any time prior to the Effective Time, the Merger Agreement may be amended, supplemented or modified in any and all respects by written agreement of the parties, whether before or after receipt of the Partnership Unitholder Approval, by action taken or authorized by the GP Board and the board of directors of Parent, and approved by the Conflicts Committee. After the receipt of the Partnership Unitholder Approval, no amendment to the provisions of the Merger Agreement may be made which by applicable law or stock exchange rule would require further approval by the limited partners, without such approval. Unless otherwise expressly provided in the Merger Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or General Partner is required pursuant to the Merger Agreement (including any determination to exercise or refrain from exercising certain rights under, or to enforce the terms of, the Merger Agreement), such determination, decision, approval, consent, waiver or agreement must be authorized by the Conflicts Committee if on behalf of the General Partner.

Waiver and Consent

At any time prior to the Effective Time, any party to the Merger Agreement that is the intended beneficiary of the relevant provision of the Merger Agreement may, subject to applicable law, waive compliance by another party, extend the time for performance of the relevant obligation, or grant any consent under the Merger Agreement; provided, however, that GP Board may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the General Partner, Parent or Merger Sub in exercising any right under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right under the Merger Agreement. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

Remedies; Specific Performance

The Merger Agreement provides that the parties thereto are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specifically enforce the provisions of the Merger Agreement, in addition to any other remedy to which such parties are entitled at law or in equity. The Merger Agreement provides for a waiver of any requirement to obtain, furnish or post any bond or similar instrument in connection with obtaining any remedy contemplated by this paragraph.

Representations and Warranties

The Merger Agreement contains representations and warranties by the Parent and Merger Sub, on the one hand, and the Partnership and the General Partner, on the other hand. These representations and warranties have been made only for the benefit of the other parties to the Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating contractual risk to the other parties if those statements prove to be inaccurate;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•

were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments, and accordingly, may not describe the actual state of affairs as of the date they were made or at any other time.

The Merger Agreement is attached as Annex A to this proxy statement and included herein only to provide the Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders with information regarding the terms of the Merger Agreement, and not to provide the Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders with any other factual information regarding the Partnership, the Parent or their respective affiliates or businesses. Additionally, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement, in the documents incorporated by reference into this proxy statement, or contained in, or incorporated by reference into, the filings that the Partnership or Parent make with the SEC, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

The representations and warranties made by the Partnership and the General Partner, many of which contain various assumptions and qualifications, relate to, among other things:

•	due and valid organization, good standing, limited partnership, limited liability company, partnership or corporate power and authority, and similar matters;

•	due authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement, subject to obtaining Partnership Unitholder Approval;

•	enforceability of the Merger Agreement;

•

the absence of conflicts created by the execution of the Merger Agreement and the consummation of the Merger with (A) applicable law, (B) the organizational documents of the Partnership, the General Partner or any of their respective subsidiaries and (C) certain contracts to which the Partnership, the General Partner or any of their respective subsidiaries are bound;

•	capitalization;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	proper preparation and filing by the Partnership of applicable documents with the SEC, absence of undisclosed liabilities and maintenance of internal controls of the Partnership;

•	absence of changes since December 31, 2021;

•	legal proceedings;

•	compliance with applicable laws and possession of applicable permits;

•	information supplied in connection with this proxy statement and the filing of a Schedule 13E-3;

•	material contracts binding the Partnership;

•	benefit plans and labor matters;

•	environmental matters;

•	tax matters;

•	good and valid title to property and leases;

•	intellectual property;

•	opinion of financial advisor to the Conflicts Committee;

•	brokers and other advisors;

•	insurance coverage; and

•	no other representations and warranties.

The representations and warranties made by the Parent and Merger Sub, many of which contain various assumptions and qualifications, relate to, among other things:

•	due and valid organization and good standing of the Parent and Merger Sub;

•	operations and ownership of Merger Sub;

•	ownership of Common Units and the Preferred Units by the Parent;

•	enforceability of the Merger Agreement;

•

the absence of conflicts created by the execution of the Merger Agreement and the consummation of the Merger with (A) applicable law, (B) the organizational documents of the Merger Sub, the Parent or the Parent’s subsidiaries and (C) certain contracts to which the Merger Sub, the Parent or the Parent’s subsidiaries are parties or by which their assets are bound;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	legal proceedings;

•	information supplied in connection with this proxy statement and the filing of a Schedule 13E-3;

•	brokers and other advisors;

•	sufficient sources of available funds;

•	absence of contracts or commitments entitling the Partnership Unaffiliated Common Unitholders to receipt of consideration of a different amount or nature than the applicable Merger Consideration; and

•	no other representations and warranties.

Additional Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this proxy statement and the Schedule 13E-3 and holding the Partnership Unitholder Meeting, and additional agreements relating to, among other things, access to information, applicability of takeover statutes, public announcements, litigation relating to the Merger, the payoff of indebtedness under the Partnership’s credit facility, and communications with employees.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Unitholders (as defined below). This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all as in effect on the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect, or are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the Merger and does not describe any tax consequences arising under the net investment income tax, the alternative minimum tax, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws, tax treaties, or under any U.S. federal laws other than those pertaining to income taxes. Moreover, the discussion focuses on Unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and has only limited application to corporations, estates, trusts, nonresident aliens, certain former citizens, or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, employee benefit plans, foreign persons, banks and other financial institutions, insurance companies, real estate investment trusts (REITs), individual retirement accounts (IRAs), mutual funds, traders in securities that elect mark-to-market, controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax, persons who hold Units as part of a hedge, straddle or conversion transaction, persons who acquired Units by gift, or directors and employees of the Partnership that received (or are deemed to receive) Units as compensation or through the exercise (or deemed exercise) of options, unit appreciation rights, phantom units or restricted units granted under a Partnership equity incentive plan. Also, the discussion is limited to U.S. Unitholders that hold their Units as “capital assets” within the meaning of Section 1221 of the Code at the time of the Merger (generally, property held for investment).

For purposes of this discussion, the term “U.S. Unitholder” means a beneficial owner of Units of the Partnership that is for U.S. federal income purposes (1) an individual citizen or resident of the United States; (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons (as defined in the Code) are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.

The Partnership has not sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. Moreover, no assurance can be given that the tax characterizations and the tax consequences contained herein with respect to tax matters would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the Merger may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

Accordingly, the Partnership strongly urges each Unitholder to consult with, and depend upon, such Unitholder’s own tax advisor in analyzing the Merger’s U.S. federal, state, local and foreign tax consequences particular to the Unitholder.

Tax Consequences of the Merger to Unitholders

Tax Treatment of the Partnership

Section 7704 of the Code provides that publicly traded limited partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded limited partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and refined products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We expect to be treated as a partnership for federal income tax purposes under the Qualifying Income Exception. The remainder of this discussion assumes that we will be treated as a partnership for U.S. federal income tax purposes.

Tax Character of Preferred Units

The tax treatment of our Preferred Units is uncertain because there is no direct controlling authority with respect to interests such as the Preferred Units. Although the IRS may disagree with this treatment, we have treated, and will treat, our Preferred Units as partnership interests and the holders of our Preferred Units as partners. If the Preferred Units are not partnership interests, they would likely constitute indebtedness for federal income tax purposes. The remainder of this discussion assumes that our Preferred Units are partnership interests for federal income tax purposes. We encourage each holder of Preferred Units to consult his own tax advisor in analyzing the proper tax characterization of the Preferred Units and the effect of such characterization on the tax consequences of the Merger.

Tax Characterization of the Merger

The receipt of cash in exchange for Units pursuant to the Merger will be a taxable transaction to U.S. Unitholders for U.S. federal income tax purposes. In general, the Merger will be treated as a taxable sale of such Unitholder’s Units in exchange for cash received in the Merger.

Amount and Character of Gain or Loss Recognized

Generally, a U.S. Unitholder who receives cash in exchange for Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between the amount realized and the Unitholder’s adjusted tax basis for the Units exchanged. The amount realized equals the sum of (i) the amount of any cash received by the Unitholder and (ii) such Unitholder’s share of the Partnership’s liabilities immediately prior to the Merger. Such Unitholder’s adjusted tax basis for Units depends on many factors, including the amount the Unitholder paid for the Units, the Unitholder ‘s share of the Partnership’s liabilities immediately prior to the Merger, distributions from the Partnership to the Unitholder, the Unitholder’s share of the Partnership’s income and losses, and other considerations.

Except as noted below, gain or loss recognized by a U.S. Unitholder on the exchange of Units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by the Partnership and its subsidiaries. Ordinary income attributable to “unrealized receivables” and “inventory items” may exceed net taxable gain realized upon the exchange of a Unit pursuant to the Merger and may be recognized even if there is a net taxable loss realized on the exchange. Thus, a Unitholder may recognize both ordinary income and a capital loss upon the exchange of Units in the Merger.

Capital gain recognized by an individual on the sale of Units held for more than twelve months as of the Effective Time of the Merger will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains, in the case of corporations.

The amount of gain or loss recognized by each U.S. Unitholder in the Merger will vary depending on each such Unitholder’s particular situation, including the adjusted tax basis of the Units exchanged by each Unitholder in the Merger, and the amount of any suspended passive losses that may be available to a particular Unitholder to offset a portion of the gain recognized by each Unitholder. Passive losses that were not deductible by a Unitholder in prior taxable periods because they exceeded a Unitholder’s share of the Partnership’s income may be deducted in full upon the Unitholder’s taxable disposition of its entire investment in the Partnership pursuant to the Merger.

Each Unitholder is strongly urged to consult such Unitholder’s own tax advisor with respect to the specific tax consequences of the Merger, taking into account such Unitholder’s own particular circumstances.

Partnership Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the Merger

U.S. Unitholders will be allocated their share of the Partnership’s items of income, gain, loss and deduction for the taxable period of the Partnership ending on the date of the Merger. These allocations will be made in accordance with the terms of the Partnership Agreement. A U.S. Unitholder will be subject to U.S. federal income tax on any such allocated income and gain, even if such Unitholder does not receive a cash distribution from the Partnership attributable to such allocated income and gain. Any income and gain allocated to a Unitholder will increase the Unitholder’s tax basis in the Units held and, therefore, will reduce the gain, or increase the loss, recognized by such Unitholder resulting from the Merger. Any losses or deductions allocated to a Unitholder will decrease the Unitholder’s tax basis in the Units held and, therefore, will increase the gain, or reduce the loss, recognized by such Unitholder resulting from the Merger.

COMMON UNIT AND PREFERRED UNIT OWNERSHIP

The Partnership’s voting securities consist of the Common Units and the Preferred Units. The unit ownership amounts below contain certain information about Unitholders whom the Partnership believes are the “beneficial owners” of more than 5% of the outstanding Common Units or Preferred Units. Except as described below, the Partnership knows of no person that beneficially owns more than 5% of the outstanding Common Units or Preferred Units, based solely on filings made with the SEC.

The percentage of beneficial ownership is calculated on the basis of 41,903,015 Common Units outstanding and 34,406,683 Preferred Units outstanding as of June 30, 2022. The amounts and percentage of Common Units and Preferred Units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The SEC has defined the “beneficial owner” of a security to include any person who, directly or indirectly, has or shares voting power and/or investment power over such security. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all Common Units and Preferred Units shown as beneficially owned by them, subject to community property laws where applicable.

The percentages reflect beneficial ownership as of June 30, 2022, as determined in accordance with Rule 13d-3 under the Exchange Act.

The following table sets forth the beneficial ownership of Common Units and Preferred Units as of June 30, 2022, by each person known to beneficially own more than 5% of Common Units or Preferred Units, all of the directors of the General Partner, each named executive officer of the General Partner and all current directors and executive officers of the General Partner as a group. The number of Common Units or Preferred Units beneficially owned by each person is determined under SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose.

Name of Beneficial Owner(1)	Common Units Beneficially Owned		Preferred Units Beneficially Owned		Total Common and Preferred Units Beneficially Owned
	Number	Percent	Number	Percent	Percent
Ergon Asphalt & Emulsions, Inc.(2)	2,745,837	6.6%	20,801,757	60.5%	30.9%
D. Andrew Woodward(3)	151,486	*	—	—	*
Jeffery A. Speer(3)	148,911	*	—	—	*
Joel W. Kanvik(3)	55,922	*	—	—	*
Duke R. Ligon(4)	94,420	*	—	—	*
Steven M. Bradshaw(4)	73,517	*	—	—	*
John A. Shapiro(4)	67,927	*	—	—	*
W.R. “Lee” Adams(2)(5)	50,000	*	—	—	*
Edward D. Brooks(2)(5)	—	*	—	—	*
Joel D. Pastorek(2)(5)	—	*	—	—	*
Robert H. Lampton(2)(5)	—	*	—	—	*
William W. Lampton(2)(5)	—	*	—	—	*
Zazove Associates, Inc.(6)	2,402,670	5.7%	669,855	1.9%	4.0%
Invesco Ltd.(7)	2,126,752	5.1%	794,917	2.3%	3.8%
Highland Capital Management Fund Advisors, L.P.(8)	2,149,284	5.1%	—	—	2.8%
All current executive officers and directors as a group (13 persons)	665,978	1.6%	—	—	0.9%

*	Less than 1%
(1)	Unless otherwise indicated, the address for all beneficial owners in this table is 6060 American Plaza, Suite 600, Tulsa, Oklahoma 74135.

(2)

Ergon Asphalt & Emulsions, Inc. owns Ergon Asphalt Holdings, LLC. The address for Ergon is 2829 Lakeland Drive, Suite 2000, Jackson, Mississippi 39215. Ergon Asphalt Holdings, LLC owns 100% of Blueknight GP Holding, LLC, which owns the membership interest in our General Partner.

(3)

Does not include unvested phantom units granted under the Long-Term Incentive Plan (as amended from time to time and including any successor or replacement plan or plans), none of which will vest within 60 days of the date hereof.

(4)	Does not include unvested restricted units granted under the Long-Term Incentive Plan, none of which will vest within 60 days of the date hereof.
(5)	Messrs. Adams, Brooks, Pastorek, R. Lampton and W. Lampton are affiliated with Ergon.
(6)	Based on a Form 13F filed April 22, 2022 by Zazove Associates LLC with the SEC. Their address as reported in such Form 13F is 520 Lake Cook Road, Suite 178, Deerfield, IL 60015.
(7)	Based on a Form 13F filed February 14, 2022, by Invesco Ltd. with the SEC. Their address as reported in such Form 13F is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.
(8)

Based on a Schedule 13G filed June 29, 2022 by Highland Capital Management Fund Advisors, L.P. with the SEC. Comprised of 24,011 Common Units beneficially owned by NexPoint Event Driven Fund and 2,125,273 Common Units beneficially owned by NexPoint Merger Arbitrage Fund. Their address as reported in such Schedule 13G is 300 Crescent Court, Suite 700, Dallas, Texas 75201.

CERTAIN PURCHASES AND SALES OF COMMON UNITS AND PREFERRED UNITS

Other than issuances pursuant to the Long-Term Incentive Plan (or transactions as a result thereof by any independent directors) consistent with historical practices of the Partnership, there have been no transactions in the last 60 days in the Common Units or the Preferred Units by the Partnership, the General Partner, Ergon or Parent, or any executive officer, director, associate or majority-owned subsidiary of the foregoing parties or by any pension, profit-sharing or similar plan of the foregoing parties.

Other than as described below, none of the Partnership, Ergon, Parent or any of their respective affiliates have purchased any Common Units or Preferred Units during the past two years.

During the third quarter of 2020, Parent entered into a Unit Purchase Agreement (the “Unit Purchase Agreement”) with Blueknight Energy Holding, Inc., a wholly owned subsidiary of Vitol Refining Group B.V., to acquire 2,488,789 Preferred Units for a cash purchase price of $5.46 per Preferred Unit or total cash consideration of $13.6 million. The transactions contemplated by the Unit Purchase Agreement were completed on September 14, 2020.

During the first quarter of 2021, the Partnership repurchased a total of 688,417 outstanding Preferred Units for a cash purchase price of $7.50 per Preferred Unit pursuant to a privately negotiated transaction for total cash consideration of $5.4 million. All repurchased units were subsequently retired.

During the third quarter of 2021, the Partnership repurchased a total of 30,000 outstanding Preferred Units for a cash purchase price of $8.11 per Preferred Unit pursuant to a privately negotiated transaction for total cash consideration of $0.2 million. The Partnership also repurchased a total of 102 outstanding Preferred Units for a cash purchase price of $8.10 per Preferred Unit in a series of open-market transactions. All repurchased units were subsequently retired.

UNITHOLDER PROPOSALS

Under applicable law of the State of Delaware and the Partnership Agreement, the Partnership is not required to hold an annual meeting of its Unitholders. Under the Partnership Agreement, a special meeting of the limited partners may be called by the general partner or by limited partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed. Such limited partners may call a special meeting by delivering to the general partner one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called, it being understood that the purposes of such special meeting may only be to vote on matters that require the vote of the Unitholders pursuant to the Partnership Agreement. Only those record holders of the units on the record date shall be entitled to notice of and to vote at the meeting of limited partners or to act with regard to matters as to which the holders of the outstanding units have the right to vote.

DELISTING AND DEREGISTRATION

If the Merger is completed, the Common Units and Preferred Units will be delisted from the Nasdaq and deregistered under the Exchange Act (via termination of registration pursuant to Section 12(g) of the Exchange Act). After the closing of the Merger, the Partnership will also file a Form 15 to suspend its reporting obligations under Section 15(d) of the Exchange Act. As a result, the Partnership will no longer be obligated to file any periodic reports or other reports with the SEC on account of the Common Units or the Preferred Units.

OTHER MATTERS

Householding of Special Meeting Materials

Some banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice of special meeting and proxy statement may have been sent to multiple unitholders in your household. If you would prefer to receive separate copies of the proxy statement either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Partnership, the Partnership will provide a separate copy of the proxy statement. In addition, Unitholders sharing an address can request delivery of a single copy of the proxy statement if you are receiving multiple copies upon written or oral request to the Partnership at the address and telephone number stated above.

INFORMATION CONCERNING THE ERGON FILING PARTIES

Business and Background of the Ergon Filing Parties

Each of Parent, Holdings, the General Partner and Merger Sub are affiliates of Ergon. We collectively refer to all of the entities described in this subsection as the “Ergon Filing Parties.”

Ergon. Ergon, Inc. is a Mississippi corporation whose primary business activity is to operate as a sophisticated crude oil processor, transporter and marketer of refined products. Ergon functions as a producer and marketer of specialty asphalt products, as well as an oil and gas explorer and real estate developer. In addition, Ergon manufactures state-of-the-art road maintenance products and equipment.

Parent. Ergon Asphalt & Emulsions, Inc. is a Mississippi corporation and direct wholly owned subsidiary of Ergon. Parent’s primary business activity is to manufacture and market asphalt products. Parent is the beneficial owner of 2,745,837 Common Units and 20,801,757 Preferred Units.

Holdings. Blueknight GP Holding, LLC is a Delaware limited liability company and indirect wholly owned subsidiary of Parent. Holdings is a holding company that conducts substantially all of its business operations through subsidiaries. Holdings is the sole member of the General Partner. The business address of Holdings is 2829 Lakeland Drive, Suite 2000, Flowood, Mississippi 39232 and its business telephone number is (601) 933-3000.

The General Partner. Blueknight Energy Partners G.P., L.L.C. is a Delaware limited liability company and the general partner of the Partnership. Its board of directors and executive officers manage the Partnership. The General Partner owns all of the general partner units and the Incentive Distribution Rights in the Partnership.

Merger Sub. Merle, LLC is a Delaware limited liability company and a direct wholly owned subsidiary of Parent, formed under the laws of the State of Delaware on April 20, 2022 solely for the purpose of facilitating the Merger. At the closing of the Merger, Merger Sub will merge with and into the Partnership, the separate existence of Merger Sub will cease and the Partnership will survive and continue to exist as a Delaware limited partnership.

During the past five years, none of the Ergon Filing Parties or the Partnership has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Business and Background of Natural Persons Related to Ergon

Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted and the five-year employment history of the current directors and executive officers of the following entities.

During the past five years, none of the directors or executive officers of the following entities have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Ergon, Inc.

Name	Present Principal Occupation or Employment	Business Address	Citizenship
Thomas C. Knudson	Director	(1)	United States
Thomas N. Amonett	Director	(1)	United States
Thomas F. Gilbane, Jr.	Director	(1)	United States
Leslie B. Lampton, III	Director and President—Petroleum Specialties Marketing Division	(1)	United States
Amy L. Walker	Director	(1)	United States
William W. Lampton	Director and President—Asphalt Group	(1)	United States
Robert H. Lampton	Director and President—Supply & Distribution	(1)	United States
Emmitte J. Haddox	Director, President and Chief Executive Officer	(1)	United States
Lee C. Lampton	President—Operations	(1)	United States
Alan Wall	Executive Vice President and Chief Financial Officer	(1)	United States
Kris Patrick	Executive Vice President and Chief Operating Officer	(1)	United States
J. Baxter Burns, II	Executive Vice President—Asphalt Group	(1)	United States
Kathryn W. Stone	Secretary	(1)	United States
Jana Branham	Executive Vice President and Chief Information Officer	(1)	United States
Nathan Witt	Executive Vice President—Real Estate & Construction	(1)	United States
Paul Young	Executive Vice President—Corporate Services	(1)	United States
Lance Puckett	Executive Vice President—Refining Group	(1)	United States
Joel Pastorek	Executive Vice President—Midstream & Logistics	(1)	United States

Ergon Asphalt & Emulsions, Inc.

Name	Present Principal Occupation or Employment	Business Address	Citizenship
Robert H. Lampton	Director	(1)	United States
William W. Lampton	Director	(1)	United States
J. Baxter Burns, II	Director and President	(1)	United States
Gary Johnson	Director	(1)	United States
Alan Wall	Executive Vice President and Chief Financial Officer	(1)	United States
Kris Patrick	Executive Vice President	(1)	United States
Gaylon Baumgardner	Executive Vice President	(1)	United States
Kathryn W. Stone	Secretary	(1)	United States

Blueknight Energy Partners G.P., L.L.C.

Name	Present Principal Occupation or Employment	Business Address	Citizenship
D. Andrew Woodward	Chief Executive Officer	(2)	United States
Matthew R. Lewis	Chief Financial Officer	(2)	United States
Joel W. Kanvik	Chief Legal Officer and Secretary	(2)	United States
Michael McLanahan	Chief Accounting Officer	(2)	United States
Jeffery A. Speer	Chief Operating Officer	(2)	United States
Duke R. Ligon	Director, chairman of the board and audit committee	(2)	United States
Steven M. Bradshaw	Director, chairman of the conflicts committee	(2)	United States
John A. Shapiro	Director, chairman of the compensation committee	(2)	United States
W.R. “Lee” Adams	Director	(2)	United States
Edward D. Brooks	Director	(2)	United States
Joel D. Pastorek	Director	(2)	United States
Robert H. Lampton	Director	(2)	United States
William W. Lampton	Director	(2)	United States

(1)	Business addresses are 2829 Lakeland Drive, Suite 2000, Flowood, Mississippi 39232. Mailing addresses are c/o Ergon, Inc., P.O. Box 1639, Jackson, Mississippi 39215-1639.
(2)	Business and mailing addresses are c/o Blueknight Energy Partners, L.P., 6060 American Plaza, Suite 600, Tulsa, Oklahoma 74135.

Mr. Thomas C. Knudson has served as an independent director and Chairman of the nominating & governance committee of Ergon since 2017. Mr. Knudson served as Chairman of the Board of Bristow Group, Inc. from 2004 through 2019, a company principally engaged in the business of helicopter and other aviation services located at 3151 Briarpark Drive, Suite 700, 7th Floor, Houston, Texas 77042.

Mr. Thomas N. Amonett has served as an independent director and Chairman of the Ergon board of directors and compensation committee of Ergon since 2017. Mr. Amonett is a director of Orion Group Holdings, Inc., a marine and concrete contracting company headquartered at 12000 Aerospace Avenue, Suite 300, Houston, TX 77034, where he has served since 2007. Since 2012, Mr. Amonett has served as a director of T.F. Hudgins Incorporated, a company engaged in the business of delivering engineered product and service solutions for compressors, engines and other machinery that is located at 4405 Directors Row, Houston, TX 77092. He served as a director for Bristow Group, Inc. from 2006 to 2019. Mr. Amonett served as the President and Chief Executive Officer of Athlon Solutions LLC, a manufacturer and distributor of specialty chemicals located at 5500 North Sam Houston Parkway, #800, Houston, TX 77086, from 2013 to 2018.

Mr. Thomas F. Gilbane, Jr. has served as an independent director and Chairman of the audit committee of Ergon since 2017. Mr. Gilbane is Chairman of the Board and Chief Executive Officer of Gilbane, Inc. and Chairman of the Board of Gilbane Building Company, which is a global integrated construction and facility management services firm located at 7 Jackson Walkway, Providence, RI. Mr. Gilbane has served in these roles with Gilbane, Inc. for over five years.

Mr. Leslie B. Lampton, III is currently employed as President—Petroleum Specialties Marketing Division for Ergon and serves as a director of Ergon. Mr. Leslie B. Lampton, III has served in these roles for over five years.

Ms. Amy L. Walker is currently employed as Area Sales Manager for Parent and has been in this role for over five years. Ms. Walker has served as a director of Ergon since November 2021.

Mr. William W. Lampton is currently employed as President—Asphalt Group for Ergon and serves as a director of Ergon and Parent. Mr. William W. Lampton has served in these roles for over five years.

Mr. Robert H. Lampton is currently employed as President—Supply and Distribution for Ergon and serves as a director of Ergon and Parent. Mr. Robert H. Lampton has served in these roles for over five years.

Mr. Emmitte J. Haddox is currently employed as President and Chief Executive Officer of Ergon and has served in this role for over five years. Mr. Haddox has served as a director of Ergon since July 2017.

Mr. Lee C. Lampton is currently employed as President—Operations for Ergon and has served in this role for over five years. Mr. Lee C. Lampton served as director of Ergon for over five years until November 2021.

Mr. Alan Wall is currently employed as Executive Vice President and Chief Financial Officer of Ergon and serves in this capacity for Ergon’s subsidiaries, including Parent. Prior to his current position, Mr. Wall served as Senior Vice President—Accounting for Ergon from 2010 to September 2018.

Mr. Kris Patrick is currently employed as Executive Vice President and Chief Operating Officer of Ergon and serves in the capacity of Executive Vice President for Ergon’s subsidiaries, including Parent. Prior to his current position, Mr. Patrick served as President of Ergon Refining, Inc. and Ergon—West Virginia, Inc. from 2017 to 2018 and Senior Vice President of Refining, Planning and Supply from 2016 to 2017.

Mr. J. Baxter Burns, II is currently employed as Executive Vice President—Asphalt Group for Ergon and serves as a director and President of Parent. Mr. Burns has served in these roles for over five years.

Ms. Kathryn W. Stone is currently employed as Secretary of Ergon and serves in this capacity for Ergon’s subsidiaries, including Parent. Ms. Stone has served in these roles for over five years.

Ms. Jana Branham is currently employed as Executive Vice President and Chief Information Officer of Ergon. Prior to her current position, Ms. Branham served as Vice President and Chief Information Officer of Ergon from 2017 to 2020.

Mr. Nathan Witt is currently employed as Executive Vice President—Real Estate and Construction for Ergon and serves as President of Ergon Construction Group, Inc. Prior to his current position, Mr. Witt served as Vice President of Corporate Engineering for Ergon from 2015 to 2021.

Mr. Paul Young is currently employed as Executive Vice President—Corporate Services for Ergon. Mr. Young has served in this role for over five years.

Mr. Lance Puckett is currently employed as Executive Vice President—Refining Group for Ergon and serves as President of Ergon Refining, Inc. and Ergon—West Virginia, Inc. Prior to his current position, Mr. Puckett served as Senior Vice President—Petroleum Specialties Marketing Division in 2018 and Senior Vice President of Global Lube Sales from 2015 to 2017.

Mr. Joel Pastorek is currently employed as Executive Vice President—Midstream & Logistics for Ergon and has served as the President of Ergon Terminaling, Inc. for over five years.

Mr. Gary Johnson has served as a director of Parent since October 2021. Mr. Johnson is currently employed as President of Crafco, Inc. (“Crafco”), a pavement preservation and maintenance business located at 6165 W. Detroit St., Chandler, Arizona. Prior to his current position, Mr. Johnson served as Senior Vice President & General Manager of Crafco from April 2021 to October 2021; Vice President, Operations at Crafco from September 2019 to April 2021 and Vice President and General Manager of Stone Barn Floors LLC from July 2015 to August 2019. Stone Barn Floors LLC is engaged in the business of vinyl flooring manufacturing and distribution and is located at 750 East Covey Lane, Suite 100 Phoenix, Arizona 85024.

Mr. Gaylon Baumgardner is currently employed as Executive Vice President of Parent. Mr. Baumgardner has served in his current role for over five years.

Mr. D. Andrew Woodward became the Chief Executive Officer of the General Partner in June 2020, after serving as the Chief Financial Officer of the General Partner since April 2019. Mr. Woodward previously served as Vice President, Finance and Treasurer of Andeavor Logistics (NYSE: ANDX) located at 19100 Ridgewood Pkwy, San Antonio, Texas 78259, where he was appointed by its board of directors to be the principal financial officer. Prior to this appointment, he led investor relations for ANDX.

Mr. Matthew R. Lewis became the Chief Financial Officer of the General Partner in September 2020. Mr. Lewis previously served as Chief Financial Officer at Streamline Innovations, Inc. located at 777 E Sonterra Blvd, Suite 200, San Antonio, Texas 78258, a privately held company providing specialty solutions for water and gas treating processes within energy and industrial markets. Prior to that, Mr. Lewis was the Director of Business Planning & Analysis at Andeavor Logistics (NYSE: ANDX) located at 19100 Ridgewood Pkwy, San Antonio, Texas 78259, where he served on the extended leadership team. Previously, Mr. Lewis served in multiple roles at Mid-Con Energy Partners, LP (NASDAQ: MCEP) located at 2431 E 61st St, Suite 850, Tulsa, Oklahoma 74136, prior to being appointed Vice President & Chief Financial Officer in 2016.

Mr. Jeffery A. Speer has served as Chief Operating Officer of the General Partner since July 2013. Mr. Speer served as Senior Vice President-Operations of the General Partner from February 2010 to July 2013. Previously, Mr. Speer served as the Vice President of Operations of a subsidiary of the General Partner since June 2009.

Mr. Joel W. Kanvik has served as Chief Legal Officer of the General Partner since November 2016 and as Secretary since September 2018. Mr. Kanvik previously served as the Director of U.S. Law and Assistant Secretary for Enbridge Energy Company, Inc., which he joined in January 2001.

Mr. Michael McLanahan has served as the Chief Accounting Officer of the General Partner since April 2019. Mr. McLanahan previously served the Partnership in various accounting roles, including the Corporate Controller, and prior to joining the Partnership, he served as an audit manager for the public accounting firm of Ernst & Young LLP.

Mr. Duke R. Ligon has served as a director of the General Partner since October 2008. He is an attorney and the current owner and manager of Mekusukey Oil Company, LLC. He served as Senior Vice President and General Counsel of Devon Energy Corporation from January 1997 until he retired in February 2007. From February 2007 to February 2010, Mr. Ligon served in the capacity of Strategic Advisor to Love’s Travel Stops & Country Stores, Inc., based in Oklahoma City, Oklahoma, and previously acted as Executive Director of the Love’s Entrepreneurship Center at Oklahoma City University. He is also a member of the board of directors of Heritage Trust Company, Security State Bank (in which he has a 14% beneficial ownership), Cavaloz Holdings, Inc. and Pardus Oil and Gas. He was formerly on the board of directors of PostRock Energy Corporation, System One, Orion California LP, Emerald Oil, Inc., SteelPath MLP, TransMontaigne Partners L.P., Pre-Paid Legal Services, Inc., Panhandle Oil and Gas Inc., Vantage Drilling Company and TEPPCO Partners, L.P.

Mr. Steven M. Bradshaw has served as a director of the General Partner since November 2009. He has over 40 years of experience in the global logistics and transportation industry and currently serves as the Managing Director at Global Logistics Solutions. From 2005 to 2009, Mr. Bradshaw served as Vice President-Administration of Premium Drilling, Inc., an offshore drilling contractor that provides jack-up drilling services to the international oil and gas industry. Previously, he served as Executive Vice President of Skaugen PetroTrans, Inc. from 2001 to 2003. He also served for 16 years in various operating and marketing capacities at Kirby Corporation, including as President-Refined Products Division from 1992 to 1996.

Mr. John A. Shapiro has served as a director of the General Partner since November 2009. Mr. Shapiro also serves on the board of directors of Citymeals-on-Wheels, as a senior advisor to Mountain Capital Partners, a Houston-based private equity firm focused on upstream E&P investments, and as a director of Sprague

Resources GP LLC since June 2021. Mr. Shapiro retired as an officer at Morgan Stanley & Co., where he had served for more than 24 years in various capacities, most recently as Global Head of Commodities. While an officer at Morgan Stanley, Mr. Shapiro participated in the successful acquisitions of TransMontaigne Inc. and Heidmar Inc. and served as a member of the board of directors of both companies. Prior to joining Morgan Stanley & Co., Mr. Shapiro worked for Conoco, Inc. and New England Merchants National Bank. Mr. Shapiro has been a lecturer at Princeton University, Harvard University School of Government, HEC Business School (Paris, France) and Oxford University Energy Program (Oxford, UK). In addition, Mr. Shapiro has served on the board of directors of Blue Wolf Mongolia Holdings.

Mr. W.R. “Lee” Adams has served as a director of the General Partner since February 2018. Mr. Adams joined Ergon as the Vice President of Internal Audit in 2011 and currently serves as Senior Vice President—Finance. He also serves as Chairman of Ergon’s Senior Management Team. He is a certified public accountant in the state of Mississippi and previously worked at Arthur Anderson and Haddox Reid Burkes & Calhoun, PLLC, where he specialized in assurance and advisory services in the areas of oil and gas, manufacturing, investments and employee benefit plans.

Mr. Edward D. Brooks has served as a director of the General Partner since October 2016. Mr. Brooks has been the Senior Vice President of Business Development for Parent since 2019. Mr. Brooks joined Ergon in 2007 to serve as the Manager of Business Development. Prior to joining Ergon, Mr. Brooks worked with Haddox Reid Burkes & Calhoun, PLLC as a manager in the assurance services division.

Mr. Joel D. Pastorek has served as a director of the General Partner since August 2018. Mr. Pastorek serves as the Executive Vice President—Midstream & Logistics and as President of Ergon Terminaling, Inc. He also serves as the Vice Chairman of the Ergon Senior Management Team. Mr. Pastorek joined Ergon in 2005. Prior to taking the role of Executive Vice President, Mr. Pastorek held various positions within Ergon including Senior Project Manager, Manager of Corporate Maintenance, General Manager—Ergon Terminaling, Inc., Vice President—Ergon Terminaling, Inc., and President—Ergon Terminaling, Inc.

Members of the Lampton family, including William W. Lampton, Robert H. Lampton, Leslie B. Lampton, III and Lee C. Lampton, are the predominant owners, directly or through trusts, of the voting equity of Ergon.

Prior Contracts and Transactions

The Partnership leases asphalt facilities to Ergon and its affiliates and provides liquid asphalt terminalling services to Ergon and its affiliates. For the years ended December 31, 2020 and 2021, the Partnership recognized revenues of $44.4 million and $49.6 million, respectively, for services provided to Ergon and its affiliates. For the three months ended March 31, 2022, the Partnership recognized revenue of $12.4 million for services provided to Ergon and its affiliates. See the additional discussion below regarding material asphalt operating lease contracts and storage, throughput and handling contracts.

Ergon 2020 Master Storage, Throughput and Handling Agreement

In August 2020, the Partnership and Parent entered into the “2020 Master Storage, Throughput and Handling Agreement”, effective August 1, 2020, which replaced the three agreements noted below and all related amendments. Pursuant to this agreement, the Partnership provides Parent with storage and terminalling services at 22 facilities through December 31, 2027. The Conflicts Committee reviewed and approved this agreement in accordance with the Partnership’s procedures for approval of related-party transactions and the provisions of the Partnership Agreement. During the years ended December 31, 2020 and 2021, the Partnership generated revenues under this agreement of $16.8 million and $39.5 million, respectively.

Ergon Operating and Maintenance Agreement

In August 2020, the Partnership and Parent entered also into the Operating and Maintenance Agreement, effective August 1, 2020, pursuant to which Parent will provide certain operations and maintenance services to the 22 facilities also under the 2020 Master Storage, Throughput and Handling Agreement through December 31, 2025, with automatic one-year renewals unless either party cancels. The Conflicts Committee reviewed and approved this agreement in accordance with the Partnership’s procedures for approval of related-party transactions and the provisions of the Partnership Agreement. During the years ended December 31, 2020 and 2021, the Partnership recognized expenses under this agreement of $7.7 million and $18.6 million, respectively. For the three months ended March 31, 2022, the Partnership recognized operating expense of $4.8 million for these services.

Ergon Lessee Operated Facility Lease Agreement and Previous Agreements

In March 2019, the Partnership and Parent entered into a facilities lease agreement (the “Ergon Lessee Operated Facility Lease Agreement”) covering 12 facilities. The facilities covered by this agreement were previously accounted for under two separate agreements. This agreement was effective January 1, 2019, and on August 1, 2020, was replaced with the Ergon 2020 Master Storage, Throughput and Handling Agreement discussed above. The Conflicts Committee reviewed and approved this agreement in accordance with the Partnership’s procedures for approval of related-party transactions and the provisions of the Partnership Agreement. During the year ended December 31, 2020, the Partnership generated revenues under this agreement of $4.4 million.

Ergon 2016 Storage and Handling Agreement

In October 2016, the Partnership and Parent entered into a storage, throughput and handling agreement (the “Ergon 2016 Storage and Handling Agreement”) pursuant to which the Partnership provides Parent storage and terminalling services at nine asphalt facilities. In July 2018, the Partnership sold one of the facilities to Parent and the agreement was amended accordingly. The term of the Ergon 2016 Storage, Throughput and Handling Agreement commenced on October 5, 2016, and in August 2020, was replaced with the Ergon 2020 Master Storage, Throughput and Handling Agreement discussed above. The Conflicts Committee reviewed and approved this agreement in accordance with the Partnership’s procedures for approval of related-party transactions and the provisions of the Partnership Agreement. During the year ended December 31, 2020, the Partnership generated revenue under this agreement of $12.0 million.

Ergon Fontana and Las Vegas Storage Throughput and Handling Agreement

In October 2016, the Partnership and Parent entered into a storage, throughput and handling agreement (the “Ergon Fontana and Las Vegas Storage Throughput and Handling Agreement”) pursuant to which the Partnership provides Parent with storage and terminalling services at two asphalt facilities. The original Ergon Fontana and Las Vegas Master Facilities Lease Agreement commenced on May 18, 2009, and was a part of previous agreement that expired in 2018. A new agreement was executed in March 2019 with an effective date of January 1, 2019, and, on August 1, 2020, was replaced with the Ergon 2020 Master Storage, Throughput and Handling Agreement discussed above. The Conflicts Committee reviewed and approved these agreements in accordance with the Partnership’s procedures for approval of related-party transactions and the provisions of the Partnership Agreement. During the year ended December 31, 2020, the Partnership generated revenues under this agreement of $3.5 million.

Domestic Crude Oil and Condensate Agreement

Effective April 1, 2018, the Partnership entered into an agreement with a wholly owned subsidiary of Ergon, under which the Partnership purchases crude oil in connection with its crude oil marketing operations. For the years ended December 31, 2020 and 2021, the Partnership made purchases of crude oil under this agreement totaling $92.1 million and $9.5 million, respectively. This agreement terminated upon the closing of the sale of the Partnership’s crude oil pipeline services business on February 1, 2021.

Employment Agreements with Executive Officers

On May 14, 2021, BKEP Management, Inc., a subsidiary of the Partnership, entered into employment agreements with three of its named executive officers, Mr. David A. Woodward, Chief Executive Officer, Mr. Matthew Lewis, Chief Financial Officer, and Mr. Joel W. Kanvik, Chief Legal Officer (the “Employment Agreements”).

The Employment Agreements include the following terms for each of the officers, unless otherwise noted:

•	base salaries of $412,000 for Mr. Woodward, $305,000 for Mr. Lewis, and $294,000 for Mr. Kanvik;

•	initial three-year terms with automatic twelve-month renewal terms thereafter unless either party provides notice of non-renewal 90 days prior to the expiration of the then-current term;

•	eligibility to participate in all benefit programs maintained by BKEP Management, Inc. or the Partnership, as applicable, including annual bonus and long-term incentive programs;

•

in the event of termination by BKEP Management, Inc. without Cause (as defined in the Employment Agreements) or by the executive for Good Reason (as defined in the Employment Agreements), subject to execution of a release of claims, BKEP Management, Inc. will provide the following severance benefits: (i) a lump-sum cash payment equal to 12 months of the executive’s base salary, (ii) subsidized COBRA continuation coverage for 12 months, as long as the executive is eligible for COBRA continuation and not covered by another employer’s group medical plans, (iii) any unpaid make-whole payments (for Mr. Woodward), and (iv) accelerated vesting of unvested “phantom” units awarded under the Partnership’s long-term incentive program;

•

in the event of non-renewal of the then-current term of the Employment Agreements by BKEP Management, Inc., subject to execution of a release of claims, BKEP Management, Inc. will provide the following non-renewal benefits: (i) a lump-sum cash payment equal to 6 months of the executive’s base salary and (ii) subsidized COBRA continuation coverage for 6 months, as long as the executive is eligible for COBRA continuation and not covered by another employer’s group medical plans;

•

in the event of termination due to the executive’s death or Disability (as defined in the Employment Agreements), BKEP Management, Inc. will provide subsidized COBRA continuation coverage for 12 months, as long as the executive (or his dependents) is eligible for COBRA continuation and executive is not covered by another employer’s group medical plans; and

•

in the event of termination due to the executive’s Disability, if BKEP Management, Inc. does not provide a long-term disability insurance program for which the executive would be eligible, BKEP Management, Inc. will provide a lump-sum cash payment equal to 12 months of the executive’s base salary.

The Employment Agreements also contain customary confidentiality, intellectual property, customer non-solicitation and employee non-solicitation covenants.

PROPOSAL NO. 2.

POSSIBLE ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY OR APPROPRIATE

Unitholders are being asked to approve a proposal that will give the GP Board authority to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the Special Meeting. If this proposal is approved, the Special Meeting could be adjourned to any date within 45 days of the date of the Special Meeting without setting a new record date. If the Special Meeting is adjourned, Unitholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, your Units will be voted in favor of the Adjournment Proposal and the Merger Proposal. But if you indicate that you wish to vote against the approval of the Merger Agreement, your Units will only be voted in favor of the Adjournment Proposal if you indicate that you wish to vote in favor of that proposal. If a quorum is present at the Special Meeting, the Adjournment Proposal requires the affirmative vote of holders of a majority of the issued and outstanding Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis), voting as a single class based on one vote per Unit; provided that, if a quorum is not present at the Special Meeting, the affirmative vote of holders of a majority of the issued and outstanding Common Units and Preferred Units (voting on an “as if” converted to Common Unit basis), voting as a single class based on one vote per Unit, entitled to vote at such meeting represented either in person or by proxy, will be required to approve the proposal. Accordingly, abstentions by attendees entitled to vote at such meeting will have the same effect as votes “AGAINST” approval of the Adjournment Proposal and if you fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee and are otherwise represented in person or by proxy, it will have the same effect as a vote “AGAINST” the Adjournment Proposal.

The GP Board unanimously recommends that you vote “FOR” the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the Special Meeting.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement incorporates documents by reference which are not presented in or delivered with this proxy statement. You should rely only on the information contained in this proxy statement and in the documents that the Partnership has incorporated by reference into this proxy statement. The Partnership has not authorized anyone to provide you with information that is different from or in addition to the information contained in this document or incorporated by reference into this proxy statement.

The SEC maintains an Internet site that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including the Partnership, at www.sec.gov. You may also access the SEC filings and obtain other information about the Partnership through the website maintained by the Partnership, which is www.bkep.com. The information contained in that website is not incorporated by reference in this proxy statement.

The Partnership “incorporates by reference” into this proxy statement information that it filed with the SEC. This means that the Partnership can disclose important information to you without actually including the specific information in this proxy statement by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this proxy statement.

The following documents, which were filed by the Partnership with the SEC, are incorporated by reference into this proxy statement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 9, 2022;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 5, 2022;

•	Current Report on Form 8-K filed on April 22, 2022; and

•	The description of the securities of the Partnership contained in the Annual report filed on Form 10-K for the fiscal year ended December 31, 2019, filed on March 26, 2020.

Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

The Partnership has supplied all information contained or incorporated by reference in this proxy statement about the Partnership.

The Partnership will also make available on its website (www.bkep.com) under “Investors” the annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed by the Partnership with the SEC.

You can also obtain the documents incorporated by reference in the proxy statement and any exhibit specifically incorporated by reference in the documents it incorporates by reference from the SEC through the SEC’s website at www.sec.gov or, without charge, by requesting them in writing or by telephone from the appropriate company at the addresses and telephone numbers listed below. To obtain timely delivery, you must request the information no later than five business days before you must make your investment decision.

Blueknight Energy Partners, L.P.

6060 American Plaza, Suite 600

Tulsa, Oklahoma 74135

Attention: Secretary

Phone: (918) 237-4000

In addition, if you have questions about the Merger or the Special Meeting, or if you need to obtain copies of the accompanying proxy statement, proxy cards, election forms or other documents incorporated by reference in the proxy statement, you may contact the appropriate contact listed above. You will not be charged for any of the documents you request. In order for you to receive timely delivery of the documents in advance of the Special Meeting, the Partnership should receive your request no later than five business days before the date of the Special Meeting. This means that Unitholders requesting documents must do so by                , 2022 in order to receive them before the Special Meeting. If you request any documents, the Partnership will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

This proxy statement does not constitute the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. The delivery of this proxy statement shall not, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement by reference or in the affairs of the Partnership since the date of this proxy statement.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 21, 2022

BY AND AMONG

ERGON ASPHALT & EMULSIONS, INC.,

MERLE, LLC,

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.

AND

BLUEKNIGHT ENERGY PARTNERS, L.P.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 21, 2022 (this “Agreement”), is by and among Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Parent”), Merle, LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“Merger Sub”), Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and Blueknight Energy Partners G.P., L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). Parent, Merger Sub, the Partnership and the General Partner are sometimes referred to collectively herein as the “Parties” and each individually as a “Party.” Certain capitalized terms used in this Agreement are defined in Article I.

WITNESSETH:

WHEREAS, Parent and the Partnership desire to complete a merger transaction on the terms and conditions set forth in this Agreement;

WHEREAS, the board of directors of the General Partner (the “GP Board”) delegated to the conflicts committee of the GP Board (the “GP Conflicts Committee”) the exclusive power and authority to determine whether the transactions contemplated hereby, including the Merger, are fair and reasonable to, and in the best interests of, the Partnership Unaffiliated Common Unitholders with no duty to consider the interests of the General Partner or its controlling Affiliates, including Parent;

WHEREAS, the GP Conflicts Committee, by unanimous vote, in good faith, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Common Unitholders and (B) in the best interest of the Partnership and the Partnership Unaffiliated Common Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iv) recommended that the GP Board submit this Agreement and the Merger to a vote of the Limited Partners (including the holders of Preferred Units), and (v) recommended approval of this Agreement and the Merger by the Partnership Unaffiliated Common Unitholders;

WHEREAS, following the receipt of the recommendation of the GP Conflicts Committee, at a meeting duly called and held, the GP Board, by unanimous vote, in good faith, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Common Unitholders and the Partnership Unaffiliated Preferred Unitholders and (B) in the best interest of the Partnership, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to submit this Agreement and the Merger to a vote of the Limited Partners (including the holders of Preferred Units) and (iv) recommended approval of this Agreement and the Merger by the Limited Partners (including the holders of Preferred Units);

WHEREAS, Blueknight GP Holding, LLC, a Delaware limited liability company (“BGHL”), in its capacity as the sole member of the General Partner, has approved this Agreement and the transactions contemplated hereby, including the Merger, on behalf of the General Partner;

WHEREAS, the board of directors of Parent (the “Parent Board”) has, by unanimous vote, in good faith, (i) determined that the Merger is in the best interest of Parent and declared it advisable to enter into this Agreement and (ii) approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, as the sole member of Merger Sub, has (i) determined that the Merger is in the best interest of Merger Sub, and declared it advisable for Merger Sub to enter into this Agreement and (ii) approved this Agreement, the execution, delivery and performance of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby, including the Merger; and

WHEREAS, the Partnership has required, as a condition to its willingness to enter into this Agreement, that Parent simultaneously herewith enter into a support agreement, dated as of the date hereof (as may be amended, the “Support Agreement”), pursuant to which, among other things, Parent agrees, in its capacity as a Limited Partner, to vote its Common Units and Preferred Units in favor of this Agreement and the transactions contemplated hereby on the terms and subject to the conditions provided for in the Support Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINED TERMS; CONSTRUCTION

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act) other than Parent, Merger Sub or their Affiliates, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the Ordinary Course of Business, of assets of the Partnership and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Partnership’s and its Subsidiaries’ consolidated assets or to which 20% or more of the Partnership’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 of the Exchange Act) of 20% or more of the outstanding Common Units of the Partnership, (iii) tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of the outstanding Common Units of the Partnership or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction (whether in a single transaction or a series of related transactions) involving the Partnership which is structured to permit such Person or group to acquire beneficial ownership of 20% or more of the Partnership’s consolidated assets or outstanding Common Units; in each case, other than the transactions contemplated by this Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided herein, for the purposes of this Agreement, (a) the Partnership and its Subsidiaries shall not be considered Affiliates of Parent, the General Partner or any of Parent’s other Subsidiaries and (b) Parent and its Subsidiaries (other than the Partnership and its Subsidiaries) shall not be considered Affiliates of the Partnership and its Subsidiaries.

“Agreement” has the meaning set forth in the preamble to this Agreement (the “Preamble”).

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of the monopolization or restraint of trade or the lessening of competition.

“Balance Sheet Date” means December 31, 2021.

“Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) any employment, consulting, severance, termination, retention, change of control, health, medical, dental, vision, cafeteria, disability, accident, life insurance, vacation, paid-time-off, flex spending, perquisite, welfare fringe benefit, compensatory equity or equity-based, deferred compensation, profit sharing, retirement, pension, savings, termination and each other compensation or employee benefit plan, program, policy, agreement or arrangement.

“BGHL” has the meaning set forth in the recitals to this Agreement (the “Recitals”).

“Book-Entry Common Units” has the meaning set forth in Section 3.1(a).

“Book-Entry Preferred Units” has the meaning set forth in Section 3.1(b).

“Book-Entry Units” has the meaning set forth in Section 3.1(b).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the cities of Tulsa or New York are authorized or required by applicable Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificated Common Units” has the meaning set forth in Section 3.1(a).

“Certificated Preferred Units” has the meaning set forth in Section 3.1(b).

“Certificated Units” has the meaning set forth in Section 3.1(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in Section 3.2(h).

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Common Unit Merger Consideration” has the meaning set forth in Section 3.1(a).

“Contract” means any contract, purchase order, license, sublicense, lease, sublease, franchise, warranty, option, warrant, guaranty, indenture, note, bond, mortgage or other legally binding agreement, instrument or obligation, whether written or unwritten.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions, mutations or additional waves thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, shelter in place, stay at home, social distancing, shut down, closure or sequester order or any other Law, in each case by a Governmental Authority in connection with or in response to COVID-19.

“DERs” has the meaning set forth in the Partnership Long-Term Incentive Plan.

“DLLCA” means the Delaware Limited Liability Company Act, as amended from time to time.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“DTC” has the meaning set forth in Section 3.2(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environment” means: (i) land, including surface land, wetlands, sub-surface strata, sea bed and river bed under water (as described in clause (ii) of this definition); (ii) water, including coastal and inland water, surface waters and ground waters; and (iii) ambient air.

“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), public or workplace/occupational health and safety to the extent related to exposure to Hazardous Substances, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(b).

“Excluded Units” has the meaning set forth in Section 3.1(d).

“Existing Partnership Credit Facility” shall mean that certain Third Amended and Restated Credit Agreement, dated as of May 26, 2021, among the Partnership, as Borrower, Truist Bank, as Administrative Agent, City National Bank and U.S. Bank, National Association, as Syndication Agents, First Horizon Bank and Fifth Third Bank, National Association, as Co-Documentation Agents, and each of the Lenders from time to time party thereto, as amended, restated, or amended and restated prior to the date hereof.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” has the meaning set forth in the Preamble.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“General Partner LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of December 1, 2009, as amended, modified or supplemented from time to time.

“General Partner Unit” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state, local, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“GP Conflicts Committee” has the meaning set forth in the Recitals.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law or that is otherwise regulated or for which liability or standards of care may be imposed under Environmental Laws, including petroleum or any fraction, derivative or byproduct thereof, natural gas, liquefied natural gas, methyl tert-butyl ether, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries or the General Partner and also with respect to any such Person, in their capacity as a director, officer, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of the Partnership, the General Partner or any of their respective Subsidiaries, as applicable, and together with such Peron’s heirs, executors or administrators.

“Intervening Event” means a material event, fact or circumstance, development or occurrence, in each case that arises after the date of this Agreement and was not known or reasonably foreseeable to or by the GP Board or the GP Conflicts Committee, as the case may be, as of the date of this Agreement and becomes known to or by the GP Board or the GP Conflicts Committee, as the case may be, prior to receipt of the Partnership Unitholder Approval; provided, however, that in no event shall the following events, facts or circumstances, developments or occurrences constitute an Intervening Event: (a) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof; (b) the entry into, or announcement of, this Agreement or the transactions contemplated hereby, including the Merger, or any litigation or dispute arising out of this Agreement or the transactions contemplated hereby, including the Merger; or (c) any change in the market price or trading volume of the Common Units or the Preferred Units (provided that the exception in this clause (c) shall not prevent or otherwise affect any such event, fact or circumstance, development or occurrence underlying the change in the market price or trading volume of the Common Units or the Preferred Units from being taken into account in determining whether an Intervening Event has occurred).

“Knowledge” means, with respect to Parent, the actual knowledge of Emmitte Haddox or Alan Wall, or with respect to the Partnership and the General Partner, the actual knowledge of the Persons listed in Section 1.1 of the Partnership Disclosure Letter, in each case after reasonable inquiry.

“Law” means any law, statute, constitution, fundamental principle of common law, ordinance, rule, regulation, code, injunction, order, judgment, settlement, ruling, decree, directive, code, writ, binding case law, governmental guideline or interpretation having the force of law or legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority.

“Lien” means any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest, or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various states of the United States).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Maximum Amount” has the meaning set forth in Section 6.7(b).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(b).

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” means The NASDAQ Global Market and any successor stock exchange or inter dealer quotation system operated by The Nasdaq Stock Market, LLC or any successor thereto.

“Ordinary Course of Business” means the ordinary course of business of the Partnership and its Affiliates and consistent with past practices.

“Organizational Documents” means, with respect to any Person, any charter, certificate of incorporation, certificate of formation, certificate of limited partnership, articles of association, bylaws, partnership agreement, limited liability company agreement, operating agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Excluded Units” has the meaning set forth in Section 3.1(c).

“Parent Expense Reimbursement” has the meaning set forth in Section 8.3(b).

“Parent Material Adverse Effect” means the prevention or material impairment or delay in the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on or before the Outside Date or to comply with or perform their respective obligations under this Agreement.

“Parent Organizational Documents” has the meaning set forth in Section 5.1(b).

“Parties” has the meaning set forth in the Preamble.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Adverse Recommendation Change” has the meaning set forth in Section 6.3(b).

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 14, 2011, as amended, modified or supplemented from time to time.

“Partnership Benefit Plan” means any Benefit Plan maintained, sponsored or administered by the General Partner, the Partnership or any of their respective Subsidiaries for the benefit of their respective current or former employees, independent contractors and directors (and their respective beneficiaries), other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, or maintained by any Governmental Authority.

“Partnership Board Recommendation” has the meaning set forth in Section 6.1(b).

“Partnership Disclosure Letter” has the meaning set forth in Article IV.

“Partnership Environmental Permits” has the meaning set forth in Section 4.12.

“Partnership Excluded Units” has the meaning set forth in Section 3.1(d).

“Partnership Fairness Opinion” has the meaning set forth in Section 4.16.

“Partnership Financial Advisor” has the meaning set forth in Section 4.16.

“Partnership Intellectual Property” has the meaning set forth in Section 4.15.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Intervening Event Notice Period” has the meaning set forth in Section 6.3(d)(ii).

“Partnership Long-Term Incentive Plan” means the Blueknight Energy Partners G.P., L.L.C. Long-Term Incentive Plan (as amended and restated effective September 9, 2020).

“Partnership Material Adverse Effect” means (x) a material adverse effect on or a material adverse change in the business, financial condition or results of operations, of the Partnership and its Subsidiaries taken as a whole or (y) the prevention or material delay or impairment in the ability of the General Partner or the Partnership to consummate the Merger and the other transactions contemplated by this Agreement on or before the Outside Date; provided, however, that “Partnership Material Adverse Effect” shall not include the following: (a) circumstances affecting the industry or market in which the Partnership and its Subsidiaries operates, (b) any general market, economic, financial or political conditions, or outbreak or continuation of hostilities or war, military actions or the escalation thereof, sabotage or terrorism, in the United States of America or elsewhere, (c) changes in Law applicable to the Partnership or any of its Affiliates or in accounting regulations or principles or the interpretation thereof, (d) weather conditions, earthquakes, hurricanes, floods, or other natural disasters, (e) cyberterrorism, hacking, ransomware or any other electronic attack, sabotage, pandemics (including COVID-19) or epidemics, (f) any failure of the Partnership or its Subsidiaries to meet any internal or published projections, estimates or expectations of such entity’s revenue, earnings or other financial performance or results of operations for any period, or any failure by any such entity to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account), (g) any changes in the market price or trading volume of the equity securities of the Partnership (it being understood that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account), or (h) the announcement or pendency of this Agreement or the matters contemplated hereby or the compliance by any Party with the provisions of this Agreement, including any disruption of customer or supplier relationships, loss of any employees or independent contracts of the Partnership or its Subsidiaries; provided, however, that, in the case of clause (a), (b), (c), (d) or (e) the impact on the Partnership is not disproportionately adverse as compared to others in the industry referred to in clause (a) of this definition generally.

“Partnership Material Contract” has the meaning set forth in Section 4.10(a).

“Partnership Permits” has the meaning set forth in Section 4.8(b).

“Partnership Proxy Statement” means the proxy statement on SEC Schedule 14A to be filed by the Partnership in connection with the Merger, as amended or supplemented.

“Partnership SEC Documents” means the reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by the Partnership with the SEC pursuant to the Securities Act or the Exchange Act since December 31, 2019 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein).

“Partnership Superior Proposal Notice Period” has the meaning set forth in Section 6.3(e)(ii).

“Partnership Termination Fee” has the meaning set forth in Section 8.3(a).

“Partnership Unaffiliated Common Unitholders” means holders of Common Units other than Parent, the General Partner and their respective Affiliates.

“Partnership Unaffiliated Preferred Unitholders” means holders of Preferred Units other than Parent, the General Partner and their respective Affiliates.

“Partnership Unit Purchase Plan” means the Blueknight Energy Partners, L.P. Employee Unit Purchase Plan, as established effective June 23, 2014, and as thereafter amended through the date hereof.

“Partnership Unitholder Approval” means the approval of this Agreement and the Merger by (i) the holders of a Unit Majority and (ii) the holders of a majority of the outstanding Preferred Units, voting separately as a class based upon one vote per Preferred Unit.

“Partnership Unitholder Meeting” has the meaning set forth in Section 6.1(b).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permits” means all franchises, licenses, certificates, permits, and other authorizations, approvals, waivers, registrations, consents and approvals from any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, a joint venture, an unincorporated organization or any other entity, including a Governmental Authority.

“Phantom Unit” means an award issued pursuant to the Partnership Long-Term Incentive Plan that entitles the holder to receive a Common Unit upon the satisfaction of the vesting and other conditions set forth in the governing award agreement.

“Preferred Unit” means a Series A Preferred Unit as defined in the Partnership Agreement.

“Preferred Unit Merger Consideration” has the meaning set forth in Section 3.1(b).

“Proceeding” means any claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Release” means any spilling, leaking, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing or other release into the Environment.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.

“Restraints” has the meaning set forth in Section 7.1(b).

“Restricted Unit” means a Common Unit issued under, and that is subject to transfer and forfeiture restrictions pursuant to, the Partnership Long-Term Incentive Plan.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership interest or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the issuance, transfer or sale of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition, but, with respect to the Partnership, excluding the Preferred Units.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“Schedule 13E-3” means a Rule 13e-3 transaction statement on SEC Schedule 13E-3 relating to the Partnership Unitholder Approval and the Merger, as amended or supplemented.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Special Approval” has the meaning set forth in the Partnership Agreement.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a member managed limited liability company, the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided, however, that, except where otherwise expressly provided in this Agreement, for the purposes of this Agreement, the Partnership, the General Partner and their Subsidiaries shall not be considered Subsidiaries of Parent or its Affiliates.

“Superior Proposal” shall mean any bona fide written unsolicited Acquisition Proposal (except that reference to 20% within the definition of “Acquisition Proposal” shall be replaced by 50%) made by a third party after the date of this Agreement and not in breach of Section 6.3 and on terms that the GP Board or GP Conflicts Committee, as the case may be, determines, in its good faith judgment and after consulting with its or the Partnership’s financial advisors (if any) and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including any conditions to and the expected timing of consummation and any risks of non-consummation), (i) to be more favorable to the Partnership (in the case of the GP Board) or the Partnership Unaffiliated Common Unitholders (in the case of the GP Conflicts Committee), from a financial point of view, than the Merger (taking into account the transactions contemplated by this Agreement and any revised proposal by Parent to amend the terms of this Agreement made in accordance with Section 6.3(d) or Section 6.3(e)), (ii) is reasonably likely to be consummated in accordance with its terms, taking into account any approvals that are necessary or advisable to consummate such proposal, and (iii) if a cash transaction in whole or in part, has financing that is fully committed or reasonably determined to be available by the GP Board or the GP Conflicts Committee, as the case may be.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law, and any similar provision incorporated into the Organizational Documents of the Parties and their Affiliates.

“Tax” or “Taxes” means any and all U.S. federal, state or local or non-U.S. or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection or with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“Units” means the Common Units and the Preferred Units.

Section 1.2 Interpretation. Unless provided for elsewhere in this Agreement or the context otherwise requires, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, Article, Section, Subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;

(g) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place where it is defined;

(h) all references to prices, values or monetary amounts refer to United States dollars;

(i) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover both genders and the neuter;

(j) this Agreement has been jointly prepared by the Parties, and this Agreement shall not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(k) each covenant, term and provision of this Agreement shall be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of such prior drafts;

(l) the captions of the Articles, Sections and Subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such Section, or in any way affect this Agreement;

(m) any references herein to a particular Section or Article means a Section or Article of this Agreement unless otherwise expressly stated herein;

(n) the Partnership Disclosure Letter attached hereto is incorporated herein by reference and will be considered part of this Agreement;

(o) all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(p) all references to days mean calendar days unless otherwise provided; and

(q) all references to time mean Tulsa, Oklahoma time.

ARTICLE II

THE MERGER

Section 2.1 The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2 Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the General Partner will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

Section 2.5 Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms of the Partnership Agreement and applicable Law and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law. The name of the Surviving Entity shall be “Blueknight Energy Partners, L.P.”

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties, any holder of Partnership or Merger Sub securities or any other Person:

(a) Effect of Merger on Common Units. Subject to Section 3.1(c), Section 3.3 and Section 3.4, each Common Unit issued and outstanding immediately prior to the Effective Time, other than the Excluded Units, shall be converted into the right to receive $4.65 per Common Unit in cash without any interest thereon (the “Common Unit Merger Consideration”). As of the Effective Time, all Common Units converted into the right to receive the Common Unit Merger Consideration pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (“Certificated Common Units”) or such non-certificated Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Common Units”) shall cease to have any rights with respect thereto, except the right to receive the Common Unit Merger Consideration to be paid in consideration therefor upon surrender of such Certificated Common Unit or Book-Entry Common Unit in accordance with Section 3.2(c), without interest, and any distributions to which such holder is entitled pursuant to Section 3.1(i).

(b) Effect of Merger on Preferred Units. Subject to Section 3.1(c) and Section 3.4, each Preferred Unit issued and outstanding immediately prior to the Effective Time, other than the Excluded Units, shall be converted into the right to receive $8.75 per Preferred Unit in cash without any interest thereon (the “Preferred Unit Merger Consideration” and, together with the Common Unit Merger Consideration and the consideration payable in respect of the Phantom Units and Restricted Units pursuant to Section 3.3, individually or jointly as the context requires, the “Merger Consideration”). As of the Effective Time, all Preferred Units converted into the right to receive the Preferred Unit Merger Consideration pursuant to this Section 3.1(b) shall no longer be outstanding and shall automatically be canceled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Preferred Units (“Certificated Preferred Units” and, together with the Certificated Common Units, “Certificated Units”) or such non-certificated Preferred Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Preferred Units” and, together with Book-Entry Common Units, “Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Preferred Unit Merger Consideration to be paid in consideration therefor upon surrender of such Certificated Preferred Unit or Book-Entry Preferred Unit in accordance with Section 3.2(c), without interest, and any distributions to which such holder is entitled pursuant to Section 3.1(i).

(c) Effect of Merger on Units Owned by Parent and its Subsidiaries. All of the Units issued and outstanding immediately prior to the Effective Time and held by Parent or its Subsidiaries (the “Parent Excluded Units”) shall be unaffected by the Merger and shall remain outstanding in the Surviving Entity as set forth in the Partnership Agreement, and immediately following the Effective Time, Parent or its Subsidiaries will be the sole limited partner(s) of the Surviving Entity, and no consideration shall be delivered to Parent or its Subsidiaries in respect thereof.

(d) Effect of Merger on Units Owned by the Partnership and its Subsidiaries. All of the Units owned by the Partnership and its Subsidiaries immediately prior to the Effective Time (the “Partnership Excluded Units” and,

together with the Parent Excluded Units, the “Excluded Units”) shall automatically be cancelled and cease to exist, and no consideration shall be delivered in respect thereof.

(e) Effect of Merger on Incentive Distribution Rights. The Incentive Distribution Rights issued and outstanding as of immediately prior to the Effective Time, which are owned by the General Partner, shall be unchanged by the Merger and shall remain issued and outstanding in the Surviving Entity, and no consideration shall be delivered in respect thereof.

(f) Effect of Merger on General Partner Units. The General Partner Units issued and outstanding immediately prior to the Effective Time shall be unchanged by the Merger and shall remain issued and outstanding in the Surviving Entity, the General Partner shall continue as the sole general partner of the Surviving Entity, and no consideration shall be delivered in respect thereof.

(g) Effect of Merger on Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist, and no consideration shall be delivered in respect thereof.

(h) Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect (i) the cancellation and retirement of all Units that were converted into the right to receive the applicable Merger Consideration and that, immediately following the Effective Time, Parent or its Subsidiaries will be the only holder(s) of Units and (ii) that the existence of the Partnership shall continue without dissolution.

(i) Distributions. Holders of Partnership Interests immediately prior to the Effective Time shall have continued rights to any distribution, without interest, with respect to such Partnership Interests with a record date occurring prior to the Effective Time that has been declared by the General Partner with respect to such Partnership Interests in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. Any such distributions by the Partnership are not part of the Merger Consideration and shall be paid on the payment date set therefor to such holders (or former holders) of Partnership Interests, as applicable. Holders of Partnership Interests immediately prior to the Effective Time (other than Parent, its Affiliates and the General Partner) shall have no rights to any distribution with respect to such Partnership Interests with a record date occurring on or after the Effective Time that may have been declared by the General Partner with respect to such Partnership Interests prior to the Effective Time and which remains unpaid as of the Effective Time.

Section 3.2 Surrender of Units.

(a) Paying Agent. Prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Certificated Units and Book-Entry Units for the Merger Consideration. As soon as reasonably practicable after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of Units (other than The Depository Trust Company (“DTC”)) as of the Effective Time whose Units were converted into the right to receive the applicable Merger Consideration, a letter of transmittal (which shall specify that, with respect to Certificated Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.2(g)) to the Paying Agent or, in the case of Book-Entry Units, upon adherence to the procedures set forth in the letter of transmittal) in such customary forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) and Book-Entry Units to the Paying Agent in exchange for the applicable Merger Consideration.

(b) Deposit. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Units as of the Effective Time whose Units were converted into the right to receive the applicable Merger Consideration, an amount of cash equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.1(a) and Section 3.1(b). All such cash deposited with the

Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the applicable Merger Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Sections 3.2(h) and (i), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration.

(c) Exchange. Each holder of Units (other than DTC) that have been converted into the right to receive the applicable Merger Consideration, upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.2(g)) or Book-Entry Units and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Section 3.1(a) or Section 3.1(b). The Merger Consideration shall be paid as promptly as practicable after receipt by the Paying Agent of the Certificated Units (or an effective affidavit of loss in lieu thereof pursuant to Section 3.2(g)) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing. DTC, upon surrender of its Book-Entry Units to the Paying Agent in accordance with the customary surrender procedures of DTC and the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Unit a cash amount equal to the applicable Merger Consideration; provided, that (i) no Person beneficially owning Units through DTC will be required to deliver a letter of transmittal to receive the applicable Merger Consideration that such holder is entitled to receive through DTC and (ii) any such Person will receive the applicable Merger Consideration in accordance with the customary payment procedures of DTC and its participants following the Effective Time. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificated Unit and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(d) Other Payees. If any payment of the applicable Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or Book-Entry Unit is registered (other than DTC), it shall be a condition of such payment that the Person requesting such payment shall (i) pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or (ii) establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e) No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Units converted into the right to receive the applicable Merger Consideration. From and after the Effective Time, the holders of Certificated Units or Book-Entry Units representing Units converted into the right to receive the applicable Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificated Units or Book-Entry Units are presented to the Paying Agent or Parent, they shall be canceled and exchanged for the applicable Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Units converted into the right to receive the applicable Merger Consideration 12 months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Units for the applicable Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent for delivery of the applicable Merger Consideration. Notwithstanding the foregoing, Parent, Merger Sub, the Partnership and the General Partner shall not be liable to any holder of Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws.

(g) Lost, Stolen or Destroyed Certificated Units. If any Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Unit to be lost, stolen or destroyed, compliance with the other procedures set forth in this Article III and, if required by Parent, the posting by such Person of an indemnity agreement or bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificated Unit the Merger Consideration to be paid in respect of the Units represented by such Certificated Unit as contemplated by this Article III.

(h) Withholding Taxes. Each of Parent, Merger Sub, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Person pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

(i) Investment of the Exchange Fund. Parent may cause the Paying Agent to invest any cash included in the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that any investment of such Exchange Fund shall be limited to cash and cash equivalents, direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and money market funds comprised primarily of cash, cash equivalents and such obligations and that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the holders of Units converted into the right to receive the applicable Merger Consideration which were outstanding immediately prior to the Effective Time pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.3 Treatment of Restricted Units and Phantom Units; Termination of Partnership Long-Term Incentive Plan and Partnership Unit Purchase Plan.

(a) As promptly as practicable following the date of this Agreement, and in any event prior to the Effective Time, the GP Board (or, if appropriate, any committee administering the Partnership Long-Term Incentive Plan) will adopt resolutions, and the Partnership will take or cause to be taken all other actions as may be necessary or required in accordance with applicable Law, the Partnership Agreement and the Partnership Long-Term Incentive Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 3.3. Immediately prior to the Effective Time, all Restricted Units outstanding immediately prior to the Effective Time shall fully vest. Each holder of a Restricted Unit will receive an amount equal to the Merger Consideration with respect to each Restricted Unit that becomes vested pursuant to this Section 3.3(a), along with any corresponding accrued but unpaid distributions with respect to the DERs related to such Restricted Units, which unpaid distributions, for the avoidance of doubt, shall not constitute Merger Consideration. Immediately upon the vesting of such Restricted Units, and subject to payment in respect thereof as set forth in this Section 3.3(a), the DERs associated therewith shall be cancelled and cease to exist.

(b) Immediately prior to the Effective Time, all Phantom Units outstanding immediately prior to the Effective Time shall fully vest. Each holder of a Phantom Unit will receive an amount equal to the Merger Consideration with respect to each Phantom Unit that becomes vested pursuant to this Section 3.3(b), along with any corresponding accrued but unpaid payments with respect to the DERs related to such Phantom Units, which unpaid payments, for the avoidance of doubt, shall not constitute Merger Consideration. Immediately upon the vesting of such Phantom Units, and subject to payment in respect thereof as set forth in this Section 3.3(b), the DERs associated therewith shall be cancelled and cease to exist.

(c) Prior to the Effective Time, the Partnership and the General Partner shall take all actions necessary to terminate the Partnership Long-Term Incentive Plan, such termination to be effective at the Effective Time, and from and after the Effective Time, the Partnership Long-Term Incentive Plan shall be terminated and no equity awards or other rights with respect to Common Units or other Partnership Interests shall be granted or be outstanding thereunder subject to receipt of the consideration set forth in this Section 3.3.

(d) As soon as practicable following the date hereof, the Partnership and the General Partner shall take all actions with respect to the Partnership Unit Purchase Plan that are necessary to provide that the Partnership Unit Purchase Plan shall be suspended effective May 1, 2022. The Partnership and General Partner shall terminate the Partnership Unit Purchase Plan in its entirety effective as of, and contingent on, the Effective Time, with any amounts then remaining credited to employee accounts under the Partnership Unit Purchase Plan promptly returned to such employees.

(e) As soon as practicable following the Effective Time, the Partnership shall file post-effective amendments to all Form S-8 registration statements filed by the Partnership deregistering all Common Units remaining available for issuance thereunder.

(f) On or prior to the Closing Date, Parent shall deposit or cause to be deposited with BKEP Management, Inc., a subsidiary of the General Partner, or such other Affiliate as may be designated by the General Partner, an amount of cash equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.3, the aggregate amount of accrued but unpaid DERs payable pursuant to this Section 3.3, and the employer portion of any payroll taxes due with respect to such Merger Consideration and DERs. Parent shall cause such entity or Affiliate to promptly, and in all events by no later than the first regularly scheduled payroll date that is at least five Business Days following the Closing Date, pay through such entity’s payroll or accounts payable system, as applicable, to the holders of the Phantom Units and Restricted Units (and associated DERs) in accordance with this Section 3.3.

Section 3.4 Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Units shall have been changed into a different number of units or a different class or series by reason of the occurrence or record date of any unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction, the distributions under this Article III, the applicable Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit distribution, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or similar transaction and to provide the holders of Units the same economic effect as contemplated hereby prior to such event.

Section 3.5 No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE

GENERAL PARTNER

Except as disclosed in (a) the Partnership SEC Documents filed with or publicly furnished to the SEC prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Letter”) prior to the execution of this Agreement (provided, that (i) any disclosure in any section of such Partnership Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), the Partnership and the General Partner represent and warrant, jointly and severally, to Parent and Merger Sub as follows:

Section 4.1 Organization, Standing and Corporate Power.

(a) Each of the Partnership and the General Partner and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite limited partnership, limited liability company, partnership or corporate, as applicable, power and authority to own or lease all of its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Each of the Partnership and the General Partner and their respective Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failures to be so qualified, licensed or in good standing have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The Partnership and the General Partner have made available to Parent prior to the execution of this Agreement true and complete copies of the Organizational Documents of the Partnership and the General Partner and each of their Subsidiaries, in each case, as in effect as of the date of this Agreement.

Section 4.2 Authority; Noncontravention.

(a) Each of the Partnership and the General Partner has all necessary entity power and authority to execute and deliver, and perform its obligations under, this Agreement and, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of the Partnership and the General Partner, and the consummation by the Partnership and the General Partner of the transactions contemplated hereby, have been duly authorized and approved by the sole member of the General Partner, the GP Board and, as set forth in Section 4.2(c), the GP Conflicts Committee and no other entity action on the part of the Partnership or the General Partner is necessary to authorize the execution, delivery and performance by the Partnership and the General Partner of this Agreement and, except for obtaining the Partnership Unitholder Approval, the consummation of the transactions contemplated hereby, including the Merger. The Partnership Unitholder Approval is the only vote or approval of the holders of any class or series of equity securities of the Partnership or the General Partner necessary to adopt and approve this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and the General Partner and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Partnership and the General Partner, enforceable against each of the Partnership and the General Partner in accordance with its terms, subject, as to enforceability, to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer and other Laws of general applicability relating to or affecting creditors’ rights and remedies and to general equity principles (whether applied in a proceeding at law or in equity) (the “Enforceability Exceptions”).

(b) The execution, delivery and performance by the Partnership and the General Partner of this Agreement do not, and the consummation of the Merger (subject to receipt of the Partnership Unitholder Approval) and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of the Partnership or the General Partner or any of their respective Subsidiaries under, any provision of (i) the Organizational Documents of the Partnership, the General Partner or any of their Subsidiaries, or (ii) subject to the filings and other matters referred to in Section 4.4, (A) any Contract to which the Partnership, the General Partner or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) any Law applicable to the Partnership or the General Partner or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The GP Conflicts Committee, at a meeting duly called and held, by unanimous vote, in good faith, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Common Unitholders and (B) in the best interest of the Partnership and the Partnership Unaffiliated Common Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iv) recommended that the GP Board submit this Agreement and the Merger to a vote of the Limited Partners (including the holders of Preferred Units), and (v) recommended approval of this Agreement and the Merger by the Partnership Unaffiliated Common Unitholders. Such action by the GP Conflicts Committee described in clauses (i) and (ii) above constituted Special Approval of this Agreement and the transactions contemplated hereby, including the Merger, under the Partnership Agreement, and such Special Approval has not been rescinded, modified or withdrawn in any way. Notwithstanding the foregoing, the GP Conflicts Committee was not delegated the authority to, and did not, determine that this Agreement and the transactions contemplated hereby, including the Merger, are fair and reasonable to the Partnership Unaffiliated Preferred Unitholders or otherwise approve this Agreement and the transactions contemplated hereby on behalf of the Partnership Unaffiliated Preferred Unitholders.

(d) Following receipt of the recommendation of the GP Conflicts Committee, at a meeting duly called and held, the GP Board, by unanimous vote, in good faith, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Common Unitholders and Partnership Unaffiliated Preferred Unitholders and (B) in the best interest of the Partnership, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to submit this Agreement and the Merger to a vote of the Limited Partners (including the holders of Preferred Units) and (iv) recommended approval of this Agreement and the Merger by the Limited Partners (including the holders of Preferred Units).

Section 4.3 Capitalization.

(a) The authorized equity interests of the Partnership consist of Common Units, Preferred Units, General Partner Units and the Incentive Distribution Rights. At the close of business on April 19, 2022, the issued and outstanding Limited Partner interests and General Partner Interests of the Partnership consisted of (i) 41,887,093 Common Units, including 30,246 Restricted Units issued pursuant to the Partnership Long-Term Incentive Plan, (ii) 34,406,683 Preferred Units, (iii) 1,225,409 General Partner Units and (iv) the Incentive Distribution Rights. At the close of business on April 19, 2022, 5,217,837 Common Units were reserved for issuance under the Partnership Long-Term Incentive Plan, of which 1,657,158 Common Units were the subject of outstanding Phantom Units, which Phantom Units were granted in tandem with an equal number of DERs. At the close of business on April 19, 2022, 365,453 Common Units were reserved for issuance under the Partnership Unit Purchase Plan. As of the date of this Agreement there are not, and as of the Effective Time there will not be, any other Partnership Interests, voting securities or equity interests of the Partnership issued and outstanding or any subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, Rights with respect to the Partnership, commitments or agreements of any character valued by reference to, or providing for the issuance of, any Partnership Interests, voting securities or equity interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing. The outstanding Common Units, Preferred Units and Incentive Distribution Rights were duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Partnership Agreement), and, except as provided in the Partnership Agreement, are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). The General Partner is the sole general partner of the Partnership and is the sole record owner of the General Partner Interest and the Incentive Distribution Rights and the General Partner Interest has been duly authorized and validly issued in accordance with applicable Law and the Partnership Agreement. The General Partner owns the General Partner Interests and the Incentive Distributions Rights free and clear of all Liens, except those existing or arising pursuant to the applicable Organizational Documents of the Partnership or the Partnership’s revolving credit facility. All Common Units reserved for issuance under the Partnership Long-Term Incentive Plan, when issued in accordance with the terms thereof, are or will be duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Partnership Agreement).

(b) None of the Partnership or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, Rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of the Partnership. Except as set forth in the Partnership Agreement, there are no outstanding obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity or equity-based interests (or any options, restricted units, equity appreciation rights, profits interests, warrants or other Rights to acquire any Partnership Interests or other limited partner interests, shares of capital stock, voting securities or equity interests) of the Partnership or any of its Subsidiaries.

(c) Other than ownership of its Subsidiaries, the Partnership does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind. Except as set forth in the Partnership SEC Documents, the Partnership owns such interests in its Subsidiaries free and clear of all Liens, except those existing or arising pursuant to the applicable Organizational Documents of such entities or the Partnership’s revolving credit facility, and such interests in its Subsidiaries were duly authorized and validly issued in accordance with such Subsidiary’s Organizational Documents and are fully paid (to the extent required under such Subsidiary’s Organizational Documents) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA and such Subsidiary’s limited liability company agreement).

(d) Neither the Partnership nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of Common Units or Preferred Units or any other equity interest on any matter.

(e) Other than the Support Agreement, there are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

Section 4.4 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Partnership or any of its Affiliates in connection with the execution, delivery and performance of this Agreement by the Partnership or the General Partner or the consummation by the Partnership or the General Partner of the transactions contemplated by this Agreement, including the Merger, except for (a) any filings required or advisable under any applicable Antitrust Laws, (b) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, including the Merger (including the filing of the Partnership Proxy Statement and the filing of a Schedule 13E-3), (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) any filings required under the rules and regulations of the NASDAQ, (e) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for the Partnership or the General Partner to perform their respective obligations under Section 6.4 and (f) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.5 Partnership SEC Documents; Undisclosed Liabilities; Internal Controls.

(a) The Partnership and its Subsidiaries have filed or furnished all Partnership SEC Documents required to be filed or furnished by it with the SEC since December 31, 2019. The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the Ordinary Course of Business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(d) No Subsidiary of the Partnership is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Partnership SEC Documents. To the Knowledge of the Partnership or the General Partner, no enforcement action has been initiated against the Partnership relating to disclosures contained or omitted from any Partnership SEC Document.

(e) The Partnership makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant to Section 13(b)(2) of the Exchange Act. The Partnership has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NASDAQ. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The General Partner’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Partnership’s auditors and the Audit Committee (as defined in the General Partner LLC Agreement) of the GP Board (i) all significant deficiencies in the designation or operation of internal controls which could adversely affect the Partnership’s ability to record, process, summarize and report financial data and have identified for the Partnership’s auditors any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal controls.

(f) Since December 31, 2020, the principal executive officer and principal financial officer of the General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the date of this Agreement, and except as disclosed in a Partnership SEC Document filed with the SEC prior to the date of this Agreement, none of such entities has any knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

Section 4.6 Absence of Certain Changes or Events. Since the Balance Sheet Date, there have not occurred any changes, effects, events or occurrences that have resulted, or would reasonably be expected to result, individually or in the aggregate, in a Partnership Material Adverse Effect.

Section 4.7 Legal Proceedings. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, as of the date hereof, (a) there is no Proceeding pending or, to the Knowledge of the Partnership or the General Partner, threatened against, or, to the Knowledge of the Partnership or the General Partner, any pending or threatened material governmental or regulatory investigation of, the Partnership or any of its Affiliates and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the Knowledge of the Partnership or the General Partner, threatened to be imposed, against the Partnership or any of its Affiliates.

Section 4.8 Compliance with Laws; Permits.

(a) The Partnership and its Subsidiaries are, and since the later of December 31, 2020 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Laws, except where such failures to comply, defaults or violations have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Each of the Partnership and its Subsidiaries is in possession of all Permits necessary for the Partnership and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (collectively, the “Partnership Permits”), except where any failures to have any of the Partnership Permits have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. All Partnership Permits are in full force and effect, except where any failures to be in full force and effect have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. No suspensions or cancellations of any of the Partnership Permits is pending or, to the Knowledge of the Partnership, threatened in writing, except where such suspensions or cancellations have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Neither the Partnership nor any of its Subsidiaries is in conflict with, or in default or violation of, any of such Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c) Without limiting the generality of Section 4.8(a), none of the Partnership, its Subsidiaries, or, to the Knowledge of the Partnership, any consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries; (ii) has, to the Knowledge of the Partnership, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) to the Knowledge of the Partnership, is being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.9 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or its Affiliates specifically for inclusion or incorporation by reference in (a) the Partnership Proxy Statement, on the date it is first mailed to the Limited Partners, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (b) the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Partnership Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership and the General Partner make no representation or warranty with respect to information supplied by or on behalf of Parent, its Affiliates, and its and their Representatives for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10 Contracts.

(a) Except (i) for this Agreement, (ii) as described in Section 4.10 of the Partnership Disclosure Letter or as filed or publicly furnished with the SEC prior to the date of this Agreement and (iii) for Contracts between the Partnership or one of its Affiliates, on the one hand, and Parent or one of its Affiliates, on the other hand, neither the Partnership nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), whether or not entered into in the Ordinary Course of Business (each Contract that is described in this Section 4.10(a) being a “Partnership Material Contract”).

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) each Partnership Material Contract is legal, valid and binding on and enforceable against the Partnership and its Subsidiaries, as applicable, except as such enforcement may be limited by the Enforceability Exceptions, and is in full force and effect, (ii) the Partnership and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Partnership Material Contract, (iii) neither the Partnership nor any of its Subsidiaries has received written notice of or Knowledge of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a breach or default on the part of the Partnership or any of its Subsidiaries, or permit termination, modification or acceleration, under any such Partnership Material Contract and (iv) to the Knowledge of the Partnership, as of the date of this Agreement no other party to any Partnership Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, or permit termination, modification or acceleration under any Partnership Material Contract other than in accordance with its terms nor has any other party repudiated any provision of any Partnership Material Contract.

Section 4.11 Partnership Benefit Plans; Labor Matters.

(a) Each Partnership Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including ERISA and the Code, except for such failures to comply which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, none of the Partnership Benefit Plans are or have been within the past six years a (i) multiemployer plan (within the meaning of Section 3(37) of ERISA), (ii) pension plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(b) Each Partnership Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the Internal Revenue Service, and, to the Knowledge of the Partnership, no event has occurred that could reasonably be expected to cause the loss of any such qualification, except where any such losses of qualification have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, no Proceedings, including any audits or investigations by any Governmental Authority, are pending or, to the Knowledge of the Partnership, threatened with respect to any Partnership Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).

(d) Neither the Partnership nor its Subsidiaries is, and has not since January 1, 2007 been, bound by or a party to any collective bargaining agreement or similar contract with any labor union or organization. Neither the Partnership nor its Subsidiaries is currently engaged in any negotiation with any labor union or organization and, to the Knowledge of the Partnership, there is no union representation question or certification petition pending before the National Labor Relations Board or any other similar Governmental Authority relating to the Partnership or its Subsidiaries. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) no organized work stoppages, labor strikes, labor disputes, lockouts or slowdowns against the Partnership are pending or, to the Knowledge of the Partnership, threatened against or involving the Partnership or its Subsidiaries; and (ii) neither the Partnership nor its Subsidiaries has received written notice of any unfair labor practice complaint and, to the Knowledge of the Partnership, no such complaints against the Partnership or such Subsidiaries are pending before the National Labor Relations Board or other similar Governmental Authority.

(e) Except as set forth in Section 3.3, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in combination with another event, whether contingent or otherwise) will entitle any current or former employee, consultant, director, manager or other service provider to any payment or benefit (or any increased or enhanced payment or benefit) from the General Partner, the Partnership or its Subsidiaries.

(f) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership and its Subsidiaries have complied with all applicable Laws related to the employment of their respective employees.

Section 4.12 Environmental Matters. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) each of the Partnership and its

Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Partnership Permits required to be obtained to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted pursuant to applicable Environmental Laws (“Partnership Environmental Permits”); (b) all Partnership Environmental Permits are in full force and effect and, where applicable, applications for renewal or amendment thereof have been timely filed; (c) no suspension or cancellation of any Partnership Environmental Permit is pending or, to the Knowledge of the Partnership, threatened in writing; (d) there has been no Release or arrangement for disposal of any Hazardous Substance by the Partnership or any of its Subsidiaries or, to the Knowledge of the Partnership, by any other Person that would reasonably be expected to give rise to the Partnership or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; (e) there are no Proceedings pending or, to the Knowledge of the Partnership, threatened against the Partnership or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for the Partnership or any of its Subsidiaries alleging noncompliance with, or liability under, any applicable Environmental Law; (f) no Hazardous Substance has been disposed of, released or transported on, to or from any properties currently or formerly owned, leased or operated by the Partnership or any of its Subsidiaries, or as a result of any operations or activities of the Partnership or any of its Subsidiaries, in violation of any applicable Environmental Law or in a manner that would reasonably be expected to give rise to the Partnership or any of its Subsidiaries incurring any liability, remedial obligation, or corrective action requirement under applicable Environmental Laws; and (g) neither the Partnership nor any of its Subsidiaries has either, expressly or by operation of Law, assumed or undertaken any liability, including any obligation for remedial or corrective action, of any other Person relating to Environmental Laws.

Section 4.13 Taxes. Except (i) as disclosed in Section 4.13 of the Partnership Disclosure Letter and (ii) as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) all Tax Returns required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed (taking into account all extensions of due dates), and all such Tax Returns are true, correct and complete, (b) all Taxes owed by the Partnership or any of its Subsidiaries, or for which the Partnership or any of its Subsidiaries may be liable, that are or have become due have been timely paid in full, (c) the Partnership and its Subsidiaries have timely complied with all applicable Tax withholding, collection and deposit requirements, (d) there are no Liens for Taxes (other than statutory Liens for current-period Taxes (x) that are not yet due and payable or (y) that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP) on any of the assets of the Partnership or any of its Subsidiaries, (e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Partnership or any of its Subsidiaries, (f) each of the Partnership and any of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (g) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such (or properly treated as disregarded as separate from its owner for U.S. federal income tax purposes) since its formation, (h) each Subsidiary of the Partnership other than BKEP Asphalt, L.L.C., BKEP Management, Inc. and BKEP Finance Corporation, Inc. is, and since its formation or acquisition by the Partnership has been, either a partnership or disregarded as an entity separate from its owner for U.S. federal income tax purposes, and (i) neither the Partnership nor any of its Subsidiaries has ever entered into or been a party to any “listed transaction” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.

Section 4.14 Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership or a Subsidiary of the Partnership owns and has good and valid title to all of its owned real property and good and valid title to all of its owned personal property, and has good and valid leasehold interests in all of its leased real properties free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for those permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned real property, the tangible personal property and the leased property. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, all leases under which the Partnership or any of its Subsidiaries lease any real or personal property are valid and effective against the Partnership or any such Subsidiary and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by the Partnership or any of its Subsidiaries and the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by the Partnership or any of its Subsidiaries or the counterparties thereto.

Section 4.15 Intellectual Property. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership or an Affiliate of the Partnership (including, solely for purposes of this Section 4.15, Parent and its Subsidiaries) owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Partnership Intellectual Property”) used in their respective businesses as currently conducted. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by the Partnership or any of its Subsidiaries of such Person’s intellectual property, (b) the conduct of the business of the Partnership and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (c) neither the Partnership nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Partnership Intellectual Property and (d) to the Knowledge of the Partnership, no Person is infringing or misappropriating any Partnership Intellectual Property.

Section 4.16 Opinion of Financial Advisor. The GP Conflicts Committee has received the written opinion of Evercore Group L.L.C. (the “Partnership Financial Advisor”), dated as of April 21, 2022, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations of review undertaken in rendering its opinion as set forth therein, the Common Unit Merger Consideration to be received by the Partnership Unaffiliated Common Unitholders pursuant to this Agreement is fair, from a financial point of view, to the Partnership Unaffiliated Common Unitholders (the “Partnership Fairness Opinion”). The Partnership has been authorized by the Partnership Financial Advisor to include a copy of such Partnership Fairness Opinion in the Partnership Proxy Statement and any other document required to be filed with, or submitted to, a Governmental Authority in order to consummate the Merger and the other transactions contemplated hereby. The Partnership shall forward to Parent, solely for informational purposes, a copy of such written opinion promptly following the execution of this Agreement.

Section 4.17 Brokers and Other Advisors. Except (i) as disclosed in Section 4.17 of the Partnership Disclosure Letter and (ii) for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the GP Conflicts Committee. The Partnership has heretofore made available to Parent a correct and complete copy of the Partnership’s or the GP Conflicts Committee’s engagement letter with the Partnership Financial Advisor, which letter describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Financial Advisor entered into in connection with the transactions contemplated hereby.

Section 4.18 Insurance. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) the businesses and assets of the Partnership and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the integrated terminalling, gathering and transportation industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Partnership or any of its Subsidiaries other than in the Ordinary Course of Business.

Section 4.19 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, Parent and Merger Sub acknowledge that none of the Partnership nor the General Partner nor any other Person on behalf of the Partnership or General Partner makes or has made any other express or implied representation or warranty with respect to the Partnership or General Partner with respect to any other information provided to Parent, Merger Sub, the Parent Board or their Representatives, in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, except as required by applicable Law, none of the Partnership nor the General Partner nor any other Person will have or be subject to any liability or other obligation to Parent or Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives) of, or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV. The Partnership and the General Partner acknowledge and agree to the provisions of Section 5.11, and specifically that, except for the representations and warranties contained in Article V, the Partnership and the General Partner have not relied on and none of Parent, Merger Sub or any of their respective Affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning Parent, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of Parent, Merger Sub or any of their respective Affiliates or Representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant, jointly and severally, to the Partnership and the General Partner as follows:

Section 5.1 Organization, Standing and Corporate Power.

(a) Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Law of its respective jurisdiction of organization.

(b) Parent has made available to the Partnership prior to the execution of this Agreement true and complete copies of the Organizational Documents of Parent (the “Parent Organizational Documents”) and the Organizational Documents of Merger Sub, in each case, as in effect as of the date of this Agreement.

Section 5.2 Operations and Ownership of Merger Sub. All of the issued and outstanding limited liability company interests of Merger Sub are beneficially owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, Merger Sub has not, as of the date of this Agreement, and will not have, as of the Closing, incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3 Ownership of Partnership Units. As of the date of this Agreement, Parent is the record owner of (a) 2,745,837 Common Units, which represent all of the Common Units held of record or beneficially by Parent or any of its Subsidiaries and (b) 20,801,757 Preferred Units, which represent all of the Preferred Units held of record or beneficially by Parent or any of its Subsidiaries.

Section 5.4 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Partnership and the General Partner, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to the Enforceability Exceptions. The Parent Board duly and validly adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and authorizing Parent, as the indirect sole owner of Merger Sub, to cause Merger Sub to enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement, which resolutions of Parent Board have not been rescinded, modified or withdrawn in any way.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any provision of (i) the Parent Organizational Documents or the Organizational Documents of any of Parent’s Subsidiaries, including Merger Sub, or (ii) subject to the filings and other matters referred to in Section 5.5, (A) any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that would not have a Parent Material Adverse Effect.

(c) Simultaneously with the execution of this Agreement, Parent has executed and delivered the Support Agreement.

Section 5.5 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger, except for (a) any filings required or advisable under any applicable Antitrust Laws, (b) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby (including the filing of the Partnership Proxy Statement and the filing of a Schedule 13E-3), (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) any filings required under the rules and regulations of the NASDAQ, (e) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices required for Parent or Merger Sub to perform their respective obligations under Section 6.4 and (f) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 5.6 Legal Proceedings. Except as has not had a Parent Material Adverse Effect, as of the date hereof (a) there is no Proceeding pending or, to the Knowledge of Parent, threatened against, or, to the Knowledge of Parent, any pending or threatened material governmental or regulatory investigation of, Parent or any of its

Subsidiaries and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the Knowledge of Parent, threatened to be imposed, against Parent or any of its Subsidiaries.

Section 5.7 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Partnership Proxy Statement, on the date it is first mailed to the Limited Partners, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (b) the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the General Partner, the Partnership, their Affiliates, and its and their Representatives for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.8 Brokers and Other Advisors. Except for Jefferies LLC, the fees and expenses of which will be paid by Parent or an Affiliate thereof, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section 5.9 Available Funds. As of the date of this Agreement Parent has, and at the Effective Time Parent will have, available to it sources of immediately available funds sufficient to consummate the Merger and to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement, including the Merger Consideration.

Section 5.10 Certain Arrangements. As of the date hereof, there are no Contracts or commitments to enter into Contracts with Parent or Merger Sub or, to the Knowledge of Parent, any of their respective Affiliates, pursuant to which any Partnership Unaffiliated Common Unitholder would be entitled to receive value or consideration of a different amount or nature than the applicable Merger Consideration.

Section 5.11 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, the Partnership and the General Partner acknowledge that none of Parent or Merger Sub or any other Person on behalf of Parent or Merger Sub makes or has made any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Partnership, the General Partner, the GP Board, the GP Conflicts Committee or their Representatives in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or the General Partner or any other Person resulting from the distribution to the Partnership, the General Partner, the GP Board or the GP Conflicts Committee (including their respective Representatives) of, or the Partnership’s or the General Partner’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the General Partner, the GP Board, the GP Conflicts Committee or their Representatives in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V. Parent and Merger Sub acknowledge and agree to the provisions of Section 4.19, and specifically that, except for the representations and warranties contained in Article IV, Parent and Merger Sub have not relied on and none of the Partnership, General Partner or any of their respective Affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning the Partnership, the General Partner or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of the Partnership, the General Partner or any of their respective Affiliates or Representatives.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Preparation of the Partnership Proxy Statement and Schedule 13E-3; Partnership Unitholder Meeting.

(a) As promptly as practicable following the date of this Agreement, (i) the Parties shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13e-3 under the Exchange Act, and (ii) the Parties shall prepare and the Partnership shall file with the SEC the preliminary Partnership Proxy Statement. Each of the Parties shall cooperate and consult with each other in connection with the preparation and filing of the preliminary and definitive Partnership Proxy Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a Party or its Affiliates as may be required to be set forth in the Partnership Proxy Statement or the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the Effective Time any information relating to the Parties, or any of their respective Affiliates, directors or officers, is discovered by any Party that should be set forth in an amendment or supplement to, the Partnership Proxy Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners. The Parties shall notify each other promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Proxy Statement, the Schedule 13E-3 or for additional information and each Party shall supply the other Parties with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Partnership, with the cooperation of, and after consultation with, each of the other Parties as provided by this Section 6.1, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to, and use commercially reasonable efforts to resolve, all comments received from the SEC or the staff of the SEC concerning the Partnership Proxy Statement as promptly as reasonably practicable and each of the Parties shall, with the cooperation of, and after consultation with, each of the other Parties as provided by this Section 6.1, use commercially reasonable efforts to respond as promptly as reasonably practicable to, and use commercially reasonable efforts to resolve, all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC or the staff of the SEC with respect to the Partnership Proxy Statement or the Schedule 13E-3 will be made by any of the Parties, as applicable, without providing the other Parties, as applicable, a reasonable opportunity to review and comment thereon, which comments the Parties, as applicable, shall consider and implement in good faith. As promptly as reasonably practicable after all comments received from the SEC or the staff of the SEC have been cleared by the SEC, the Partnership shall file the definitive Partnership Proxy Statement with the SEC and cause such definitive Partnership Proxy Statement to be mailed to its Limited Partners of record.

(b) The Partnership shall, through the GP Board, as promptly as practicable after the Partnership Proxy Statement is cleared by the SEC, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Limited Partners (the “Partnership Unitholder Meeting”) (which Partnership Unitholder Meeting date shall be no later than 35 days after the date that the Partnership Proxy Statement is cleared by the SEC) for the purpose of obtaining the Partnership Unitholder Approval. Subject to Section 6.3, the Partnership shall, through the GP Board, submit this Agreement and the Merger to a vote of the Limited Partners and use the Partnership’s reasonable best efforts to obtain from the Limited Partners the Partnership Unitholder Approval. Subject to Section 6.3, the GP Board shall recommend to the Limited Partners approval of this Agreement and the Merger and the GP Conflicts Committee shall recommend to the Partnership Unaffiliated Common Unitholders approval of this Agreement and the Merger (such recommendations, the “Partnership Board

Recommendation”). The Partnership Proxy Statement shall include a copy of the Partnership Fairness Opinion and, subject to Section 6.3, the Partnership Board Recommendation. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (ii) in the absence of quorum, (iii) to the extent reasonably necessary to ensure that any supplement or amendment to the Partnership Proxy Statement that the GP Board has determined after consultation with outside legal counsel is necessary under applicable Laws is provided to the Limited Partners within the minimum amount of time reasonably practicable prior to the Partnership Unitholder Meeting, and (iv) if the Partnership has delivered any notice contemplated by Section 6.3(d) or Section 6.3(e) and the time periods contemplated by Section 6.3(d) or Section 6.3(e) have not expired; provided, however, that in each case, without the written consent of Parent (which shall not be unreasonably withheld), the Partnership shall not be permitted to postpone or adjourn the Partnership Unitholder Meeting for more than 10 Business Days later than the most recently adjourned meeting or to a date after the date that is three Business Days prior to the Outside Date. The Partnership shall adjourn the Partnership Unitholder Meeting at the request of Parent (but in no event for more than 30 days from the date the Partnership Unitholder Meeting was originally scheduled to convene) (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval or (ii) in the absence of quorum. Without the written consent of Parent, no matter shall be submitted for action at the Partnership Unitholder Meeting except the approval of this Agreement and the Merger and matters reasonably related to this Agreement.

(c) Unless this Agreement is validly terminated in accordance with Article VIII, the Partnership shall submit this Agreement and the Merger to the Limited Partners for approval at the Partnership Unitholder Meeting even if the GP Board or the GP Conflicts Committee shall have effected a Partnership Adverse Recommendation Change.

Section 6.2 Conduct of Business.

(a) During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, except (i) as provided in this Agreement, (ii) as disclosed in Section 6.2 of the Partnership Disclosure Letter, (iii) as required by applicable Law, (iv) as provided in any Contract in effect as of the date of this Agreement, (v) as provided in the Partnership Agreement or (vi) as consented to in writing by Parent (which consent shall not be unreasonably withheld (it being understood that this parenthetical will have no effect on any rights that Parent or its Affiliates have to consent to any of the actions in this Section 6.2 in any other Contract or agreement of the Partnership or its Affiliates)), the General Partner and the Partnership shall (x) conduct the business of the Partnership and its Subsidiaries in the Ordinary Course of Business, (y) use its reasonable best efforts to preserve intact the business organization, goodwill and assets of the Partnership and its Subsidiaries and maintain the rights, franchises and existing relations with customers, suppliers, employees and business associates of the Partnership and its Subsidiaries, and (z) use its reasonable best efforts to keep in full force and effect all material Permits and all material insurance policies maintained by the Partnership and its Affiliates; provided that, in each case, the Partnership and its Subsidiaries may continue any necessary changes in their respective business practices adopted prior to the date hereof that are reasonably required by any COVID-19 Measures and, after the date hereof, may take further actions in good faith that are reasonably required to respond to COVID-19 by any COVID-19 Measures.

(b) Except (i) as provided in this Agreement, (ii) as disclosed in Section 6.2 of the Partnership Disclosure Letter, (iii) as required by applicable Law, (iv) as provided in any Contract (to the extent it would result in a default thereunder) in effect as of the date of this Agreement, (v) as provided in the Partnership Agreement or (vi) as consented to in writing by Parent (which consent shall not be unreasonably withheld (it being understood that this parenthetical will have no effect on any rights that Parent or its Affiliates have to consent to any of the actions in this Section 6.2 in any other Contract or agreement of the Partnership or its Affiliates)), each of the General Partner and the Partnership shall not, and shall cause each of their respective Affiliates not to; provided that, in each case, the Partnership and its Subsidiaries may continue any necessary changes in their respective business practices adopted prior to the date hereof that are reasonably required by any COVID-19 Measures and, after the date hereof, may take further actions in good faith that are reasonably required to respond to COVID-19 by any COVID-19 Measures:

(i) other than annual compensatory equity awards granted to non-employee directors of the GP Board in the Ordinary Course of Business, settlement of outstanding Phantom Units in the ordinary course, or as expressly contemplated by this Agreement, (x) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities (other than pursuant to the existing terms of Rights or Preferred Units outstanding as of the date of this Agreement, if any) or any additional Rights or Preferred Units, (y) issue, grant or amend any award under the Partnership Long-Term Incentive Plan, or (z) enter into any agreement with respect to the foregoing;

(ii) (x) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or (y) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or Rights or Preferred Units, except as required by the terms of its securities outstanding on the date hereof, by the terms of any outstanding Phantom Unit or as expressly contemplated by the terms of this Agreement;

(iii) other than the lease of assets in the Ordinary Course of Business (x) sell, lease or dispose of any portion of its assets, business or properties that, in the aggregate, have a purchase price in excess of $1,000,000 (other than distributions permitted under Section 6.2(b)(iv)), (y) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity that, in the aggregate, have a purchase price in excess of $1,000,000 or (z) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

(iv) make or declare distributions to the holders of any Common Units or the DERs other than as provided in Section 6.2(c) below;

(v) amend the Partnership Agreement or the Organizational Documents of the Partnership’s Affiliates (including by merger, consolidation, conversion or otherwise), as in effect on the date of this Agreement;

(vi) enter into, modify, amend, terminate or assign, or waive or assign any rights under, any Partnership Material Contract, other than in the Ordinary Course of Business.

(vii) waive, release, assign, settle or compromise any pending or threatened Proceeding, including any state or federal regulatory Proceeding, seeking damages or an injunction or other equitable relief, that (x) is material to the Partnership and its Subsidiaries, taken as a whole, or (y) is a claim, action or Proceeding relating to the transactions contemplated hereby;

(viii) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or other applicable regulatory authorities;

(ix) (1) change its fiscal year or any material method of Tax accounting, (2) make any material Tax election that is inconsistent with past practice or change or revoke any material Tax election, (3) settle or compromise any material liability for Taxes, (4) file any material amended Tax Return or (5) take any action or fail to take any action that could create a material risk that the Partnership or any of its Subsidiaries would be treated, for U.S. federal income Tax purposes, as a corporation other than with respect to BKEP Asphalt, L.L.C., BKEP Management, Inc. and BKEP Finance Corporation, Inc.;

(x) other than in the Ordinary Course of Business, (i) incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities or intercompany credit agreements or money pool arrangements, or (ii) create any Lien on its property to secure indebtedness or any other obligation;

(xi) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, division or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law; or

(xii) agree or commit to do anything prohibited by clauses (i) through (xi) of this Section 6.2.

(c) During the period from the date of this Agreement until the Effective Time, if permitted by applicable Law and the Partnership Agreement, the General Partner shall cause the Partnership to declare and pay regular quarterly cash distributions to the holders of the Common Units and Preferred Units consistent with past practice, including with respect to setting of record dates; provided that, in no event shall the regular quarterly cash distributions declared or paid by the Partnership (i) to the holders of Common Units be less than $0.0425 per Common Unit and (ii) to the holders of Preferred Units be less than $0.17875 per Preferred Unit; provided further that, no such distributions to the holders of Common Units will be made if the Partnership’s distributable cash flow available for distributions, as calculated and publicly disclosed in accordance with recent historical practice, for any quarter following the quarter ended March 31, 2022 is less than $9,350,000 for the quarter ending June 30, 2022 and $12,100,000 for the quarter ending September 30, 2022, in each case, as adjusted by adding back transaction costs of the Partnership incurred by the Partnership during such period with respect to the transactions contemplated by this Agreement.

Section 6.3 Partnership Adverse Recommendation Change.

(a) The Partnership and the General Partner shall, and shall cause their respective Subsidiaries and the respective Representatives of each of the foregoing to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal, instruct such Persons to return or destroy all confidential information previously provided to such parties by or on behalf of the Partnership or its Subsidiaries and immediately terminate any access by any Person (other than Parent and its Representatives) to any physical or electronic data room relating to a possible Acquisition Proposal. Except as permitted by Section 6.3(d), neither the Partnership nor the General Partner shall, and the Partnership shall cause its Subsidiaries not to and shall instruct their respective Representatives not to, directly or indirectly, (i) initiate, solicit, encourage or facilitate (including by way of furnishing non-public information) or take any other action intended to lead to any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Acquisition Proposal, (iii) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement, unit exchange agreement, option agreement or similar agreement, whether written or oral, relating to an Acquisition Proposal, (iv) if any Acquisition Proposal has been made public, fail to issue a press release recommending against such Acquisition Proposal and reaffirming the Partnership Board Recommendation or (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or recommend the approval or adoption of, or approve or adopt, or propose to publicly recommend, approve or adopt, any Acquisition Proposal, or fail to recommend rejection of any tender offer or exchange offer for Units within 10 Business Days after commencement of such offer, or resolve or agree to take any of the foregoing actions.

(b) Except as permitted by this Section 6.3, the Partnership and the General Partner (acting through the GP Board or the GP Conflicts Committee or otherwise) shall not, and shall cause their respective Subsidiaries and the respective Representatives of each of the foregoing not to, directly or indirectly, (i) take any action set forth in clause (v) of Section 6.3(a) or fail to take any action required by clause (iv) of Section 6.3(a) or (ii) fail to include the Partnership Board Recommendation in the Partnership Proxy Statement (the taking of any action described in clauses (i) or (ii) being referred to as a “Partnership Adverse Recommendation Change”).

(c) Without limiting the foregoing, it is understood and agreed that (i) any violation of the restrictions set forth in Section 6.3(a) or Section 6.3(b) by the Partnership’s Subsidiaries or the Representatives of any of the Partnership, the General Partner or the Partnership’s Subsidiaries, will be deemed to be a breach of this Section 6.3 by the Partnership and the General Partner and (ii) no act or failure to act by Parent or any of its Affiliates or Representatives, and no violation caused by or at the explicit direction of Parent or any of its Affiliates or Representatives, shall be a violation or breach of this Section 6.3 by the Partnership or the General Partner.

(d) Notwithstanding anything to the contrary in this Agreement, at any time prior to the Partnership Unitholder Approval being obtained, and subject to compliance in all material respects with this Section 6.3(d), the GP Board or the GP Conflicts Committee may make a Partnership Adverse Recommendation Change:

(i) in response to an Intervening Event, if the GP Board or the GP Conflicts Committee, as the case may be, determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with (A)(1) with respect to the GP Board, its duties to the Limited Partners under applicable Law, as modified by the Partnership Agreement or (2) with respect to the GP Conflicts Committee, its duties to the Partnership Unaffiliated Common Unitholders under applicable Law, as modified by the Partnership Agreement, or (B) the Partnership Agreement;

(ii) if the GP Board or the GP Conflicts Committee, as the case may be, has provided prior written notice to Parent specifying in reasonable detail the material events giving rise to the Intervening Event at least five Business Days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are fewer than five Business Days prior to the expected date of the Partnership Unitholder Meeting, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Intervening Event Notice Period”); and

(iii) if, during the Partnership Intervening Event Notice Period, the GP Board or the GP Conflicts Committee, as the case may be, has negotiated and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate, in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with (A)(1) with respect to the GP Board, its duties to the Limited Partners under applicable Law, as modified by the Partnership Agreement or (2) with respect to the GP Conflicts Committee, its duties to the Partnership Unaffiliated Common Unitholders under applicable Law, as modified by the Partnership Agreement, or (B) the Partnership Agreement; provided, however, that the GP Board or the GP Conflicts Committee, as applicable, shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether the failure to make a Partnership Adverse Recommendation Change would be inconsistent with (A)(1) with respect to the GP Board, its duties to the Limited Partners under applicable Law, as modified by the Partnership Agreement or (2) with respect to the GP Conflicts Committee, its duties to the Partnership Unaffiliated Common Unitholders under applicable Law, as modified by the Partnership Agreement, or (B) the Partnership Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, at any time prior to the Partnership Unitholder Approval being obtained, and subject to compliance in all material respects with this Section 6.3(e), the GP Board or the GP Conflicts Committee may, in addition to Section 6.3(d), make a Partnership Adverse Recommendation Change:

(i) in response to a Superior Proposal, if the GP Board or the GP Conflicts Committee, as the case may be, determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with (A)(1) with respect to the GP Board, its duties to the Limited Partners under applicable Law, as modified by the Partnership Agreement or (2) with respect to the GP Conflicts Committee, its duties to the Partnership Unaffiliated Common Unitholders under applicable Law, as modified by the Partnership Agreement, or (B) the Partnership Agreement;

(ii) if the GP Board or the GP Conflicts Committee, as the case may be, has provided prior written notice to Parent specifying in reasonable detail the reasons for such action at least five Business Days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are fewer than five Business Days prior to the expected date of the Partnership Unitholder Meeting, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Superior Proposal Notice Period”); and

(iii) if, during the Partnership Superior Proposal Notice Period, the GP Board or the GP Conflicts Committee, as the case may be, has negotiated and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate, in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with (A)(1) with respect to the GP Board, its duties to the Limited Partners under applicable Law, as modified by the Partnership Agreement or (2) with respect to the GP Conflicts Committee, its duties to the Partnership Unaffiliated Common Unitholders under applicable Law, as modified by the Partnership Agreement, or (B) the Partnership Agreement; provided, however, that the GP Board or the GP Conflicts Committee, as applicable, shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether the failure to make a Partnership Adverse Recommendation Change would be inconsistent with (A)(1) with respect to the GP Board, its duties to the Limited Partners under applicable Law, as modified by the Partnership Agreement or (2) with respect to the GP Conflicts Committee, its duties to the Partnership Unaffiliated Common Unitholders under applicable Law, as modified by the Partnership Agreement, or (B) the Partnership Agreement.

(f) In addition to the other obligations of the Partnership set forth in this Section 6.3, the Partnership shall promptly advise Parent and the GP Board, orally and in writing, and in no event later than 48 hours after receipt, if any proposal, offer or inquiry (whether written or oral) is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership or any of its Affiliates or any of the Partnership’s or its Affiliates’ Representatives in respect of any Acquisition Proposal, and shall, in any such notice to Parent and the GP Board, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent and the GP Board reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership shall promptly provide Parent and the GP Board with copies of any additional written materials received by the Partnership and of the status of any such proposals, offers, inquiries or requests).

(g) Nothing contained in this Agreement shall prevent the Partnership or the GP Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal if the GP Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable Law; provided, that any Partnership Adverse Recommendation Change may only be made in accordance with Section 6.3(d) or Section 6.3(e). For the avoidance of doubt, a public statement that solely describes the Partnership’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Adverse Recommendation Change.

Section 6.4 Consummation of the Merger.

(a) Subject to the terms and conditions of this Agreement, Parent and Merger Sub, on the one hand, and each of the Partnership and the General Partner, on the other hand, shall cooperate with the other and use, and shall cause each of their respective Subsidiaries to use, its reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing with any applicable Governmental Authority as promptly as practicable all documentation to effect all necessary, proper or advisable filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations,

Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby.

(b) Until the Effective Time or the earlier termination of this Agreement, unless otherwise approved by the GP Board, Parent shall not (i) amend, modify or revoke the Support Agreement, or (ii) directly or indirectly (A) other than to a Subsidiary of Parent that agrees to be bound by the Support Agreement, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by distribution, by operation of Law or otherwise), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by distribution, by operation of Law or otherwise), any Units owned by Parent as of the date hereof, (B) deposit any Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect thereto that is inconsistent with this Section 6.4(b), or (C) agree (regardless of whether in writing or orally) to take any of the actions referred to in the foregoing clauses (A) or (B).

Section 6.5 Public Announcements. The initial press release or releases with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Partnership. Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by any applicable listing requirement of, or agreement with, the NASDAQ or other national securities exchange as determined in the good faith judgment of the Party proposing to make such release (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party); provided, however, that the Partnership shall not be required by this Section 6.5 to consult with any other Party with respect to public announcements in connection with a Partnership Adverse Recommendation Change but nothing in this proviso shall limit the obligations of the Partnership, the General Partner, the GP Board or the GP Conflicts Committee under Section 6.3; provided, further, that each Party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent, the Partnership or the General Partner in compliance with this Section 6.5.

Section 6.6 Access to Information. Upon reasonable advance written notice and subject to applicable Laws relating to the exchange of information, the Partnership shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, Contracts, books, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives; provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives; and provided, further, that any information received by Parent and its Representatives shall be used solely for purposes of the transactions contemplated by this Agreement and related integration and transition planning. Notwithstanding anything to the contrary in this Agreement, the Partnership shall not be required to disclose any information to Parent if such disclosure would, in the opinion of the Partnership’s legal counsel, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof; provided, however, that the Partnership shall take all reasonable measurers to disclose such information in a manner that would not jeopardize or contravene such privilege, Law, duty or contractual right.

Section 6.7 Indemnification and Insurance.

(a) From and after the Effective Time, to the fullest extent permitted under applicable Laws, Parent shall, and shall cause the Surviving Entity to, (i) indemnify and hold harmless each Indemnified Person against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding, and, upon receipt by Parent of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the General Partner immediately prior to the Effective Time, and ensure that the Organizational Documents of the Surviving Entity and the General Partner or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership and the General Partner than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against Parent, the Surviving Entity and the General Partner and their respective successors and assigns.

(b) The Surviving Entity, or Parent on behalf of the Surviving Entity, shall maintain in effect for a period of six years following the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided, that the Surviving Entity, or Parent on behalf of the Surviving Entity, may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity or Parent, as applicable, be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to 300% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity, or Parent on behalf of the Surviving Entity, shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If the Partnership or Parent, in its sole discretion elects, then, in lieu of the obligations of the Surviving Entity under this Section 6.7(b), the Partnership or Parent may (but shall be under no obligation to), prior to the Effective Time, purchase a prepaid “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided, that in no event shall the cost of such policy exceed three times the Maximum Amount.

(c) The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Parent Organizational Documents, the Organizational Documents of each of the Partnership, the General Partner, the Surviving Entity or any Subsidiary of Parent or the Partnership, any indemnification agreements, or the DLLCA or DRULPA. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives. If Parent, the Surviving Entity and/or the General Partner, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity and/or the General Partner shall assume the obligations of Parent, the Surviving Entity and the General Partner set forth in this Section 6.7.

Section 6.8 Fees and Expenses. Except as otherwise provided in Section 8.3, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the Party incurring such fees and expenses, except (a) Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the filing, printing and mailing of the Partnership Proxy Statement and the Schedule 13E-3 and (b) Parent shall pay all costs and fees of the Paying Agent.

Section 6.9 Section 16 Matters. Prior to the Effective Time, the Partnership and General Partner shall, with Parent’s and Merger Sub’s reasonable cooperation, take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Units (including derivative securities with respect to Units) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10 Termination of Trading and Deregistration. The Partnership will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable (a) the delisting of the Units from the NASDAQ and the termination of trading of the Units on the Closing Date and prior to the Effective Time and (b) the deregistration of the Units under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date.

Section 6.11 GP Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, take any action intended to cause the General Partner to, without the consent of a majority of the then existing members of the GP Conflicts Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any member of the GP Conflicts Committee, either as a member of the GP Board or the GP Conflicts Committee. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the General Partner LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.12 Performance by the General Partner. The General Partner shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership, the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership, the General Partner and their respective Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of Parent, its Affiliates or their respective duly authorized Representatives (including any Parent designees to the GP Board).

Section 6.13 Takeover Statutes. The Partnership, the General Partner and Parent shall each use their reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and (b) if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Takeover Statute on the transactions.

Section 6.14 Notification of Certain Matters. Each Party shall give prompt notice to the other Parties of (a) any fact, event or circumstance known to such Party that (i) would, individually or taken together with all other facts, events and circumstances known to it, result in any Partnership Material Adverse Effect or (ii) could cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein if such breach would result in a failure of the condition set forth in Section 7.2(a), (b) any change in the

Partnership’s financial condition or business that has resulted, or would reasonably be expected to result, in a Partnership Material Adverse Effect and (c) any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or could result in a Partnership Material Adverse Effect.

Section 6.15 Transaction Litigation. The Partnership shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Partnership, the General Partner or its respective directors relating to the Merger and the other transactions contemplated hereby, and no such settlement shall be agreed to without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.16 Tax Matters.

(a) For U.S. federal income Tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income Tax treatment), the Parties agree to treat the Merger (a) with respect to the holders of the Units (other than Units held by Parent and its Subsidiaries), as a taxable sale of their Units to Parent and (b) with respect to Parent, as a purchase by Parent of Partnership Interests from the holders of the Units (other than Units held by Parent and its Subsidiaries). The Parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

(b) The Parties shall not (and shall cause their Affiliates not to) make any change in respect of the Partnership’s methods of allocating income or deductions for federal income Tax purposes that would adversely affect the Partnership Unaffiliated Common Unitholders, including a change to the method of allocation prescribed under Section 6.2(g) of the Partnership Agreement.

(c) Parent shall bear all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, including any Taxes required to be withheld with respect to any indirect equity transfer (“Transfer Taxes”). Any Tax Returns and other filings relating to any Transfer Taxes as may be required by applicable Law shall be prepared and filed by Parent.

Section 6.17 Partnership Indebtedness. The Partnership shall use reasonable best efforts to obtain from the administrative agent under the Existing Partnership Credit Facility, and deliver to Parent no less than two Business Days prior to the Closing Date, a customary payoff letter signed by the administrative agent, (i) specifying all amounts owed under the Existing Partnership Credit Facility as of the Closing Date, as well as all other amounts required to fully pay off all of the Existing Partnership Credit Facility on the Closing Date, and (ii) agreeing that, upon receipt of the applicable payoff amount, (A) all outstanding obligations of the Partnership and any Subsidiary of the Partnership arising under or related to the Existing Partnership Credit Facility shall be repaid and discharged in full (other than contingent indemnification obligations as to which no claim has been made) and (B) all Liens and guarantees such lender or holder may have in connection therewith shall be released.

Section 6.18 Employee Matters. Parent will cooperate in good faith with the General Partner to establish a coordinated and comprehensive communications plan to explain the effect of the Merger to the employees of the General Partner, the Partnership and any of their respective Subsidiaries. Such communications plan will include information on any anticipated changes to base salaries, wage levels and other employee benefit programs that are expected to take effect in connection with the Closing. Parent will provide the General Partner and the Partnership at least two Business Days to review any proposed employee communications and will consider any comments of the General Partner and the Partnership in good faith.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Unitholder Approval. The Partnership Unitholder Approval shall have been obtained in accordance with applicable Law and the Partnership Agreement.

(b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.

(c) Regulatory Approval. Any waiting period applicable to the transactions contemplated hereby under any applicable Antitrust Law shall have been terminated or shall have expired.

Section 7.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Partnership and the General Partner contained in Section 4.2(a), Section 4.2(c) and Section 4.6 shall be true and correct in all respects, as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the General Partner contained in Section 4.3(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership and the General Partner set forth herein shall be true and correct both as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual representation or warranty, other than in Section 4.5(c) and the definition of Partnership Material Contract) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

(b) Performance of Obligations of the Partnership and General Partner. Each of the Partnership and the General Partner shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

(c) No Partnership Material Adverse Effect. Since the date of this Agreement, no Partnership Material Adverse Effect shall have occurred.

Section 7.3 Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 5.4(a) shall be true and correct in all respects, as of the date hereof and at and as of the

Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of Parent and Merger Sub set forth herein shall be true and correct as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 7.4 Frustration of Closing Conditions.

(a) Neither the Partnership nor the General Partner may rely on the failure of any condition set forth in Section 7.1 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

(b) Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Partnership and Parent duly authorized by the Parent Board and the GP Conflicts Committee, respectively.

(b) by either of the Partnership (duly authorized by the GP Conflicts Committee) or Parent:

(i) if the Closing shall not have been consummated on or before October 21, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to (A) the Partnership if the failure to satisfy such condition was due to the failure of the Partnership or the General Partner to perform and comply in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to the Closing, (B) Parent if the failure to satisfy such condition was due to the failure of Parent or Merger Sub to perform and comply in all material respects with the covenants and agreements contained in this Agreement or the Support Agreement, as applicable, to be performed or complied with by it prior to the Closing or (C) the Partnership or Parent if in the case of Parent, the Partnership or the General Partner, and in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8;

(ii) if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership or the General Partner and in the case of Parent, Parent or Merger Sub, to perform in all material respects any of its obligations under this Agreement or the Support Agreement, as applicable; or

(iii) If the Partnership Unitholder Meeting shall have concluded and the Partnership Unitholder Approval shall not have been obtained.

(c) by Parent:

(i) if the GP Conflicts Committee shall have effected a Partnership Adverse Recommendation Change unless the Partnership Unitholder Approval shall have been obtained; or

(ii) if the Partnership or the General Partner shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or the Support Agreement (or if any of the representations or warranties of the Partnership or the General Partner set forth in this Agreement or the Support Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the General Partner within the earlier of (x) 30 days following receipt of written notice from Parent of such breach or failure or (y) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the Support Agreement, as applicable.

(d) by the Partnership (duly authorized by the GP Conflicts Committee) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent or Merger Sub set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by Parent or Merger Sub within the earlier of (x) 30 days following receipt of written notice from the Partnership of such breach or failure or (y) the Outside Date; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership or the General Partner is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given by the terminating Party to the other Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 6.8, Section 6.15, this Section 8.2, Section 8.3 and Article IX, all of which (together with the applicable definitions contained in this Agreement) shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of the Parties or their respective directors, officers and Affiliates; provided, however, that no such termination shall relieve any Party hereto from (a) its obligation to pay the Parent Expense Reimbursement or the Partnership Termination Fee, as applicable, if, as and when required pursuant to Section 8.3 or (b) any liability for intentional fraud or a willful breach of any covenant or other agreement contained in this Agreement. For purposes of this Section 8.2, “willful breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the Knowledge that the taking of such act (or the failure to take such act) would (i) cause a material breach of this Agreement and (ii) prevent or materially delay the Closing. Notwithstanding the foregoing, in no event shall the General Partner or the Partnership or their respective directors, officers and Affiliates have any liability for any matter set forth in the proviso of the first sentence of this Section 8.2 for any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective duly authorized Representatives (including any Parent designees to the GP Board).

Section 8.3 Termination Fees; Expenses.

(a) In the event this Agreement is terminated (i) by Parent pursuant to Section 8.1(c)(i) (Partnership Adverse Recommendation Change), (ii) by the Partnership or Parent pursuant to Section 8.1(b)(iii) (Failed Partnership Unitholder Vote) in a case where the GP Conflicts Committee has effected a Partnership Adverse Recommendation Change, or (iii) by the Partnership pursuant to Section 8.1(b)(i) (Outside Date) and, at the time of such termination under this clause (iii), (A) the Partnership Unitholder Approval shall not have been obtained and (B) Parent would have been permitted to terminate this Agreement pursuant to Section 8.1(c)(i) (Partnership Adverse Recommendation Change), then the Partnership shall pay to Parent a termination fee equal to $5,500,000 (the “Partnership Termination Fee”) within two Business Days after the date of termination.

(b) In the event of termination of this Agreement by Parent pursuant to Section 8.1(c)(ii) (Partnership or General Partner Uncured Breach) under circumstances where the Partnership Termination Fee is not payable, then the Partnership shall promptly, but in no event later than two Business Days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonable documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $3,000,000 (the “Parent Expense Reimbursement”).

(c) Each of the parties hereto acknowledges that the Partnership Termination Fee and Parent Expense Reimbursement are not intended to be penalties, but rather are liquidated damages, in each case in a reasonable amount that will compensate the other Party, as applicable, in the circumstances in which such amounts are due and payable and which do not involve intentional fraud or willful breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall a Party be entitled to more than one payment of the Partnership Termination Fee and Parent Expense Reimbursement, as applicable, in connection with a termination of this Agreement pursuant to which such amounts are payable, and in no event shall Parent be entitled to receive both the Partnership Termination Fee and the Parent Expense Reimbursement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 or Section 8.3 upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the provisions of Article I, Article II, Article III, Section 6.7, Section 6.8, Section 6.15 and Section 6.16 and any provisions of this Agreement that contemplate performance after the Effective Time shall survive the Effective Time.

Section 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended, supplemented or modified in any and all respects, whether before or after the receipt of the Partnership Unitholder Approval, by written agreement of the Parties, by action taken or authorized by the Parent Board and the GP Board; provided, however, that the GP Board may not take or authorize any such action unless it has been approved in writing by the GP Conflicts Committee; provided, further, that after the receipt of the Partnership Unitholder Approval, there shall be no amendment or change to the provisions of this Agreement that, under applicable Law or stock exchange rule, would require further approval by the Limited Partners, unless such further approval from the Limited Partners is obtained. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or General Partner is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)), such determination, decision, approval, consent, waiver or agreement must be authorized by the GP Conflicts Committee on behalf of the General Partner.

Section 9.3 Extension of Time, Waiver, Etc.. At any time prior to the Effective Time, any Party that is the intended beneficiary of the relevant provision of this Agreement, may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party, (b) extend the time for the performance of any of the obligations or acts of any other Party, (c) waive compliance by any other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions or (d) make or grant any consent under this Agreement, provided, however, that the GP Board may not take or authorize any such action unless it has been approved in writing by the GP Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the General Partner, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that Parent or Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.6 Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Partnership Disclosure Letter, the Support Agreement and any certificates delivered by any Party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and (b) shall not confer upon any Person other than the Parties any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 6.7 and Section 9.11 and (ii) subject to Section 3.1(c), Section 3.3 and Section 3.4, the right of the holders of Units to receive the applicable Merger Consideration, or distributions in accordance with Section 3.1(i), after the Closing (a claim by the holders of Units with respect to which may not be made unless and until the Closing shall have occurred). Notwithstanding anything to the contrary in this Agreement, Section 9.11 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger. Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the Parties in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of Parent, the General Partner or the Partnership. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to any provisions relating to conflicts of laws that would result in the application of the Law of a different jurisdiction. Each of the Parties irrevocably agrees that any legal action or other Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties consents to service of process being made upon it through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such legal action or other Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any legal action relating to this Agreement or any of the transactions contemplated hereby in any court other than such courts. Each of the Parties irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action or other Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the legal action or other Proceeding in such court is brought in an inconvenient forum, (B) the venue of such legal action or other Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by any such court. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided, however, that each such Party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purposes referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purposes.

(b) EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.8 Specific Performance. Each of the Parties agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the Merger) in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept jurisdiction over such matter, any federal court sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) any Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the Parties from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.9 Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, to the Parties at the following addresses (or at such other address for a Party as specified by like notice; provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent or Merger Sub, to:

Ergon Asphalt & Emulsions, Inc.

2829 Lakeland Drive, Suite 2000

Flowood, MS 39232

Attention: Emmitte J. Haddox

Email: emmitte.haddox@ergon.com

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street, Suite 3200

Houston, Texas 77002

Attention: Joshua Davidson

                 Jamie Yarbrough

Email: joshua.davidson@bakerbotts.com

            jamie.yarbrough@bakerbotts.com

and

Watson Jones PLLC

P.O. Box 23546

Jackson, MS 39225

Attention: J. Kevin Watson

Email: kwatson@wjpllc.com

If to the Partnership or the General Partner, to:

Blueknight Energy Partners, L.P.

6060 American Plaza, Suite 600

Attention: Joel W. Kanvik

Email: jkanvik@bkep.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, Texas 75201

Attention: Doug Rayburn

                 Jonathan Whalen

Email: drayburn@gibsondunn.com

            jwhalen@gibsondunn.com

Notices will be deemed to have been received on the date of actual receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic confirmation when so delivered by email if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours.

Section 9.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.11 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, Representative or Affiliate of any Party or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 9.11 shall limit any liability of the Parties or the parties to the Support Agreement for breaches of the terms and conditions of this Agreement and the Support Agreement, as applicable.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

PARENT:

ERGON ASPHALT & EMULSIONS, INC.

By:	/s/ J. Baxter Burns, II
Name:	J. Baxter Burns, II
Title:	President

MERGER SUB:

MERLE, LLC

By:	/s/ J. Baxter Burns, II
Name:	J. Baxter Burns, II
Title:	President

PARTNERSHIP:

BLUEKNIGHT ENERGY PARTNERS, L.P.

By: Blueknight Energy Partners G.P., L.L.C., its general partner

By:	/s/ D. Andrew Woodward
Name:	D. Andrew Woodward
Title:	Chief Executive Officer

GENERAL PARTNER:

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.

By:	/s/ D. Andrew Woodward
Name:	D. Andrew Woodward
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

Execution Version

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT, dated as of April 21, 2022 (this “Agreement”), is entered into by and between Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Parent”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Merle, LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“Merger Sub”), the Partnership and Blueknight Energy Partners G.P., L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub shall merge with and into the Partnership, the separate existence of Merger Sub will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the “Merger”);

WHEREAS, as of the date hereof, Parent is the Record Holder and beneficial owner in the aggregate of, and has the right to vote and dispose of, (i) the number of common units representing limited partner interests in the Partnership (“Common Units”) and (ii) the number of Series A preferred units representing limited partner interests in the Partnership (“Preferred Units”), in each case, as set forth opposite its name on Schedule A hereto (the Common Units and the Preferred Units, collectively, the “Existing Units”);

WHEREAS, as a condition and inducement to the Partnership’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent is entering into this Agreement; and

WHEREAS, Parent acknowledges that the Partnership is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Parent set forth in this Agreement and would not enter into the Merger Agreement if Parent did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent hereby agrees as follows:

1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms that are used but not defined in this Agreement, but that are defined in the Merger Agreement, shall have the meanings ascribed to them in the Merger Agreement.

“Covered Unitholder” means Parent and each such other Person as may later become party to this Agreement as a result of becoming a Record Holder or beneficial owner of Covered Units pursuant to Section 7(a), by joinder or otherwise.

“Covered Units” means the Existing Units of which Parent is the Record Holder or beneficial owner as of the date hereof, together with any Common Units or Preferred Units of which Parent becomes the Record Holder or beneficial owner on or after the date hereof (or any Common Units or Preferred Units with respect to which any Person as may later become party to this Agreement pursuant to Section 7(a), by joinder or otherwise, if applicable, becomes the Record Holder or beneficial owner on or after the date hereof).

“GP Conflicts Committee” has the meaning ascribed thereto in the Partnership Agreement.

“Proxy Designee” means a Person designated by the GP Conflicts Committee by written notice to each of the parties hereto, which notice may simultaneously revoke the designation of any other Person as a Proxy Designee.

“Record Holder” has the meaning ascribed thereto in the Partnership Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

2. Agreement to Vote Covered Units. Prior to the Termination Date (as defined herein), each Covered Unitholder, severally and not jointly, irrevocably and unconditionally agrees that it shall at any meeting of the limited partners of the Partnership (whether annual or special and whether or not an adjourned or postponed meeting), however called and in connection with the Merger, appear at such meeting or otherwise cause the Covered Units to be counted as present thereat for purpose of establishing a quorum and vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), in person or by proxy, all Covered Units (in all manners and by each applicable class): (a) in favor of the Merger, the approval of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and (b) against any action, agreement, transaction, or proposal that is intended, would reasonably be expected, or the result of which would reasonably be expected, to impede, interfere with, delay, postpone, discourage, frustrate the purposes of, or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger. For the avoidance of doubt, no Covered Unitholder (in its capacity as a unitholder) shall be under any obligation whatsoever to require or request that the limited partners of the Partnership vote on, consent to or otherwise approve or reject any matter or issues; notwithstanding the foregoing, if any Covered Unitholder is the beneficial owner, but not the Record Holder, of any Covered Units, such beneficial owner agrees to take all actions necessary to cause the Record Holder and any nominees to vote (or execute a consent with respect to) all of such Covered Units in accordance with this Section 2.

3. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) FROM AND AFTER THE DATE HEREOF UNTIL THE TERMINATION DATE, EACH COVERED UNITHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY GRANTS TO, AND APPOINTS, D. ANDREW WOODWARD, MATTHEW R. LEWIS, JOEL W. KANVIK AND ANY OTHER PROXY DESIGNEE, EACH OF THEM INDIVIDUALLY, SUCH COVERED UNITHOLDER’S, AS APPLICABLE, PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE (OR EXERCISE A WRITTEN CONSENT WITH RESPECT TO) THE COVERED UNITS SOLELY IN ACCORDANCE WITH SECTION 2 OF THIS AGREEMENT. THIS PROXY IS IRREVOCABLE (UNTIL THE TERMINATION DATE AND EXCEPT AS TO ANY PROXY DESIGNEE WHOSE DESIGNATION AS A PROXY DESIGNEE IS REVOKED BY THE GP CONFLICTS COMMITTEE) AND COUPLED WITH AN INTEREST AND EACH COVERED UNITHOLDER SHALL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY OTHER PROXY PREVIOUSLY GRANTED BY SUCH COVERED UNITHOLDER, AS APPLICABLE, WITH RESPECT TO THE COVERED UNITS (AND EACH COVERED UNITHOLDER HEREBY REPRESENTS TO THE PARTNERSHIP THAT ANY SUCH OTHER PROXY IS REVOCABLE AND HEREBY REVOKES ANY SUCH OTHER PROXIES). EACH COVERED UNITHOLDER HEREBY AFFIRMS THAT THE IRREVOCABLE PROXY SET FORTH IN THIS SECTION

IS GIVEN IN CONNECTION WITH THE MERGER AGREEMENT, AND THAT SUCH IRREVOCABLE PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF SUCH COVERED UNITHOLDER UNDER THIS AGREEMENT.

(b) The proxy granted in this Section 3 shall automatically expire upon the termination of this Agreement.

4. No Inconsistent Agreements. Parent hereby represents, covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Units and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Units, in either case, which is inconsistent with the Unitholder’s obligations pursuant to this Agreement.

5. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) at the election of a Covered Unitholder in the event that the GP Conflicts Committee makes a Partnership Adverse Recommendation Change and (d) the mutual written agreement of the parties hereto to terminate this Agreement (provided that any decision on behalf of the Partnership to terminate this Agreement pursuant to this clause (d) shall be made only by the GP Conflicts Committee) (such earliest date being referred to herein as the “Termination Date”); provided that the provisions set forth in Sections 13 to 18 (and any related definitional provisions) shall survive the termination of this Agreement; provided further that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement. Upon termination of this Agreement in accordance with the foregoing provisions of this Section 4, none of the Covered Unitholders shall have any further obligations or liabilities hereunder, except as provided in the immediately preceding sentence.

6. Representations and Warranties of each Covered Unitholder. Each Covered Unitholder, severally (but not jointly) and making representations only as to itself, hereby represents and warrants to the Partnership as follows:

(a) Such party is the Record Holder and beneficial owner of, and has good and valid title to, its respective Covered Units, free and clear of Liens other than as created by this Agreement, the Merger Agreement or arising under generally applicable securities Laws. Such party has voting power, power of disposition, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Units. As of the date hereof, other than the Covered Units and indirect ownership of the General Partner, such party is not the Record Holder and does not own beneficially any (i) units or voting securities of the Partnership, (ii) securities of the Partnership convertible into or exchangeable for units or voting securities of the Partnership or (iii) options or other rights to acquire from the Partnership any units, voting securities or securities convertible into or exchangeable for units or voting securities of the Partnership. The Covered Units are not subject to any voting trust agreement or other contract to which such party is a party restricting or otherwise relating to the voting or Transfer of the Covered Units. Such party has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Units, except as contemplated by this Agreement.

(b) Such party is duly organized, validly existing and in good standing under the Laws of the State of Mississippi, or such other Laws of its jurisdiction, and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such party, the performance by such party of its obligations hereunder and the consummation by such party of the transactions contemplated hereby have been duly and validly authorized by such party and no other actions or proceedings on the part of such party are necessary to authorize the execution and delivery by such party of this Agreement, the performance by such party of its obligations hereunder or the consummation by such party of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such party and, assuming due authorization, execution and delivery by the Partnership, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such party for the execution, delivery and performance of this Agreement by such party or the consummation by such party of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such party nor the consummation by such party of the transactions contemplated hereby nor compliance by such party with any of the provisions hereof will (A) conflict with or violate, any provision of the Organizational Documents of such party, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such party pursuant to, any contract to which such party is a party or by which such party or any property or asset of such party is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such party or any of such party’s properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of such party to perform its obligations hereunder.

(d) As of the date of this Agreement, there is no action, suit, investigation, complaint or other proceeding pending against such party or, to the actual knowledge of such party, any other Person or, to the actual knowledge of such party, threatened against such party or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the Partnership from exercising its rights under this Agreement or the performance by such party of its obligations under this Agreement.

(e) Such party understands and acknowledges that the Partnership is entering into the Merger Agreement in reliance upon such party’s execution and delivery of this Agreement and the representations and warranties of such party contained herein.

(f) Such party acknowledges that it is a sophisticated party with respect to the Covered Units and has adequate information concerning the business and financial condition of the Partnership to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and based on such information as Unitholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.

7. Certain Covenants of each Covered Unitholder. Each Covered Unitholder, severally (but not jointly) hereby covenants and agrees, in each case, only on its own behalf as follows, in each case except as otherwise approved in writing by the Partnership:

(a) Prior to the Termination Date, and except as contemplated hereby, such party shall not (i) Transfer, or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Units or beneficial ownership or voting power thereof or therein (including by operation of law), (ii) grant any proxies or powers of attorney, deposit any Covered Units into a voting trust or enter into a voting agreement with respect to any Covered Units or (iii) knowingly take any action that would make any representation or warranty of such party contained herein untrue or incorrect or have the effect of preventing or disabling such party from performing its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, such party may Transfer any or all of the Covered Units, in accordance with applicable Law, to any Affiliate of Parent; provided that prior to and as a condition to the effectiveness of such Transfer, each Person to whom any of such Covered Units or any interest in any of such Covered Units is or may be Transferred shall have executed and delivered to the Partnership a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement as if such Person were a party with the obligations of a Covered Unitholder. Any Transfer in violation of this provision shall be void.

(b) Prior to the Termination Date, in the event that such party becomes the Record Holder or acquires beneficial ownership of, or the power to vote or direct the voting of, any additional Common Units or Preferred Units, such Covered Unitholder shall promptly notify the Partnership of such acquisition of Common Units or Preferred Units, and such Common Units or Preferred Units shall, without further action of the parties, be deemed Covered Units and subject to the provisions of this Agreement, and the number of Common Units or Preferred Units held by such party set forth on Schedule A hereto shall be deemed amended accordingly and such Common Units or Preferred Units shall automatically become subject to the terms of this Agreement.

8. Transfer Agent. Each Covered Unitholder hereby authorizes the Partnership to notify the Partnership’s transfer agent that there is a stop transfer order with respect to all Covered Units (and that this Agreement places limits on the voting and Transfer of such Covered Units); provided, however, the Partnership shall further notify the Partnership’s transfer agent to lift and vacate the stop transfer order with respect to the Covered Units on the Termination Date.

9. Unitholder Capacity. This Agreement is being entered into by each Covered Unitholder solely in its capacity as a holder of Common Units or Preferred Units, and nothing in this Agreement shall restrict or limit the ability of such Covered Unitholder or any of its respective Affiliates or any employee thereof who is a director or officer of the Partnership to take any action in his or her capacity as a director or officer of the Partnership to the extent specifically permitted by the Merger Agreement.

10. Disclosure. Each Covered Unitholder hereby authorizes the Partnership to publish and disclose in any announcement or disclosure required by the SEC and in the Partnership Proxy Statement and the Schedule 13E-3 such party’s identity and ownership of the Covered Units and the nature of such party’s obligations under this Agreement.

11. Non-Survival of Representations and Warranties. The representations and warranties of each Covered Unitholder contained herein shall not survive the Termination Date or the closing of the transactions contemplated hereby and by the Merger Agreement.

12. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto and otherwise as expressly set forth herein; provided that the Partnership may not amend this Agreement unless it has been approved in writing by the GP Conflicts Committee.

13. Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

(i)	If to Parent (or any other Covered Unitholder):

Ergon Asphalt & Emulsions, Inc.

2829 Lakeland Drive, Suite 2000

Flowood, MS 39232

Attention: Emmitte J. Haddox

Email: emmitte.haddox@ergon.com

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, TX 77002

Attention: Joshua Davidson

                 Jamie Yarbrough

Email: joshua.davidson@bakerbotts.com

            jamie.yarbrough@bakerbotts.com

and

Watson Jones PLLC

P.O. Box 23546

Jackson, MS 39225

Attention: J. Kevin Watson

Email: kwatson@wjpllc.com

(ii)	If to the Partnership:

Blueknight Energy Partners, L.P.

6060 American Plaza, Suite 600

Attention: Joel W. Kanvik

Email: jkanvik@bkep.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, Texas 75201

Attention: Doug Rayburn

Jonathan Whalen

Email: drayburn@gibsondunn.com

jwhalen@gibsondunn.com

Notices shall be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified above or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

15. Entire Agreement. This Agreement and the Merger Agreement (including the Exhibits and Schedules thereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

16. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of all other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that the Partnership may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of the Partnership, and Parent may Transfer any or all of the Covered Units in accordance with Section 7(a); provided further that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

18. Other Miscellaneous Provisions. The provisions of Sections 9.5, 9.7, 9.8, 9.10 and 9.11 of the Merger Agreement shall be incorporated into this Agreement, mutatis mutandis, except for such changes as are required to comply with applicable Law.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Partnership and Parent have caused to be executed or executed this Agreement as of the date first written above.

PARENT

ERGON ASPHALT & EMULSIONS, INC.

By:	/s/ J. Baxter Burns, II
Name:	J. Baxter Burns, II
Title:	President

SIGNATURE PAGE TO SUPPORT AGREEMENT

PARTNERSHIP

BLUEKNIGHT ENERGY PARTNERS, L.P.

By: Blueknight Energy Partners G.P., L.L.C., its general partner

By:	/s/ D. Andrew Woodward
Name:	D. Andrew Woodward
Title:	Chief Executive Officer

SIGNATURE PAGE TO SUPPORT AGREEMENT

SCHEDULE A

Unitholder	Common Units	Preferred Units
Parent	2,745,837	20,801,757

Schedule A

Annex C

April 21, 2022

The Conflicts Committee of the Board of Directors of

Blueknight Energy Partners G.P. L.L.C.

6060 American Plaza, Suite 600

Tulsa, Oklahoma 74135

Members of the Conflicts Committee of the Board of Directors:

We understand that Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), proposes to enter into an Agreement and Plan of Merger, dated as of April 21, 2022 (the “Agreement”), by and among the Partnership, Blueknight Energy Partners G.P. L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Parent”), and Merle, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Agreement, Merger Sub will merge with and into the Partnership, with the Partnership being the surviving entity (the “Merger”). As a result of the Merger, each Common Unit (as defined in the Agreement) of the Partnership (each, a “Common Unit”), other than Common Units owned by Parent or its subsidiaries, will be converted into the right to receive $4.65 per unit in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

The Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner has asked us whether, in our opinion, as of the date hereof, the Consideration to be received by the Partnership Unaffiliated Common Unitholders pursuant to the Agreement is fair, from a financial point of view, to the Partnership Unaffiliated Common Unitholders. For purposes of this opinion, “Partnership Unaffiliated Common Unitholders” means holders of Common Units other than Parent, the General Partner and their respective Affiliates (as defined in the Agreement).

In connection with rendering our opinion, we have, among other things:

(i)

reviewed certain publicly available historical operating and financial information relating to the Partnership that we deemed relevant, including as set forth in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021 and certain of the Partnership’s Current Reports on Form 8-K, in each case as filed with or furnished to the Securities and Exchange Commission;

(ii)

reviewed certain projected financial data relating to the Partnership prepared and furnished to us by management of the Partnership, as approved for our use by management of the Partnership (the “Forecasts”);

(iii)

discussed with management of the Partnership its assessment of the past and current operations of the Partnership, the current financial condition and prospects of the Partnership, and the Forecasts (including management’s views on the risks and uncertainties of achieving the Forecasts);

(iv)	reviewed the reported prices and the historical trading activity of the Common Units;

(v)	performed discounted cash flow analyses for the Partnership based on the Forecasts and other data provided by management of the Partnership;

(vi)	performed discounted distribution analyses for the Partnership utilizing projected distributions and other data provided by management of the Partnership;

(vii)	compared the financial performance of the Partnership and its stock market trading multiples with those of certain other publicly traded partnerships that we deemed relevant;

(viii)	compared the financial performance of the Partnership and the valuation multiples relating to the Merger with the financial terms of certain other transactions that we deemed relevant;

(ix)	reviewed the financial terms and conditions of the draft, dated April 21, 2022, of the Agreement; and

(x)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Partnership that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Partnership as to the future financial performance of the Partnership and the other matters covered thereby. We express no view as to the Forecasts or the assumptions on which they are based.

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Agreement will not differ from the draft Agreement reviewed by us, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition.

We have not conducted a physical inspection of the properties or facilities of the Partnership and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Partnership, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Partnership under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the Partnership Unaffiliated Common Unitholders, from a financial point of view, of the Consideration to be received pursuant to the Agreement. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership, or any class of such persons, whether relative to the Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Partnership, nor does it address the underlying business decision of the Partnership to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Units or any business combination or other extraordinary transaction involving the Partnership. Our opinion does not constitute a recommendation to the Conflicts Committee or to any other persons in respect of the Merger, including as to how any holder of Common Units should vote or act in respect of the Merger. We are not expressing any opinion as to the prices at which the Common Units will trade at any time or as to the potential effects of volatility in the credit, financial and stock markets on the Partnership or the Merger. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Partnership and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Conflicts Committee in connection with the Merger and have received retainer fees for our services and will receive additional fees, a portion of which is payable upon rendering this opinion and a portion of which is contingent upon the consummation of the Merger. The Partnership has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Partnership and we have not received any compensation from the Partnership during such period. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Parent and we have not received any compensation from the Parent during such period. We may provide financial advisory or other services to the Partnership and the Parent in the future, and in connection with any such services we may receive compensation.

Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Partnership, the Parent and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Partnership or the Parent.

Our financial advisory services and this opinion are provided for the information and benefit of the Conflicts Committee (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Partnership may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Partnership to its unitholders relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Partnership Unaffiliated Common Unitholders pursuant to the Agreement is fair, from a financial point of view, to the Partnership Unaffiliated Common Unitholders.

Very truly yours,
EVERCORE GROUP L.L.C.

By:	/s/ Raymond B. Strong III
Raymond B. Strong III
Senior Managing Director

PRELIMINARY PROXY MATERIALS-SUBJECT TO COMPLETION

BLUEKNIGHT ENERGY PARTNERS, L.P.

PROXY FOR SPECIAL MEETING OF UNITHOLDERS ON AUGUST ___, 2022

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.

The undersigned hereby appoints D. Andrew Woodward, Matthew R. Lewis and Joel W. Kanvik, and each of them, with full power of substitution and power to act alone, as proxies to vote all the Units which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Unitholders of Blueknight Energy Partners, L.P., to be held August ___, 2022 at 6060 American Plaza, Suite 600, Tulsa, Oklahoma 74135, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF UNITHOLDERS OF

BLUEKNIGHT ENERGY PARTNERS, L.P.

August __, 2022

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your units in person by attending the Special Meeting of Unitholders.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.astproxyportal.com/ast/15495/
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS OF BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C. RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

FOR	AGAINST	ABSTAIN

1.  Approval of the Agreement and Plan of Merger, dated as of April 21, 2022 (the “Merger Agreement”), by and among Ergon Asphalt & Emulsions, Inc. (“Parent”), Merle, LLC (“Merger Sub”), Blueknight Energy Partners, L.P. (the “Partnership”), and Blueknight Energy Partners G.P., L.L.C. (the “General Partner”), and the merger of Merger Sub with and into the Partnership, with the Partnership surviving as a wholly owned subsidiary of Parent (the “Merger”).

☐	☐	☐

2.  Approval of the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and the Merger, at the time of the Special Meeting.

☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting. This proxy when properly executed will be voted as directed herein by the undersigned unitholder. If no direction is made, this proxy will be voted FOR Proposal 1 and Proposal 2. If a direction is made to vote AGAINST Proposal 1, this proxy will only be voted FOR Proposal 2 if such direction is made for Proposal 2.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Unitholder	Date:	Signature of Unitholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.